                                                                  Exhibit 10.422

                           PURCHASE AND SALE AGREEMENT

     THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into as of the 2nd day of November, 2004, by and among Zurich Towers, Inc an Illinois corporation ("SELLER"), having its principal office and place of business at 1400 E. American Lane, Schaumburg, Illinois, 60196 and Inland Real Estate Acquisitions, Inc. ("BUYER"), an Illinois corporation or its affiliated designee, having an office at 2901 Butterfield Road, Oak Brook, Illinois 60523.

                                    RECITALS

          A. Seller is the owner of fee simple title to the land and improvements known as 1400-1450 E. American Lane, Schaumburg, Illinois more particularly identified on EXHIBIT A hereto.

          B. Seller desires to sell the Property (as hereinafter defined) to Buyer, and Buyer desires to acquire the Property from Seller, upon and subject to the terms and conditions of this Agreement.

          C. At the Closing (as hereinafter defined), Buyer is to lease the Property to Seller's affiliate pursuant to the Lease Agreement attached as EXHIBIT B hereto (the "LEASE").

     NOW THEREFORE, in consideration of and in reliance upon the above Recitals, the terms, covenants and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

     1.   SALE OF PROPERTY

     Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, the following described property (individually or collectively as the context may require, the "PROPERTY");

          A. that certain tract of real estate described in EXHIBIT A, together with all and singular the easements, covenants, agreements, rights, privileges, tenements, hereditaments and appurtenances thereunto now or hereafter belonging or appertaining thereto and all right, title and interest of Seller (whether now or hereafter existing) in and to any land lying in the bed of any street, alley, road or avenue (whether open, closed or proposed) within, in front of, behind or otherwise adjoining the Land or any of it (collectively, the "LAND"); and

          B. all of the buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land, including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, landscaping, roadways, sidewalks and security devices (collectively, the "IMPROVEMENTS") (the Land and Improvements being collectively referred to as the "PROPERTY"); and

          C. all fixtures, equipment, machinery, maintenance vehicles and tools used in connection with the operation of the Property;

          D. to the extent assignable, all licenses, permits and approvals of any governmental authority and contracts pertaining to the use, operation and maintenance of the Property, to the extent of Seller's rights therein (the "CONTRACTS");

          E. All existing guaranties and warranties (including, without limitation, manufacturers' warranties relating to the Improvements) (the "WARRANTIES"), all site plans, surveys, engineering and architectural drawings, plans, specifications, landscaping plans and studies relating to the Land and/or Improvements (collectively, the "PLANS AND STUDIES");

          F. All books, records, keys and other materials used in connection with Seller's ownership or interest in any of the above (collectively, the "RECORDS"); and

          G. Any other assignable rights affecting the Land and Improvements that are necessary for the use, ownership, operation or maintenance of the Property.

     Notwithstanding anything contained in this Article 1 Seller is not conveying or agreeing to convey to Buyer the following items which are excluded from the Property under this Agreement: any and all business equipment, furniture, furnishings, supplies and other personally of a non-permanent nature located within the Property (but not constituting Fixtures) owned by Seller or any affiliate or lessee (collectively, the "EXCLUDED PROPERTY").

     2.   PURCHASE PRICE

     The purchase price for the Property is $138,000,000.00 (the "PURCHASE PRICE") which shall be paid as follows:

          A. $2,500,000 upon the execution and delivery of this Agreement by Seller and Buyer by delivering to Chicago Title Insurance Company (the "Title Company"), as escrow agent, by wire transfer in immediately available federal funds, to the account provided by Title Company, the proceeds of which shall be held in escrow on the terms and condition set forth in Section 10 hereof, and $2,400,000 of which shall be the "Downpayment". From the $2,500,000.00, $100,000 shall be immediately wire transferred by the Title Company to Seller (to an account provided by Seller). Notwithstanding anything herein to the contrary, said $100,000 is not a part of the Downpayment, shall be non-refundable under all circumstances (except if Seller defaults under this Agreement and Buyer terminates the Agreement, in which case the $100,000 shall be returned to Buyer), and shall be and remain (subject to the foregoing) the property of Seller. At Closing, (if it occurs), said $100,000 shall be applied to the Purchase Price; and

          B. The balance, at Closing, by immediately available federal funds wire transferred to an account or accounts designated by Seller in writing to Buyer.

     3.   DUE DILIGENCE

          Buyer acknowledges that Seller has engaged (i) Wiss, Janney, Elstner Associates, Inc. to do a structural assessment of the Improvements (the "Structural Report"), (ii) URS Corporation to do a phase one environmental site assessment update (the "ESA"), (iii) Gremley & Biedermann to provide an ALTA/ACSM land title survey (the "Survey"), and (iv) Environmental Systems Design, Inc. to provide a mechanical, electrical, plumbing and fire protection study with respect to the Improvements (the "MEP Report"). Buyer hereby specifically acknowledges receipt of the engagement letters by which each of the foregoing consultants has been retained and approves the scope of work covered by such engagement letters and the specific vendor providing each of the services set forth herein, except that the Survey Certification shall contain (in addition to what is called for in the engagement letter for the Survey) ALTA Table A items 7(b)(i) and 13 and shall also contain Certification 6 (to the extent of zoning information of which the Surveyor is made aware).

          A.   TITLE

          (1) Buyer shall have ten (10) calendar days from receipt of the Survey and a title commitment, together with copies of all underlying exceptions referenced therein (the "Title Commitment") from the Title Company to approve the condition of title to the Property including, without limitation, all exceptions, liens, encumbrances, easements, rights of way, survey exceptions, conditions, covenants, restrictions and matters of record. All matters set forth on the Title Commitment and/or the Survey shall be deemed Permitted Exceptions unless, within ten (10) calendar days after receipt of the Title Commitment and Survey Buyer provides reasonable objection to any item set forth in the Survey or Title Commitment. Buyer hereby acknowledges receipt of the Title Commitment and underlying exceptions.

          (2) Buyer shall have no right to terminate this Agreement or fail to close if at Closing the Title Company can issue a title policy (the "Title Policy") insuring ownership in Buyer and subject only to the Permitted Exception and such other exceptions that are reasonably acceptable to Buyer. Buyer shall, at its election, obtain an update to the Title Commitment prior to the Closing to confirm the condition of title.

     Any encumbrance or defect disclosed on any update, amendments, or supplement to the Title Commitment not set forth on the Title Commitment and not reasonably objected to by Buyer within the earlier of (i) two (2) business days after receipt of such supplement, update or amendment, or (ii) the scheduled Closing Date, shall be deemed waived as objections to title and shall be deemed Permitted Exceptions; provided however, in no event shall Buyer be deemed to accept any exception to title which Seller must remove or otherwise satisfy pursuant to the terms of this Agreement. Any mortgage affecting the Property shall be paid at or prior to Closing.

          (3) Upon receipt of a timely notice of objection to title by Buyer pursuant to the preceding paragraphs, Seller may, but shall not be obligated to, adjourn the Closing for a period or periods, in the aggregate, not to exceed thirty (30) days for the purpose of removing such liens, encumbrances, interests or other matters to which Buyer has properly objected. Except as provided herein to the contrary, (including Seller's obligation to pay all mortgages affecting the property) nothing contained in this Agreement shall be construed to require Seller to incur any expense in excess of $100,000, or to take any action or commence any proceeding to remove any such liens, encumbrances, interests or other matters or to otherwise render Seller's title marketable or insurable. In the event that Seller elects not to remove any such liens, encumbrances, interests or other matters affecting title and which would have an adverse effect on the value of the Property, but not set forth on the Title Commitment, or otherwise fails to convey title to the Property in accordance with the provisions of this Agreement, it being agreed that, except as provided herein to the contrary, Seller is not required to remove objections to title, this Agreement shall terminate in which case the sole obligation of Seller shall be to instruct Escrow Agent to return the Downpayment, together with any accrued interest thereon, to Buyer, and, upon such payment and such return, this Agreement shall be of no further force and effect, neither party shall have any further rights or obligations hereunder (except for those provisions specifically stated to survive), and the lien, if any, on the Property which may have been created by the delivery of the Downpayment and any other sums which may be paid on account of this Agreement shall wholly cease.

          (4) The existence of mortgages, liens or encumbrances, other than the Permitted Exceptions, which Seller elects to remove, shall not be objections to title provided that properly executed instruments, in recordable form, necessary to satisfy the same are delivered to the Title Company or its agent, at the Closing, together with any recording or filing fees required in connection therewith, and the Title Company agrees to "omit" such mortgage, lien or encumbrance. Any such mortgages, liens and encumbrances may be paid out of the cash consideration to be paid by Buyer and, if a request is made in writing at least one (1) business day prior to the Closing, Buyer agrees to provide at the Closing separate official bank or certified checks, or separate wire transfers, in such amounts and payable to such parties as requested to facilitate the satisfaction of any such mortgages, liens or encumbrances and credited against the Purchase Price. Notwithstanding anything contained herein to the contrary, Seller shall pay and remove all mortgages and other voluntary liens placed on the Property by Seller that affect the Property.

     In lieu of satisfying any liens or encumbrances required to be satisfied under this Agreement, Seller may, at its option, either deposit with the Title Company such sum of money or deliver to the Title Company such affidavits and certificates as may be determined by the Title Company as being sufficient to induce the Title Company, without additional premium (unless paid by Seller), to insure Buyer's title without exception therefor or to affirmatively insure against collection out of the Properties by reason thereof.

          B.   INSPECTIONS

          (1) Buyer acknowledges that except as set forth in this subsection B, Buyer has had the full opportunity to examine the Property, its physical and environmental condition, the Lease, all agreements, laws, rules and regulations affecting the foregoing and all other elements of the Property and is familiar and satisfied with all of the foregoing. Seller makes no representation or warranty with regard to the accuracy, completeness or validity of any document now or hereafter delivered to Buyer, except that all documents delivered to Buyer to which Seller is a signatory are true, correct and complete copies, to Seller's knowledge. Seller has not made and does not make any representations as to zoning, compliance with laws, the physical condition (including, without limitation, the environmental condition), structure, expenses, value of the Land, value of the Improvements, the adequacy or fitness for use of any mechanical equipment or any other matter affecting or related to the Property or this transaction, which might be pertinent in considering the purchase of the Property or the entering into of this Agreement, except as specifically set forth in this Agreement, and Buyer hereby expressly acknowledges that no such representations have been made, and Buyer further acknowledges that it has inspected the Property and agrees to take the same "AS IS," in such condition as the same may be in on the date hereof, including reasonable wear and tear to the Closing Date. Seller is not and will not be liable or bound in any manner by expressed or implied warranties, guaranties, promises, statements, representations or information pertaining to the Property made or furnished by any real estate broker, agent, employee, servant or other person representing or purporting to represent Seller, unless the same are specifically set forth in this Agreement. All understandings and agreements heretofore had between the parties hereto are merged in this Agreement which alone fully and completely expresses their agreement, and the same has been entered into after full investigation, neither party relying upon any statement or representation not embodied in this Agreement, made by or on behalf of the other. No warranty or representation contained in this Agreement shall survive the Closing unless specifically stated herein so to survive.

          (2) Buyer shall have ten (10) calendar from receipt of the ESA to provide notice to Seller of Buyer's reasonable rejection of the environmental condition of the Property as set forth in said report. Silence shall be deemed Buyer's acceptance of the condition of the Property. In the event Buyer reasonably objects to the environmental condition of the Property as set forth in said report and provides timely notice thereof to Seller, this Agreement shall terminate as of the date of Seller's receipt of said notice and be of no further force or effect and all obligations of Seller and Buyer hereunder shall terminate (except those which expressly survive), and Seller shall cause the Downpayment to be returned to Buyer.

          (3) Buyer shall have ten (10) calendar days after receipt of the Structural Report and the MEP Report to provide notice to Seller of Buyer's reasonable rejection of the physical condition of the Improvements as set forth in either of said reports. Silence shall be deemed Buyer's approval of the physical condition of the Improvements. In the event Buyer reasonably objects to the physical condition of the Improvements as set forth in either of said reports, and provides timely notice thereof to Seller (which notice shall state with specificity the reasons for such objection), then, subject to the following paragraph, the Agreement shall terminate and be of no further force or effect, Seller shall cause the Downpayment to be returned to Buyer, and all obligations of the parties hereto shall terminate (except those obligations which are expressly stated to survive).

          (4) Notwithstanding the foregoing, in the event Buyer does not accept the condition of the Property as set forth in the Structural Report or the MEP Report, Buyer shall set forth with specificity its reasons for rejecting either of said reports. Seller shall have five (5) days after receipt of such notice of rejection to deliver to Buyer a letter from the lessee under the Lease, confirming lessee's agreement with results of the report, and as objected to by Buyer, and agreeing that lessee shall promptly undertake all repairs required to remedy the problem set forth is such report. In such event, this Agreement shall remain in full force and effect and the parties proceed to Closing. In the event Seller fails to provide such notice, this Agreement shall terminate as set forth above.

          C.   APPRAISAL

          (1) Buyer shall have until November 15, 2004 to obtain at its sole cost expense, an appraisal of the Property from an appraiser reasonably acceptable to Seller. In the event Buyer receives (and delivers to Seller) an appraisal from an appraiser reasonably acceptable to Seller by November 15, 2004 which reflects a Fair Market Sales Value (as defined in the Lease but taking into consideration the Lease), for the Property less than 95% of the Purchase Price, Buyer shall have the right to terminate this Agreement and receive a refund of its Downpayment unless, within ten (10) days of receipt of said appraisal Seller agrees to reduce the Purchase Price to an amount equal to 105% of such appraised value of the Property, as leased. Seller shall be under no obligation to make such an adjustment.

          (2) In the event Buyer does not receive an appraisal by the date set forth herein, or receives such report but fails to object thereto by the date set forth herein, Buyer shall be deemed to irrevocably waive its right to terminate this Agreement arising out of the terms of any appraisal, and shall proceed to Closing. Buyer specifically acknowledges that it has no right to terminate this Agreement except as specifically set forth herein. If the appraisal reflects a Fair Market Sales Value (taking into consideration the Lease) of at least 95% of the Purchase Price, Buyer shall have no right to object thereto, and the Agreement shall continue in full force and effect and Buyer shall proceed to Closing.

If the appraisal does reflect a Fair Market Sales Value less than 95% of the Purchase Price (taking into consideration the Lease), and Buyer timely objects thereto and Seller does not agree to reduce the Purchase Price, as set forth above, this Agreement shall terminate and be of no further force or effect, Seller shall cause the Downpayment to be returned to Buyer, and all obligations of Buyer and Seller shall terminate (except for those obligations which are expressly stated to survive).

          D. Seller agrees to provide reasonable access to the Property to Buyer and its permitted consultants, upon reasonable prior notice, and subject to the rights of all occupants and tenants in possession. In no event shall Buyer or its consultants have any right to perform any invasive test on, in or under the Property, or unreasonably disturb the operation of the Property or of its tenants and occupants.

     4.   CLOSING

          A.   CLOSING DATE

     The closing (the "CLOSING") of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the conveyance of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur on November 30, 2004 (the "CLOSING DATE") at a location to be reasonably agreed to by the parties.

          B.   CLOSING DOCUMENTS

          (1) SELLER. At the Closing, Seller shall execute and deliver to Buyer (or otherwise deliver or cause to be delivered to Buyer) the following documents (originals, acknowledged and in recordable form, where applicable) for the Property:

               (a) a special warranty deed ("Deed") subject only to the Permitted Exceptions, sufficient to transfer and convey to Buyer fee simple title to the applicable Property as required by this Agreement, with covenants against grantor's acts,

               (b) a bill of sale, sufficient to transfer to Buyer title to personal property and containing a warranty that such property is owned by Seller free and clear of all liens, but containing no other representations or warranties;

               (c) to the extent in such Seller's possession or control, any and all building plans, surveys, site plans, engineering plans and studies, utility plans, landscaping plans, development plans, specifications, and all other similar documentation concerning all or any part of the Property (but such items shall be retained by Seller and used by lessee pursuant to the Lease);

               (d) any bonds, warranties or guaranties which are in any way applicable to the Property, including without limitation, those from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Improvements or systems (but such items shall be retained by Seller and used by lessee pursuant to the Lease);

               (e) affidavits or indemnities sufficient to delete any exceptions for parties in possession and mechanics' or materialmen's liens from the Title Policy, and such other customary affidavits or indemnities relating to the Title Policy as the Title Company may reasonably request;

               (f) such evidence of Seller's authority, existence and standing, sufficient to delete any exception to the Title Policy on account of Seller's authority, existence and standing;

               (g) a Seller's affidavit, stating, under penalty of perjury, Seller's U.S. taxpayer identification number and that Seller is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code and similar form required under any state law; and

               (h) any and all transfer tax forms required by any state or local law, executed by Seller

               (i)  four originals of the Lease, executed by Seller's affiliate;

               (j) four originals of a subordination, non-disturbance and attornment agreement in a form reasonable acceptable to Seller, and to the extent requested by Buyer;

               (k) four originals of a Memorandum of Lease relating to the Lease, in form and content reasonably acceptable to Seller;

               (l)  the estoppel certificate in the form required by the Lease;
     and

               (m) all other documents reasonably required by Buyer in order to effect the conveyance, transfer and assignment of the Property to Buyer pursuant to the terms hereof.

     (2)  BUYER. At the Closing, Buyer shall deliver or cause to be delivered to
Seller:

               (a)  the Purchase Price as required pursuant to SECTION 2 hereof;

               (b) executed counterparts of the documents listed in Section 4(B)(i) hereof that are required to be signed by Buyer, including, without limitation, under Section 4B(h), (i) (j), and (k); and

               (c) such evidence of Buyer's authority, existence and good standing as Seller reasonably requests, and

               (d) all other documents reasonably required by Seller in order to effect the transaction contemplated herein.

          C.   SELLER CLOSING COSTS

     Seller shall be responsible for: (i) any and all transfer taxes due in connection with the transfer of the Property to Buyer; (ii) all documentary stamps, intangible and sales taxes as well as any other taxes or charges due in connection with the transactions contemplated hereby; (iii) all costs necessary to deliver title to the Property in accordance with the terms of this Agreement, including the premium for the Title Policy and endorsement charges; (iv) all survey costs for a current ALTA survey; (v) Seller's fees for its attorneys and consultants, including for preparation of the ESA, Structural Report and MEP Report; and (vi) the brokerage commission due to the Broker (as hereinafter defined) pursuant to a separate written agreement between Seller and the Broker.

          D.   BUYER'S COSTS

     Buyer shall be responsible for: (i) Buyer's inspections, appraisal and Buyer's other due diligence costs; (ii) Buyer's fees for its attorney and consultants; and (iii) all costs arising out of Buyer's financing of any portion of the Purchase Price, including, without limitation, mortgage taxes and recording costs, title premiums, lender, trustee and servicer costs and fees, costs to record the Memorandum of Lease, debt placement fees and independent director fees.

          E. LEASE. At the Closing, Buyer shall lease the Property to Seller's affiliate and Seller's affiliate shall lease the Property from Buyer pursuant to the terms of the Lease. Seller agrees to cause its affiliate to execute and deliver the Lease, and Buyer agree to execute and deliver the Lease, at the Closing with a guaranty from the parent rated company.

          F. APPORTIONMENTS. All taxes, assessments, utility charges (but not utility deposits, what shall remain Seller's property), costs under any service or maintenance contracts and rents shall be apportioned as of the closing. All costs to be Buyers's based on such apportionment shall become the responsibility of lessee under the Lease.

     5.   REPRESENTATIONS AND WARRANTIES

          A. Seller represents and warrants that the following are true, complete and correct:

          (1) DUE ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing in the State of Illinois and qualified to do business in, and in good standing, in the State of Illinois. Seller has the corporate power and authority to conduct its business as now conducted, to sell the Property and to enter into and perform its obligations under this Agreement and the documents to be delivered hereby to which it is or is to become a party ("Operative Documents").

          (2) DUE AUTHORIZATION; NO CONFLICT. Each of the Operative Documents to which Seller is a party has been duly authorized by all necessary corporate action on the part of Seller and has been duly executed and delivered by Seller, and the execution, delivery and performance thereof by Seller will not, (i) require any approval of the stockholders of Seller or any approval or consent of any trustee or holder of any indebtedness or obligation of Seller, other than such consents and approvals as have been obtained, (ii) contravene any law binding on Seller or (iii) contravene or result in any breach of or constitute any default under Seller's charter or by-laws or other organizational documents, or any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound.

          (3) GOVERNMENTAL ACTIONS, All governmental action required in connection with the execution, delivery and performance by Seller of the Operative Documents to which it is a party has been or will have been obtained, given or made.

          (4) ENFORCEABILITY. Each of the Operative Documents to which Seller is or is to become a party constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, moratorium, fraudulent conveyance, insolvency, equitable principles or other similar laws affecting the enforcement of creditors' rights in general.

          (5) BANKRUPTCY, No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Seller, and Seller has not made a general assignment for the benefit of creditors.

          (6) TAX FILINGS. All tax returns and reports of Seller required by law to be filed with respect to the Property have been duly filed, and all taxes, interests and penalties assessed by any governmental authority upon the Property or Seller (with respect to the Property), which are due and payable, have been paid, except to the extent being contested in good faith by the Seller, or except to the extent failure to so file or pay such taxes would not have a material adverse effect on the Property or Seller.

          (7) ENVIRONMENTAL CONDITIONS. To the Seller's knowledge, there are no circumstances or conditions with respect to the Property not revealed in the Environmental Report that render the Property in violation (other than to a de minimis effect) of any applicable environmental laws.

          (8) LEGAL PROCEEDINGS. There are no pending or to the Seller's knowledge, threatened actions, suits or proceedings by or before any court or governmental authority against or affecting the Seller with respect to the Property (including, without limitation, any action in condemnation or eminent domain) that, if determined adversely to Seller or the Property, would materially and adversely affect the value of the Property.

          (9) LICENSES AND PERMITS. To the Seller's knowledge, (i) it possesses all material licenses, permits and authorizations required by applicable law for the operation of the Property and (ii) all such licenses, permits and authorizations are valid and in full force and effect.

The phrase "the Seller's knowledge" and other words and phrases of like import shall mean the actual slate of knowledge of Dusty Dastur. Seller represents that the foregoing individuals are the people who are likely to know of any matters covered by these representations and warranties.

          B. Buyer represents and warrants to Seller that the following are true, complete and correct:

          (1) DUE ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing in the State of Illinois and qualified to do business in, and in good standing, in the State of Illinois. Buyer has the power and authority to conduct its business as now conducted, to sell the Property and to enter into and perform its obligations under this Agreement and the documents to be delivered hereby to which it is or is to become a party ("Operative Documents").

          (2) DUE AUTHORIZATION; NO CONFLICT. Each of the Operative Documents to which Buyer is a party has been duly authorized by all necessary corporate action on the part of Buyer and has been duly executed and delivered by Buyer, and the execution, delivery and performance thereof by Buyer will not, (i) require any approval of the stockholders of Buyer or any approval or consent of any trustee or holder of any indebtedness or obligation of Buyer, other than such consents and approvals as have been obtained, (ii) contravene any law binding on Buyer or (iii) contravene or result in any breach of or constitute any default under Buyer's charter or by-laws or other organizational documents, or any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound.

          (3) GOVERNMENTAL ACTIONS. All governmental action required in connection with the execution, delivery and performance by Buyer of the Operative Documents to which it is a party has been or will have been obtained, given or made.

          (4) ENFORCEABILITY. Each of the Operative Documents to which Buyer is or is to become a party constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, moratorium, fraudulent conveyance, insolvency, equitable principles or other similar laws affecting the enforcement of creditors' rights in general.

          (5) BANKRUPTCY. No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Buyer, and Buyer has not made a general assignment for the benefit of creditors.

          C. The foregoing warranties and representations of Buyer and Seller shall survive the execution and delivery of this Agreement and the Closing for a period of one (1) year. Any claim for a breach of a representation or warranty not made by the filing of a judicial action within one (1) year from the Closing shall be deemed waived.

     6.   CONDITIONS PRECEDENT

          A. At the option of Buyer, the obligations of Buyer under this Agreement are contingent and conditioned upon the satisfaction of the following conditions precedent at the Closing or such other time specified herein, the failure of any of which shall, at the request of Buyer render this Agreement null and void:

          (1) Each and every representation and warranty of Seller is true, correct and complete in all material respects as of the Closing.

          (2) As of the Closing, Seller shall have fully performed and satisfied in all material respects each and every obligation, term and condition to be performed and satisfied by Seller under this Agreement.

          (3) As of the Closing, the Title Insurer shall have delivered to Buyer the Title Policy (or a marked-up and executed commitment therefor) insuring fee simple title to the Property in Buyer in the amount of the Purchase Price subject only to Permitted Exceptions, and otherwise in the form and condition required by this Agreement.

          B. At the option of Seller, the obligations of Seller under this Agreement are contingent and conditioned upon the satisfaction of the following conditions precedent at the Closing or such other time specified herein, the failure of any of which shall, at the request of Seller render this Agreement null and void:

          (1) Each and every representation and warranty of Buyer is true, correct and complete in all material respects as of the Closing.

          (2) As of the Closing Buyer shall have fully performed and satisfied in all material respects each and every obligation, term and condition to be performed and satisfied by Buyer under this Agreement.

     7.   BROKERAGE

     Seller and Buyer represent and warrant each to the other that they have not dealt with any real estate broker, sales person or finder in connection with this transaction other than CB Richard Ellis (the "BROKER"). In the event of any claim for broker's or finder's fees or commissions in connection with the negotiation, execution or consummation of this Agreement or the transactions contemplated hereby (other than those due to the Broker), each party shall indemnify and hold harmless the other party from and against any and all claims of all brokers and finders claiming by, through or under the indemnifying party and in any way related to the transaction regarding the Property pursuant to this Agreement, including, without limitation, attorneys fees incurred by the other party in connection with such claims. Seller shall pay all commissions due to the Broker pursuant to a separate agreement between Seller and the Broker.

     8.   CASUALTY OR CONDEMNATION

          A. Subject to the terms of Paragraph B below, in the event of (i) any destruction or damage to the Property by fire or other casualty, the cost of which to repair, as reasonably determined by Seller, is less than $10,000,000, or (ii) the taking of a portion of the Property by condemnation or eminent domain which does not adversely affect the Property in any material way, prior to the Closing, this Agreement shall remain in full force and effect and neither party shall have any right to terminate the same as the result thereof, nor shall there be any abatement to the Purchase Price. At the Closing Seller shall pay (to the extent in its possession) or assign to Seller's affiliate under the Lease all of Seller's right, title and interest in and to all net insurance proceeds payable as a result of such casualty or damage, to be applied as set forth in the Lease. In addition, all net proceeds of any condemnation or eminent domain received by Seller or payable to Seller, arising out of any eminent domain or condemnation action after the date hereof but prior to the Closing shall be allocated as set forth in the Lease. Any condemnation award or insurance proceeds payable arising out of any casualty or condemnation that has occurred prior to the date hereof shall remain the property of Seller. Seller shall control any negotiations with the insurance company or condemning authority prior to the Closing.

          B. Notwithstanding the foregoing, in the event of (i) any destruction or damage to the Property by fire or other casualty which Seller reasonably estimates will cost more than $10,000,000 to repair, or (ii) the taking of all or any portion of the Property by condemnation or eminent domain which materially and adversely affects the Property, prior to the Closing, then either Seller or Buyer shall have the right to terminate this Agreement. If either Party elects to terminate this Agreement, the Buyer shall receive a refund of the Downpayment and all of the obligations of the parties hereunder shall terminate, except as expressly set forth herein to the contrary. Buyer and Seller must elect to terminate this Agreement within ten (10) days of receipt of notice of damage or destruction or condemnation. Silence shall be deemed such party's waiver of its right to terminate the Agreement. If the Agreement is to continue, the proceeds of insurance or condemnation, as applicable shall be disbursed as set forth in Subsection A above.

     9.   MISCELLANEOUS

          A. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller or Buyer.

          B. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the Property and shall not be modified or amended except in a written document signed by Seller and Buyer. Any prior agreement or understanding between Seller and Buyer concerning the Property is hereby rendered null and void.

          C. If any of Seller' representations, covenants and warranties contained in this Agreement shall not, to the actual knowledge of Buyer, be true, correct and complete in all material respects upon the Closing, Buyer may proceed to the Closing but shall thereby waive any claim against Seller in a breach of such representation or warranty any rights whatsoever.

          D. In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which the period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday, or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday, or legal holiday.

          E. All notices, requests, demands or other communications required or permitted under this Agreement shall be in writing and delivered personally or by facsimile transmission, or by overnight courier (such as Federal Express), addressed as follows:

          If to Seller:       Zurich Towers, Inc.
                              1400 E. American Lane
                              Schaumburg, Illinois 60196
                              Attention:  T1 -19 Treasury
                              Telephone:  (847) 605-6447
                              Facsimile:  (847) 605-7895

          With copy to:       Kramer Levin Naftalis & Frankel LLP
                              919 Third Avenue
                              New York, New York 10022
                              Attention: Neil Tucker, Esq.
                              Telephone: (212) 715-9259
                              Facsimile: (212) 715-8000

          If to Buyer:        Inland Real Estate Acquisitions, Inc.
                              2901 Butterfield Road
                              Oak Brook, Illinois 60523
                              Attention: G. Joseph Cosenza, Vice Chairman
                              Telephone: (630) 218-4948
                              Facsimile: (630) 218-4935

          With copy to:       The Inland Real Estate Group, Inc.
                              2901 Butterfield Road
                              Oak Brook, Illinois 60523
                              Attention: Gary Pechter, Esq.
                              Telephone: (630) 645-2084
                              Facsimile: (630) 218-4900

     All notices given in accordance with the terms hereof shall be deemed given when served, if by person or telecopy, or the next business day if by recognized overnight courier. Either party hereto may change the address for receiving notices, requests, demands or other communication by notice sent in accordance with the terms of this SECTION 9(E).

          F. All questions concerning the construction, validity and interpretation of this Agreement shall be governed and interpreted in accordance with the laws of the State of Illinois. Buyer and Seller hereby expressly consent to the exclusive jurisdiction of any state or federal court in Cook county, Illinois for any claim arising out of this Agreement, and hereby waive any and all objections to such venue. Each party hereby agrees to waive any trial by jury. In the event of any dispute arising out of this Agreement the prevailing party in said suit shall be entitled to collect from the unsuccessful party its reasonable costs of suit including, without limitation, attorneys' fees and costs.

          G. This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

          H. Each party hereto agrees to maintain in confidence, and not to discuss with or to disclose to any person or entity who is not a party to this Agreement, any material term of this Agreement or any aspect of the transactions contemplated hereby, except as provided in this Section. Except as provided below, Buyer shall not disclose to anyone the property documentation and/or any information disclosed by Seller to Buyer regarding Seller' operations and/or the Property. Each party hereto may discuss with and disclose to its accountants, attorneys, existing or prospective lenders, investors, investment bankers, underwriters, rating agencies, partners, consultants and other advisors to the extent such parties reasonably need to know such information and agree to the confidentiality obligation created by this Section. This provision shall survive termination of this Agreement but shall terminate upon the Closing. Any press release to be made regarding any matter which is the subject of the confidentiality obligation created in this Section shall be subject to the reasonable approval of Buyer and the Seller, respectively, both as to timing and content.

          I. Buyer shall indemnify, hold harmless and defend Seller from and against all loss, liability, damage, and cost (including without limitation, attorneys' fees and disbursements) arising out of death, bodily injury or property damage resulting from any act of Buyer or Buyer's consultants in connection with any due diligence, or breach of any covenant of Buyer hereunder. The foregoing indemnity shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

          J. If the transaction contemplated in this Agreement is not consummated for any reason whatsoever, Buyer shall return to Seller any and all documents, operating statements and other information it has received from Seller in connection with the transaction contemplated by this Agreement (collectively, the "PROPERTY INFORMATION"). The provisions of this SECTION 9J shall survive the termination of this Agreement.

          K. This Agreement contains all of the terms agreed upon between the parties with respect to the subject matter hereof and supersedes any and all prior written or oral understandings. This Agreement may not be changed, modified or terminated except by an instrument executed by the parties hereto.

          L. In no event shall Seller have any personal liability under this Agreement. In the event of a default by Seller hereunder, Buyer as its sole remedy shall have the right to terminate this Agreement (by notice to Seller) and seek an action for specific performance, or recover the Downpayment. The provisions of this SUBSECTION L shall survive the closing or earlier termination of this Agreement.

          M. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts.

          N. This Agreement shall be binding upon and inure to the benefit of Seller, Buyer and their respective successors and permitted assigns and Escrow Agent and its successors and assigns.

          O. Whenever the context shall require, the singular shall include the plural, the plural shall include the singular and words of either gender shall be deemed to include words of the other gender.

          P. The headings of the various Articles of this Agreement have been inserted only for the purpose of convenience, and are not part of this Agreement and shall not be deemed in any manner to explain, qualify, or restrict any of the provisions of this Agreement.

          Q. Seller and Buyer hereby acknowledge that neither this Agreement nor any memorandum thereof shall be recorded.

          R. The acceptance by Buyer of the Deed shall be deemed an acknowledgment by Buyer that Seller has complied fully with all of its obligations hereunder and that Seller is discharged therefrom and that Seller shall have no further obligation or liability with respect to any of the agreements made by Seller in this Agreement, except for those provisions of this Agreement which expressly provide that such obligation of Seller shall survive the Closing. Except as otherwise expressly provided herein, any and all rights of action of Buyer for any breach by Seller of any representation, warranty or covenant contained in this Agreement shall merge with the Deed and other instruments executed at Closing, shall terminate at the Closing and shall not survive the Closing except for those provisions of this Agreement which expressly provide that such obligations of Seller shall survive Closing.

          S. Buyer hereby acknowledges that its obligation to pay the Purchase Price in accordance with Article 2 hereof is not contingent on obtaining financing or the granting of a mortgage.

          T. In the event that Buyer shall fail to Close as required by this Agreement, the parties hereto agree that the damages that Seller shall sustain as a result thereof shall be substantial but shall be difficult to ascertain. The parties hereto therefore agree that in the event that Buyer fails to close as required herein, Seller shall be entitled to receive and retain the Down Payment, together with any interest accrued thereon (and the parties shall jointly instruct the Escrow Agent to promptly deliver said funds to Seller), as and for its sole and exclusive remedy hereunder, as Seller's liquidated damages, this Agreement shall terminate and neither Seller nor Buyer shall thereafter have any further liability or obligation to the other hereunder, except for such liabilities or obligations which are specifically stated to survive the termination of this Agreement. The provisions of this SECTION 9T shall survive the Closing or earlier termination of this Agreement.

          U. Buyer acknowledges that the Federal ID Number of Buyer shall be furnished to the banking institution in which the Down Payment shall be deposited and that Buyer shall be responsible for all taxes on any interest earned on the Down Payment. Buyer is delivering to Seller simultaneously herewith an executed Form W-9.

     10.  ESCROW INSTRUCTIONS

          A. The Downpayment shall be deposited in an interest bearing account at Chicago Title Insurance Company or in any commercial bank reasonably selected by Escrow Agent of which Escrow Agent gives Buyer notice. Any interest earned on the Downpayment shall be the property of the party entitled to the Downpayment.

          B. Escrow Agent shall deliver the Down payment to Seller or to Buyer, as the case may be, upon the following conditions:

          (1) to or at the direction of Seller, at the Closing, without further instruction; or

          (2) to Seller, as liquidated damages, upon receipt of written demand therefor signed by Seller, stating that Buyer has defaulted in the performance of its obligations under this Agreement and Seller has terminated this Agreement on account of said default of Buyer (it being agreed by Buyer that the Downpayment is a fair and reasonable amount and is not a penalty); provided, however, that Escrow Agent shall not honor such demand until not less than five
(5) business days after the date on which Escrow Agent shall have delivered a copy of such demand to Buyer, nor thereafter if during such five (5) business days period Escrow Agent shall have received written notice of objection from Buyer in accordance with the provisions of this Section;

          (3) to Buyer, upon receipt of written demand therefor signed by Buyer, stating that: (a) this Agreement has been terminated and that Buyer is entitled under this Agreement to the return of the Downpayment theretofore received by Escrow Agent; or (b) Seller has defaulted in the performance of its obligations under this Agreement and Buyer has terminated this Agreement on account of said default of Seller; provided, however, that Escrow Agent shall not honor such demand in either case until not less than five (5) business days after the date on which Escrow Agent shall have delivered a copy of such demand to Seller, nor thereafter if during such five (5) business day period Escrow Agent shall have received written notice of objection from Seller in accordance with the provisions of this Section.

          C. Any notice, demand or request to Escrow Agent shall, notwithstanding anything to the contrary set forth herein or otherwise, be sufficient only if received by Escrow Agent within the applicable time period set forth herein, if any. Notices, demands and requests to Escrow Agent shall be delivered by hand delivery or by overnight courier to Chicago Title Insurance Company, 171 North Clark Street, Division 2, 3rd Floor, Chicago, Illinois 60601-3294, Attn: Nancy Castro (312) 223-2709 and fax (312) 223-2108, in the
manner aforesaid.

Notices, demands and requests from Escrow Agent to Seller or Buyer shall be forwarded to them at their respective addresses set forth herein, in the manner set forth herein.

          D. Upon receipt of a written demand for the Downpayment made by Buyer or Seller Escrow Agent shall promptly deliver or mail a copy thereof (in the manner aforesaid) to the other party. The other party shall have the right to object to the delivery of the Downpayment by written notice of objection within five (5) business days after the date of receipt by the other party of Escrow Agent's notice, but not thereafter. Upon receipt of such notice of objection, Escrow Agent shall promptly deliver or mail a copy thereof (in the manner aforesaid) to the party who made the written demand.

          E. If: (i) Escrow Agent shall have received a notice of objection as provided herein, within the time therein prescribed; or (ii) any other disagreement or dispute shall arise between the parties hereto and/or any other persons resulting in adverse claims and demands being made for the Downpayment, whether or not litigation has been instituted, then Escrow Agent shall refuse to comply with any claims or demands on it and continue to hold the Downpayment until Escrow Agent receives either: (x) a written notice signed by both Seller and Buyer directing the disbursement of the Downpayment; or (y) a final order, which is not (or is no longer) appealable, of a court of competent jurisdiction, entered in a proceeding in which Seller and Buyer are named as parties, directing the disbursement of the Downpayment, in either of which events Escrow Agent shall then disburse the Downpayment in accordance with said direction. Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with any such claims or demands until and unless it has received a direction of the nature described in clause (x) or clause (y) of this paragraph. Notwithstanding the foregoing provisions of this Section or otherwise, Escrow Agent shall have the following rights: (A) if Escrow Agent shall have received a written notice signed by either Seller or Buyer advising that a litigation between Seller and Buyer over entitlement to the Downpayment has been commenced, Escrow Agent may, on notice to Seller and Buyer, deposit the Downpayment with the Clerk of the Court in which said litigation is pending; or
(B) Escrow Agent may, on notice to Seller and Buyer, take such affirmative steps as it may, at its option, elect in order to terminate its duties as Escrow Agent, including, without limitation, the deposit of the Downpayment with a court of competent jurisdiction and the commencement of an action for interpleader, the costs thereof to be borne by whichever of Seller or Buyer is the losing party.

          F. Upon the taking by Escrow Agent of any action permitted herein, Escrow Agent shall be released of and from all liability hereunder except for any gross negligence or willful default. Except as otherwise provided in this Section, all costs and expenses incurred by Escrow Agent in performing its duties as Escrow Agent, including, without limitation, attorney's fees (either paid to retained attorneys or amounts representing the fair value of legal services rendered to or for itself) shall be borne equally by Seller and Buyer.

          G. Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for: (i) the sufficiency, correctness, genuineness, collection or validity of any instrument deposited with it; (ii) the form of execution of such instruments; (iii) the identity, authority or rights of any person executing or depositing the same; (iv) the terms and conditions of any instrument pursuant to which the parties may act; or
(v) the loss of the Downpayment or any interest (due to early presentation for payment, insolvency of the Bank in which the Downpayment is placed or otherwise), except for its gross negligence or willful default.

          H. Escrow Agent shall not have any duties or responsibilities except those set forth herein, and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, except that this will not relieve Escrow Agent of liability for its gross negligence or willful default.

          I. The terms and provisions of this Section shall create no right in any person, firm or corporation other than the parties hereto and their respective successors and assigns, and no third party shall have the right to enforce or benefit from the terms hereof.

          J. Escrow Agent has executed this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Section.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written by their duly authorized representatives.

                                        SELLER:

                                        Zurich Towers, Inc.


                                        an Illinois Corporation


                                        By: /s/ Mary Fran Callahan
                                           ---------------------------------
                                        Name:  Mary Fran Callahan
                                        Title: Vice President - Treasurer


                                        By: /s/ Thomas A. Bradley
                                           ---------------------------------
                                        Name:  Thomas A. Bradley
                                        Title: Chief Financial Officer

                                        BUYER:

                                        Inland Real Estate Acquisitions, Inc.
                                        an Illionis corporation


                                        By: /s/ G. Joseph Cosenza
                                           ------------------------------
                                        Name:  G. Joseph Cosenza
                                        Title: President


ESCROW AGENT:

[Chicago Title Insurance Company]


By:  /s/ Nancy R. Castro
    ---------------------------------


Its: AVP
    ---------------------------------
with respect to Section 10 hereof, only.

EXHIBITS

A.   Legal Description of 1400-1450 E. American Lane, Schaumburg, Illinois

B.   Lease

                                    EXHIBIT A

      LEGAL DESCRIPTION OF 1400-1450 E. AMERICAN LANE, SCHAUMBURG, ILLINOIS


LOTS 1 AND 2 IN PLAZA TOWERS SUBDIVISION, BEING A SUBDIVISION OF LOT 6 IN ANDERSON'S WOODFIELD PARK, A SUBDIVISION OF PART OF THE NORTHWEST 1/4 OF SECTION 13, TOWNSHIP 41 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL, MERIDIAN, EXCEPTING THEREFROM THAT PART OF LOT 2 AFORESAID CONVEYED TO THE VILLAGE OF SCHAUMBURG BY WARRANTY DEED DATED JUNE 28, 2002 AND RECORDED JULY 25, 2002 AS DOCUMENT NUMBER 0020314884 DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHWEST CORNER OF LOT 2 AFORESAID; THENCE ON AN ASSUMED BEARING OF SOUTH 89 DEGREES 34 MINUTES 01 SECONDS EAST ALONG THE NORTH LINE OF LOT 2 AFORESAID, 35.00 FEET; THENCE SOUTH 35 DEGREES 25 MINUTES 31 SECONDS WEST, 61.03 FEET TO THE WEST LINE OF LOT 2 AFORESAID; THENCE NORTH 00 DEGREES 25 MINUTES 59 SECONDS EAST, 50.00 FEET TO THE POINT OF BEGINNING, IN COOK COUNTY, ILLINOIS

                                    EXHIBIT B


                                 LEASE AGREEMENT

                        Dated as of _______________, 2004

                                     between

                                [Inland Entity],
                                    as Lessor

                                       and

                       Zurich American Insurance Company,
                                    as Lessee


                               ==================

                                    PROPERTY:

                                  ZURICH TOWERS

                               ==================

                                TABLE OF CONTENTS

                                                                                               PAGE
                                                                                               ----
ARTICLE 1  DEFINITIONS ...........................................................................1
           Section 1.1.   DEFINITIONS ............................................................1

ARTICLE 2  LEASE OF PROPERTY .....................................................................1
           Section 2.1.   DEMISE AND LEASE .......................................................1

ARTICLE 3  RENT ..................................................................................2
           Section 3.1.   BASE RENT ..............................................................2
           Section 3.2.   SUPPLEMENTAL RENT ......................................................2
           Section 3.3.   METHOD OF PAYMENT ......................................................2
           Section 3.4.   LATE PAYMENT ...........................................................2
           Section 3.5.   NET LEASE, NO SETOFF, ETC ..............................................2
           Section 3.6.   TRUE LEASE .............................................................4

ARTICLE 4  RIGHT OF FIRST REFUSAL ................................................................4
           Section 4.1.   RIGHT OF REFUSAL .......................................................4
           Section 4.2.   NON-APPLICABILITY OF SECTION 4.1 .......................................5
           Section 4.3.   MISCELLANEOUS ..........................................................5

ARTICLE 5  RENEWAL OPTIONS .......................................................................5
           Section 5.1.   RENEWAL OPTIONS ........................................................5
           Section 5.2.   LEASE PROVISIONS APPLICABLE DURING RENEWAL..............................7

ARTICLE 6  LESSEE'S ACCEPTANCE OF PROPERTY, ENFORCEMENT
           OF WARRANTIES .........................................................................7
           Section 6.1.   WAIVERS ................................................................7
           Section 6.2.   LESSEE'S RIGHT TO ENFORCE WARRANTIES ...................................7

ARTICLE 7  LIENS .................................................................................8
           Section 7.1.   LIENS ..................................................................8

ARTICLE 8  USE AND REPAIR ........................................................................9
           Section 8.1.   USE ....................................................................9
           Section 8.2.   MAINTENANCE ............................................................9
           Section 8.3.   ALTERATIONS ............................................................9
           Section 8.4.   TITLE TO ALTERATIONS ..................................................11
           Section 8.5.   COMPLIANCE WITH LAW; ENVIRONMENTAL COMPLIANCE .........................12
           Section 8.6.   PAYMENT OF IMPOSITIONS ................................................13
           Section 8.7.   ADJUSTMENT OF IMPOSITIONS..............................................14
           Section 8.8.   UTILITY CHARGES .......................................................14
           Section 8.9.   LITIGATION; ZONING; JOINT ASSESSMENT ..................................14

ARTICLE 9  INSURANCE ............................................................................14
           Section 9.1.   COVERAGE ..............................................................14

ARTICLE 10 RETURN OF PROPERTY TO LESSOR .........................................................16
           Section 10.1.  RETURN OF PROPERTY TO LESSOR ..........................................16

                                Table of Contents
                                    (Cont'd)

ARTICLE 11 ASSIGNMENT BY LESSEE .................................................................17
           Section 11.1.  ASSIGNMENT BY LESSEE ..................................................17

ARTICLE 12 LOSS; DESTRUCTION; CONDEMNATION OR DAMAGE ............................................18
           Section 12.1.  EVENT OF LOSS .........................................................18
           Section 12.2.  APPLICATION OF PAYMENTS UPON AN EVENT OF LOSS
                          WHEN LEASE CONTINUES ..................................................19
           Section 12.3.  APPLICATION OF PAYMENTS NOT RELATING TO AN EVENT OF
                          LOSS ..................................................................20
           Section 12.4.  OTHER DISPOSITIONS ....................................................20
           Section 12.5.  NEGOTIATIONS ..........................................................21

ARTICLE 13 INTENTIONALLY OMITTED ................................................................22

ARTICLE 14 SUBLEASE .............................................................................22
           Section 14.1.  SUBLEASING PERMITTED; LESSEE REMAINS OBLIGATED ........................22
           Section 14.2.  PROVISIONS OF SUBLEASES ...............................................22
           Section 14.3.  ASSIGNMENT OF SUBLEASE RENTS ..........................................23

ARTICLE 15 INSPECTION ...........................................................................23
           Section 15.1.  INSPECTION ............................................................23

ARTICLE 16 LEASE EVENTS OF DEFAULT ..............................................................24
           Section 16.1.  LEASE EVENTS OF DEFAULT ...............................................24

ARTICLE 17 ENFORCEMENT ..........................................................................25
           Section 17.1.  REMEDIES ..............................................................25
           Section 17.2.  SURVIVAL OF LESSEE'S OBLIGATIONS ......................................27
           Section 17.3.  REMEDIES CUMULATIVE; NO WAIVER; CONSENTS;
                          MITIGATION OF DAMAGES .................................................27
ARTICLE 18 RIGHT TO PERFORM FOR LESSEE ..........................................................28
           Section 18.1.  RIGHT TO PERFORM FOR LESSEE ...........................................28

ARTICLE 19 INDEMNITIES ..........................................................................28
           Section 19.1.  GENERAL INDEMNIFICATION ...............................................28

ARTICLE 20 LESSEE REPRESENTATIONS AND COVENANTS .................................................31
           Section 20.1.  REPRESENTATIONS AND WARRANTIES ........................................31

ARTICLE 21 [Intentionally Omitted] ..............................................................32

ARTICLE 22 PURCHASE PROCEDURE ...................................................................32
           Section 22.1.  PURCHASE PROCEDURE ....................................................32

ARTICLE 23 TRANSFER OF LESSOR'S INTEREST ........................................................33
           Section 23.1.  PERMITTED TRANSFER ....................................................33
           Section 23.2.  EFFECTS OF TRANSFER ...................................................34

ARTICLE 24 PERMITTED FINANCING ..................................................................34
           Section 24.1.  FINANCING DURING TERM .................................................34

                                Table of Contents
                                    (Cont'd)

           Section 24.2.  LESSEE'S CONSENT TO ASSIGNMENT FOR INDEBTEDNESS .......................34

ARTICLE 25 MISCELLANEOUS ........................................................................36
           Section 25.1.  BINDING EFFECT; SUCCESSORS AND ASSIGNS; SURVIVAL ......................36
           Section 25.2.  QUIET ENJOYMENT .......................................................36
           Section 25.3.  NOTICES ...............................................................36
           Section 25.4.  SEVERABILITY ..........................................................37
           Section 25.5.  AMENDMENTS, COMPLETE AGREEMENTS .......................................37
           Section 25.6.  HEADINGS ..............................................................37
           Section 25.7.  COUNTERPARTS ..........................................................37
           Section 25.8.  GOVERNING LAW .........................................................37
           Section 25.9.  MEMORANDUM ............................................................38
           Section 25.10. ESTOPPEL CERTIFICATES .................................................38
           Section 25.11. EASEMENTS .............................................................38
           Section 25.12. NO JOINT VENTURE ......................................................39
           Section 25.13. NO ACCORD AND SATISFACTION ............................................39
           Section 25.14. NO MERGER .............................................................39
           Section 25.15. LESSOR BANKRUPTCY .....................................................39
           Section 25.16. NAMING AND SIGNAGE OF THE PROPERTY ....................................39
           Section 25.17. EXPENSES ..............................................................39
           Section 25.18. INVESTMENTS ...........................................................40
           Section 25.19. FURTHER ASSURANCES ....................................................40
           Section 25.20. [Intentionally omitted] ...............................................40
           Section 25.21. INDEPENDENT COVENANTS .................................................40
           Section 25.22. LESSOR EXCULPATION ....................................................40
           Section 25.23. REMEDIES CUMULATIVE ...................................................40
           Section 25.24. HOLDING OVER ..........................................................41
           Section 25.25. SURVIVAL ..............................................................41
           Section 25.26. [Intentionally Omitted] ...............................................41
           Section 25.27. LEASE SUBORDINATE .....................................................41
           Section 25.28. LESSOR REPRESENTATION .................................................42

                                Table of Contents
                                    (Cont'd)

           Schedule 3.1   --  Base Rent
           Schedule 9.1   --  Insurance
           Schedule 12.2  --  Condemnation Allocation
           Exhibit A      --  Description of Land
           Exhibit B      --  Form of Estoppel Agreement

     THIS LEASE AGREEMENT (this "AGREEMENT") is made and entered into as of _______________, 2004, by and between ______________________, as Lessor
("LESSOR"), having its principal place of business at _________________________, and Zurich American Insurance Company, a New York corporation ("LESSEE"), having a place of business at 1400 E. American Lane, Schaumburg, Illinois 60196.

                                    RECITALS

     A. Lessee's affiliate was the owner of the Property, which is now owned by Lessor;

     B. Lessor desires to let and lease to Lessee, and Lessee desires to hire and take from Lessor, the Property;

     C. Lessor desires to grant and delegate to Lessee, and Lessee desires to accept and assume from Lessor, certain rights and duties as described in this Agreement;

                                      TERMS

     NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

     Section 1.1. DEFINITIONS. The capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in Appendix A hereto for all purposes hereof.

                                    ARTICLE 2
                                LEASE OF PROPERTY

     Section 2.1. DEMISE AND LEASE. (a) Lessor hereby demises and leases the Property to Lessee, and Lessee does hereby rent and lease the Property from Lessor, for the Base Term and, subject to the exercise by Lessee of its renewal options as provided in Article 5 hereof, for the Renewal Terms.

     (b) Lessee may from time to time own or hold under lease or license from Persons other than Lessor furniture, equipment and personal property, including Lessee's Equipment and Personalty, located on or about the Property, which shall not be subject to this Lease. Lessor shall from time to time, upon the reasonable request of Lessee, promptly acknowledge in writing to Lessee or other Persons that Lessor does not own or, except as provided in Article 10, have any other right or interest in or to such furniture, equipment and personal property, including Lessee's Equipment and Personalty, whether now owned or hereafter acquired, and Lessor hereby waives any such right, title or interest.

                                    ARTICLE 3
                                      RENT

     Section 3.1. BASE RENT. Lessee shall pay to Lessor Base Rent on each Rent Payment Date during the Base Term in the amount set forth on Schedule 3.1 attached hereto and incorporated herein, and shall pay to Lessor Base Rent on each Rent Payment Date during any Renewal Term as prescribed by Article 5. Each installment of Base Rent is payable monthly in advance.

     Section 3.2. SUPPLEMENTAL RENT. Lessee shall pay to Lessor, or to such other Person as shall be entitled thereto in the manner contemplated herein or as otherwise required by Lessor, any and all Supplemental Rent as the same shall become due and payable. In the event of Lessee's failure to pay when due and payable any Supplemental Rent, Lessor shall have all rights, powers and remedies provided for herein.

     Section 3.3. METHOD OF PAYMENT. All Base Rent and Supplemental Rent (other than Excepted Payments) payable to Lessor shall, be paid to Lessor, or if Lessor directs (on at least ten (10) Business Days prior notice), to Lessor's Lender in each case to the Rent Collection Account, as directed by Lessor or Lender as applicable, in immediately available funds as of the relevant payment date to the Rent Collection Account, or such other account or accounts in the continental United States as the Lender may from time to time designate (on at least ten (10) Business Days' prior written notice) to Lessee. Upon payment in full of all amounts due to the Lender, as reasonably evidenced to Lessee, which evidence must include a written statement to that effect from the Lender, or evidence of release or assignment of the Lien of the Mortgage, or other similar evidence, Lessee shall accept instructions from Lessor (or its new lender, if so instructed by Lessor) as to the payment of Base Rent and Supplemental Rent. Each such payment of Rent shall be made by Lessee by wire or other transfer of funds consisting of lawful currency of the United States of America which shall be immediately available no later than 3:00 PM (New York City time) at the place of receipt on the scheduled date when such payment shall be due, unless such scheduled date shall not be a Business Day, in which case such payment shall be made at such time on the immediately following Business Day, with the same force and effect as though made on such scheduled dates. If any payment of Base Rent or Supplemental Rent is received after 3:00 PM (New York City time) on the dates when such rent is due, such rent shall be deemed received on the next succeeding Business Day.

     Section 3.4. LATE PAYMENT. If any payment of Base Rent or any Supplemental Rent payable to Lessor shall be delinquent, Lessee shall pay interest thereon from the date such payment became due and payable to the date of receipt thereof by Lessor at a rate per annum equal to the Default Rate.

     Section 3.5. NET LEASE, NO SETOFF, ETC. It is the intention of the parties hereto that the obligations of Lessee hereunder shall be separate and independent covenants and agreements, and that Base Rent, Supplemental Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events, and that the obligations of Lessee hereunder shall continue unaffected, unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. This Lease is a net lease and it is agreed and intended that Base Rent, Supplemental Rent and any other amounts payable hereunder by Lessee shall be paid without notice (except with respect to Supplemental Rent for which notice is specifically required herein), demand, counterclaim, setoff, deduction or defense and without abatement, diminution or reduction and that Lessee's obligation to pay all such amounts, throughout the Base Term and all applicable Renewal Terms is absolute and unconditional. Under no circumstances shall Lessor be obligated to repay Lessee, refund to Lessee, or return to Lessee, any Base Rent.

Lessee acknowledges that it accepts full risk of its being unable to occupy the Property, by virtue of Event of Loss, or Lease Event of Default, or by any other reason, despite having paid Base Rent for such period. This Lease shall not terminate and Lessee shall not have any rights to terminate this Lease, during the Base Term and any Renewal Terms (except as otherwise expressly provided in Section 12.1), Except to the extent otherwise expressly specified in Section 12.1, Lessee shall not take any action to terminate, rescind or void this Lease and the obligations and liabilities of Lessee hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Property or any part thereof, or the failure of the Property to comply with all Applicable Laws, including any inability to occupy or use the Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, condemnation (except as set forth in Section 12.2 and 12.3 below), theft, scrapping or destruction of or any requisition or taking of the Property or any part thereof, or any environmental conditions on the Property or any property in the vicinity of the Property; (c) any restriction, prevention or curtailment of or interference with any use of the Property or any part thereof including eviction; (d) any defect in title to or rights to the Property or any Lien on such title or rights to the Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Lessee, Lessor or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Lessee or any other Person, or by any court, in any such proceeding; (g) any right or claim that Lessee has or might have against any Person, including without limitation Lessor, the Lender, or any vendor, manufacturer, contractor of or for the Property; (h) any failure on the part of Lessor or any other Person to perform or comply with any of the terms of this Lease; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Lessee or Lessor or any provision hereof; (j) the impossibility of performance by Lessee or Lessor, or both; (k) any action by any court, administrative agency or other Governmental Authority; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Property; (m) the exercise of any remedy, including foreclosure, under the Mortgage, (n) any action with respect to this Lease (including the disaffirmance or rejection hereof) which may be taken by Lessor or Lessee under the Federal Bankruptcy Code or by any trustee, receiver or liquidator of Lessor or Lessee or by any court under the Federal Bankruptcy Code or otherwise, (o) the prohibition or restriction of Lessee's use of the Property under any Applicable Laws or otherwise, (p) the eviction of Lessee from possession of the Property, by paramount title or otherwise, (q) any breach or default by Lessor hereunder or under any other agreement between Lessor and Lessee; or (r) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Lessee shall have notice or knowledge of any of the foregoing. Except as specifically set forth in this Lease, this Lease shall be noncancellable by Lessee for any reason whatsoever and, except as expressly provided in this Lease, Lessee, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder, Under no circumstances or conditions shall Lessor be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Property, so long as the Property or any part thereof is subject to this Lease, and Lessee expressly waives the right to perform any such action at the expense of Lessor whether hereunder or pursuant to any law. Lessee waives all rights which are not expressly stated herein but which may now or hereafter otherwise be conferred by law (i) to quit, terminate or surrender this Lease or any of the Property; (ii) to have any setoff, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense of or to Base Rent, Supplemental Rent, or any other sums payable under this Lease, except as otherwise expressly provided herein; and (iii) to have any statutory lien or offset right against Lessor or its property.

     Section 3.6. TRUE LEASE. It is the intent of Lessor and Lessee and the parties agreed that the Lease is a true lease and that the Lease does not represent a financing agreement. Each party shall reflect the transaction represented hereby in all applicable books, records and report (including income tax filings) in a manner consistent with "true lease" treatment rather than "financing" treatment.

                                    ARTICLE 4
                             RIGHT OF FIRST REFUSAL

     Section 4.1. RIGHT OF REFUSAL. (a) Provided that no Lease Event of Default has occurred and is continuing, Lessee shall have a right of first refusal as described in this Article 4 with respect to (i) any sale of the Property, or
(ii) any sale or sales that would in the aggregate result in Inland Western Retail Real Estate Trust, Inc. or its Affiliates ceasing to own, directly or indirectly, at least a majority interest in Lessor and in the profits and losses of Lessor. If Lessor or any party that owns an interest, directly or indirectly, in Lessor (the "OFFEROR"), receives an offer for sale the Property or any of the above described interests from any party (other than an Affiliate of such Offeror), which offer the Offeror wishes to accept or has accepted subject to Lessee's rights in this Article 4, the Offeror shall deliver to Lessee a notice (constituting an offer) stating the sales price and all other material terms for the sale of the Property or interest that the Lessor would accept (which notice may be an executed purchase and sale agreement with a prospective purchaser (which must be subject to the terms of this Article 4)) (the "FIRST REFUSAL NOTICE"). Lessee shall have thirty (30) days from its receipt of the First Refusal Notice to accept the offer set forth in the First Refusal Notice (the "TERMS"). For purposes hereof, the ninety day period is referred to as the "Applicable Period". A First Refusal Notice may be accepted by Lessee or its designee. The Offeror shall not be permitted to revoke the First Refusal Notice during the Applicable Period, but the Applicable Period shall be deemed to be revoked during the Applicable Period if Offeror and Lessee or its designee enter into a purchase agreement on terms different than the Terms. The Terms may be rejected by Lessee at any time.

     If Lessee desires to accept the Terms for the Property or the offered interests, Lessee must accept the Terms within the Applicable Period and must enter into a purchase agreement with the Offeror for the purchase and sale of the Property or offered interests on substantially the same form as executed between Offeror and the prospective purchaser, but without any inspection period, by the later of (x) the expiration of the Applicable Period or (y) thirty (30) days after Lessee has irrevocably accepted the Terms. The purchase agreement for the sale of the Property or offered interest shall provide for a closing on the terms set forth in the Terms. Lessor (on behalf of the Offeror) and Lessee agree to negotiate any purchase agreement in good faith, subject to Section 4.3, below. Lessee shall not have the right to accept the Terms during the continuance of any Lease Event of Default.

     (b) If Lessee (or its designee) rejects the Terms, the Offeror shall either (i) execute a purchase agreement on the Terms, and close (absent a default by the buyer) or (ii) if the Terms were contained in an executed agreement with a buyer, close on the Terms therein (absent a default by buyer), in each case within 120 days from (y) the expiration of the Applicable Period, or (z) the date Lessee rejects the Terms, whichever is earlier. If the closing does not occur within such period Offeror shall be required to repeat the procedure set forth in Section 4.1 (a) if it still wishes to sell the Property or offered interests.

     Section 4.2. NON-APPLICABILITY OF SECTION 4.1 (a) Section 4.1 shall not apply to a conveyance or assignment to an Affiliate of the Lessor or to Lender, or an Affiliate of or successor to Lender, or the purchaser at a foreclosure sale in connection with the foreclosure, or to Lender, or any Affiliate or designee, in connection with a deed in lieu of foreclosure of the Mortgage. Lessee's rights hereunder shall survive any sale or transfer described above.

     (b) Any purchase of the Property under this Article 4 will be subject to the Lease and the Mortgage, unless the indebtedness secured by the Mortgage is repaid in full. If Lessee or its Affiliate is the purchaser of the Property there shall be no merger of the fee and the leasehold.

     Section 4.3. MISCELLANEOUS. (a) Lessee's failure to elect to purchase the Property shall not constitute a waiver on the part of Lessee of all of its rights under this Article 4 with respect to any other sale, assignment, transfer, conveyance or other disposition; provided, however, that a transfer of the Property pursuant to a deed in lieu of foreclosure or by foreclosure shall result in all of Lessee's rights under this Article 4 being extinguished.

     (b) The First Refusal Notice and the Terms may cover only the Property and not any other property owned by Lessor or an affiliate of Lessor.

     (c) The Right of First Refusal Notice and the Terms must cover the entire Property. Lessor may not sell, or offer to sell, or transfer or offer to transfer any interest, the result of which would be a sale or transfer of less than the entirety of the Property.

                                    ARTICLE 5
                                 RENEWAL OPTIONS

     Section 5.1. RENEWAL OPTIONS. (a) Lessor hereby grants to Lessee the option to extend the term of this Lease for the following periods (each, a "RENEWAL TERM"):

          (i) for two consecutive terms of five (5) years each, the first commencing on the date that is the day after the expiration of the Base Term and ending on the fifth (5th) anniversary of the expiration of the Base Term (the "FIRST RENEWAL TERM"); and the second (the "SECOND RENEWAL TERM") commencing on the day that is the day after the expiration of the First Renewal Term and ending on the fifth
     (5th) anniversary thereof (collectively, the "FIXED RATE RENEWAL TERMS");
     and

          (ii) for three (3) successive terms of five (5) years each (each, an "ADDITIONAL RENEWAL TERM"), with each such Additional Renewal Term commencing on the date that is the day after the expiration of the preceding Renewal Term.

     (b) In order to exercise its option to extend this Lease for any Renewal Term, the following procedure shall be followed:

          (i) Lessee shall give Lessor written notice of its intent to exercise its option to extend the term of this Lease not less than thirteen
     (13) months prior to the expiration of the Base Term or the First Renewal Term, as applicable, with respect to the Fixed Rate Renewal Terms, and not less than sixteen months (16) prior to the expiration of the then current Renewal Term, as the case may be, for any Additional Renewal Terms, (each, an "INTENT TO RENEW DATE"), time being of the essence. If Lessee fails to provide such notice for any Additional Renewal Terms, Lessee will be deemed to have exercised its right to renew, subject to the terms set forth below. If Lessee fails to provide such notice for any Fixed Rate Renewal Term Lessee will be deemed to have waived its right to renew.

          (ii) The monthly Base Rent for the First Renewal Term and the Second Renewal Term shall be as set forth on Schedule 3.1 hereof.

          (iii) The monthly Base Rent payable for each Additional Renewal Term shall be equal to 95% of the Fair Market Rental Value, anticipated to be in effect as of the commencement date of the applicable Renewal Term. Upon receipt of Lessee's notice to renew, or deemed election (for any Additional Renewal Terms), Lessor and Lessee shall promptly commence good faith negotiations to agree upon the Fair Market Rental Value, but no earlier than 16 months prior to commencement of the applicable Renewal Term. If the parties cannot agree on the Fair Market Rental Value within thirty (30) days after Lessor has received Lessee's notice to renew, the Fair Market Rental Value shall be determined by the Appraisal Procedure. Whether Lessee has exercised its right to renew the Term, or has been deemed to do so, Lessor and Lessee shall in good faith commence negotiations as to the Fair Market Rental Value and, if necessary conclude the Appraisal Procedure, by the date which is 13 months prior to the expiration of the then current Term. By the date which is 13 months prior to the expiration date of the then current Term, but not prior to the date the Base Rent for the applicable Renewal Term is fixed, Lessee must irrevocably exercise its right to extend the Lease Term. If Lessee fails to do so it will be deemed to waive its right to renew, and the Lease Term shall expire at the expiration of the then current Renewal Term.

     (c) The right of Lessee to extend the term of this Lease for any Renewal Term is contingent upon there not being any Lease Event of Default in existence on the date of Lessee's exercise of such right or on the date that the Renewal Term commences.

     Section 5.2. LEASE PROVISIONS APPLICABLE DURING RENEWAL. All the provisions of this Lease shall be applicable during each Renewal Term and the number of Renewal Terms shall be correspondingly reduced.

                                    ARTICLE 6
           LESSEE'S ACCEPTANCE OF PROPERTY, ENFORCEMENT OF WARRANTIES

     Section 6.1. WAIVERS. The Property is demised and let by Lessor "AS IS" in its present condition, subject to (a) the rights of any parties in possession thereof (other than rights, if any, granted by Lessor), (b) the state of the title thereto existing at the time of the commencement of the Lease Term (other than defects in, or exceptions to, title, if any, created by Lessor, but including liens created by the Mortgage and related debt documents), (c) any state of facts which an accurate survey or physical inspection might show, (d) all Applicable Laws, (e) any violations of Applicable Laws which may exist at the commencement of the Lease Term and (f) the presence of any Hazardous Materials at or under the Property or at or under any property in the vicinity of the Property. NONE OF LESSOR, LENDER OR ANY AFFILIATE THEREOF HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OR SHALL BE DEEMED TO HAVE ANY LIABILITY WHATSOEVER AS TO THE VALUE, HABITABILITY, COMPLIANCE WITH ANY PLANS AND SPECIFICATIONS, CONDITION, DESIGN, OPERATION, LOCATION, USE, DURABILITY, MERCHANTABILITY, CONDITION OF TITLE, OR FITNESS FOR USE OF THE PROPERTY (OR ANY PART THEREOF) FOR ANY PARTICULAR PURPOSE, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY (OR ANY PART THEREOF) AND NONE OF LESSOR, ANY AFFILIATE THEREOF OR LENDER OR ANY DESIGNEE THEREOF SHALL BE LIABLE FOR ANY LATENT, HIDDEN, OR PATENT DEFECT THEREIN OR FOR THE FAILURE OF THE PROPERTY TO BE CONSTRUCTED IN ACCORDANCE WITH ANY PLANS AND SPECIFICATIONS THEREFOR, FOR THE COMPLIANCE OF THE PLANS AND SPECIFICATIONS FOR THE PROPERTY WITH APPLICABLE LAWS OR FOR THE FAILURE OF THE PROPERTY, OR ANY PART THEREOF, TO OTHERWISE COMPLY WITH ANY APPLICABLE LAWS. It is agreed that Lessee or an Affiliate of Lessee has occupied the Property as tenant or owner immediately prior to entering into this Lease, has inspected the Property, is satisfied with the results of its inspections of the Property and is entering into this Lease solely on the basis of the results of its own inspections and all risks incident to the matters discussed in the preceding sentence. The provisions of this Article 6 have been negotiated, and the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Lessor, any Affiliate thereof or a Lender, express or implied, with respect to the Property, that may arise pursuant to any law now or hereafter in effect, or otherwise and specifically negating any warranties under the Uniform Commercial Code.

     Section 6.2. LESSEE'S RIGHT TO ENFORCE WARRANTIES. (a) Subject to Section 6.2(b) below, Lessor hereby assigns and sets over to, and Lessee hereby accepts the assignment of all of Lessor's right, title and interest, and estate in, to and under, any and all warranties and other claims against dealers, manufacturers, vendors, contractors and subcontractors relating to the construction, use and maintenance of the Property or any portion thereof now existing or hereafter acquired (excluding from such assignment any such warranties and claims which by their terms are not assignable by Lessor without loss of some or all of the benefits of such warranties or claims); PROVIDED, HOWEVER, that Lessor shall have no obligations under, or liabilities with respect to, any such warranties and claims.

     (b) Lessor authorizes Lessee (directly or through agents) at Lessee's expense to assert during the Lease Term, all of Lessor's rights (if any) under any applicable warranty and any other claim that Lessee or Lessor may have against any dealer, vendor, manufacturer, contractor or subcontractor with respect to the Property or any portion thereof.

     (c) Lessor agrees, at Lessee's expense, to cooperate with Lessee and take all other action necessary as specifically requested by Lessee to enable Lessee to enforce all of Lessee's rights (if any) under this Section 6.2, such rights of enforcement to be exclusive to Lessee, and Lessor will not, during the Lease Term, amend, modify or waive, or take any action under, any applicable warranty and any other claim that Lessee may have under this Section 6.2 without Lessee's prior written consent.

                                    ARTICLE 7
                                      LIENS

     Section 7.1. LIENS. Lessee shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to any and all of the Property, title thereto or any interest therein, to this Lease or the leasehold interest created hereby, or to Rent, title thereto or interest therein, or the rentals payable with respect to the subletting of the Property, except Permitted Liens. Lessee shall promptly, but not later than sixty (60) days after receipt of notice of the filing thereof, at its own expense, take such action as may be necessary duly to discharge or eliminate or bond in a manner reasonably satisfactory to Lessor any such Lien (other than Permitted Liens); provided, however, Lessee may contest such Lien in good faith, upon satisfaction of the conditions contained in Section 8.6, below, and need not discharge or bond such Lien while so doing provided (i) Lessee has a long term unsecured debt rating equal to or above the Trigger Rating; (ii) no action to foreclose the Lien has been brought in any judicial or quasi-judicial action; and (iii) no Lease Event of Default is then continuing.

     NOTHING CONTAINED IN THIS LEASE SHALL BE CONSTRUED AS CONSTITUTING THE CONSENT OR REQUEST OF LESSOR, EXPRESS OR IMPLIED, TO OR FOR THE PERFORMANCE BY ANY CONTRACTOR, LABORER, MATERIALMAN, OR VENDOR OF ANY LABOR OR SERVICES OR FOR THE FURNISHING OF ANY MATERIALS FOR ANY CONSTRUCTION, ALTERATION, ADDITION, REPAIR OR DEMOLITION OF OR TO THE PROPERTY OR ANY PART THEREOF, WHICH WOULD RESULT IN ANY LIABILITY OF LESSOR FOR PAYMENT THEREFOR. NOTICE IS HEREBY GIVEN THAT LESSOR WILL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO LESSEE, OR TO ANYONE HOLDING AN INTEREST IN THE PROPERTY OR ANY PART THEREOF THROUGH OR UNDER LESSEE, AND THAT NO MECHANICS OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LESSOR IN AND TO THE PROPERTY.

     Notwithstanding the foregoing paragraph, Lessor agrees to reasonably cooperate with Lessee (without exposing its interest in the Property), at no cost to Lessor, to allow Lessee to perform alterations on the Property in accordance with Section 8.3.

                                    ARTICLE 8
                                 USE AND REPAIR

     Section 8.1. USE. The Property may be used ("PERMITTED USE") for any lawful purpose, except (a) for the operation of a public nuisance, or any other use that would materially increase the risk of Lessor incurring environmental liability, (b) for any use that would make it impossible to obtain or would invalidate any insurance policy of the Property, provided such policy is required to be maintained hereunder, (c) for any use that would involve the mining for, or removal of, any oil, gas or minerals, or (d) for any use that involves the storage, handling or processing of Hazardous Materials in violation of Applicable Law. Lessor agrees that Lessee may exercise the rights of Lessor under any property association now existing or hereafter existing, provided (i) Lessee takes no action which could result in either a violation of this Lease or an adverse effect on the Property, and (ii) Lessee does not encumber the Property by any lien for the payment of money, which could survive expiration of the Lease, or execute documents on behalf of the Lessor unless such documents will not have a material adverse effect on the Property, or Lessor's interest therein.

     Section 8.2. MAINTENANCE. Lessee, at its own expense, shall at all times,
(i) maintain the Property in good condition and repair appropriate for its use, reasonable wear and tear excepted, (ii) maintain the Property in accordance with the requirements of all insurance policies relating to the Property required to be maintained hereunder and in compliance with Applicable Laws and (iii) make repairs and Alterations of the Property necessary to keep the same in the condition required by the preceding clauses (i) and (ii), whether interior or exterior, structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen and regardless of whether such expenditures would constitute capital expenses under GAAP if made by the owner of the Property; provided, if such repairs are structural and pursuant to Section 8.3 require the consent of the Lessor, Lessee shall obtain such consent before performing such repairs in accordance with the applicable provisions of Section 8.3 below. In no event shall Lessor be entitled to any management fee, supervisory fee, administrative fee, or any other fee relating to its ownership of the Property.

     Section 8.3. ALTERATIONS. (a) At any time and from time to time, Lessee, at its sole cost and expense, may make (1) non-structural Alterations to the Property; (2) structural Alterations to the Property costing, for each scope of work, as reasonably determined by Lessee, less than the Threshold Amount with prior notice to Lessor and Lender; and (3) Structural Alterations in an amount, for each scope of work, as reasonably determined by Lessee, at or above the Threshold Amount after giving prior written notice to Lessor and the Lender, and obtaining Lessor's and the Lender's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; PROVIDED that no Alteration (whether consent is necessary or not) shall (i) impair in any material respect the utility, remaining useful life, or fair market value of the Property, in each case assuming that the Improvements are then being operated and maintained in accordance with this Article 8, or (ii) create a violation of this Lease, or
(iii) increase in any material respect the risk of liability to the Lessor including any material risk of liability under any Environmental Laws, or (iv) materially and permanently reduce the rentable square footage (as calculated in accordance with the methods of measuring rentable area as described in the Standard Method for Measuring Floor Area in Office Buildings, ANSI 765.1-1996, as promulgated by the Building Owners and Managers Association International) of the Improvements, or (v) materially weaken, temporarily (other than during construction or repair of the structure) or permanently, the structure of the Improvements or any part thereof, or (vi) reduce the permitted uses thereof under applicable zoning or land use laws so as to reduce the fair market value of the Property. The Threshold Amount, and those set forth below in Sections 8.3(b) and 8.4(c), shall be increased on every annual anniversary date of the Closing Date in the same proportion that the CPI increases over such annual period. Notwithstanding the requirements for notice and consent set forth above, Lessee may, in good faith, make any repairs (structural or non-structural) required by virtue of an emergency, without satisfying any otherwise applicable notice and/or consent requirement, provided Lessee notifies Lessor of such repair (to the extent otherwise required) as promptly as is reasonably practical, after the emergency and obtains Lessor's and the Lender's consent thereto (if required) in the manner required in Section 8.3(c), below, to the repairs made, and otherwise satisfies the provisions of this Section 8.3, all as promptly as practicable. Lessor shall consent to any work already performed or being performed unless such work either violates the terms of this Lease or violates Applicable Law.

     (b) Every Alteration shall comply with the following terms (which compliance shall be at Lessee's sole cost and expense): (i) except (unless required by Applicable Law) for Alterations costing less than $2,000,000 (or $500,000.00 if Lessee does not have a Required Rating equal to at least the Trigger Rating) for each scope of work, as reasonably determined by Lessee, the Alteration shall be made with plans prepared by a certified architect or civil engineer who shall be licensed in the appropriate jurisdiction to the extent required for the filing of any plans in connection with such Alteration (which architect may be an employee of Lessee or its Affiliates), and shall be done under the supervision of such architect or engineer, or other reasonably capable person, and copies of such plans and specifications shall be delivered to Lessor and the Lender prior to construction, (ii) the structural integrity of the existing Improvements will not be impaired upon completion of such work, (iii) Lessee shall obtain any licenses, approvals or permits required (including final approvals), copies of which shall be delivered to Lessor and the Lender upon written request by such party, and (iv) such Alterations will not encroach upon any adjacent premises. Lessor agrees to cooperate with Lessee (at no cost to Lessor) in signing permit applications and similar documents to the extent required for any Alteration. Lessee shall submit such applications or similar documents to Lessor and to the Lender to the extent Lessor's and Lender's approval are required for the subject Alteration. Lessee may execute such applications or similar documents on behalf of and (if necessary) in the name of, Lessor for all Alterations for which Lessor's consent is not required, and for Alterations for which Lessor's and the Lender's consent is required, has been granted, but Lessor does not execute such documents within 10 days of request therefor. Lessee shall promptly furnish Lessor with copies of all documents Lessee has signed on behalf of Lessor. Nothing herein shall be deemed to impose any liability or responsibility on Lessor for performance or payment of such Alteration. Any Claim asserted against or incurred by Lessor arising out of the foregoing shall be indemnified by Lessee pursuant to the terms of Section 19.1, below. In connection with any Alteration, Lessee shall perform and complete all work promptly and in a good, worker-like manner in compliance with Applicable Laws and the plans and specifications submitted to

Lessor and Lender, if applicable. Lessee shall either (i) maintain or cause to be maintained at all times during construction builder's all risks insurance and comprehensive general liability insurance required under this Lease naming Lessor and Lender as loss payees as their interests may appear under such property insurance, and as additional insureds under such liability insurance or
(ii) self insure the risk otherwise insured by the policies required in subsection (i) hereof, which self insurance shall be subject to, and available only upon satisfaction of, the provisions of Section 9.l(b). In the event Lessor and Lessee cannot agree as to whether Lessor unreasonably withheld its consent to a proposed Alteration, the parties agree to submit such dispute to the American Arbitration Association in Illinois for binding resolution in accordance with its expedited arbitration procedures.

     (c) With respect to such structural Alterations for which Lessee must obtain the consent of Lessor and the Lender pursuant to the terms of this Lease, Lessor and the Lender shall each have fifteen (15) days after Lessee's delivery of its request for consent, together with preliminary drawings and specifications for such Alterations, within which Lessor and the Lender, as the case may be, may grant or not grant Lessee's request for consent. If Lessor or the Lender, as the case may be, shall have not within such 15-day period responded to Lessee, Lessee may give a second notice which clearly shall state in bold-face type that the failure to respond within three (3) days shall be deemed consent. If Lessor or the Lender, as the case may be, shall not, within three (3) days after such second notice, notify Lessee that such consent will not be granted, such consent shall be deemed to have been granted. All reasonable out-of-pocket costs of review incurred by Lessor (whether or not the Alteration is approved) shall be paid by Lessee within thirty (30) days of receipt of an invoice therefore.

     (d) Lessor agrees that its debt documents will require the Lender to be bound by a provision substantially similar to that set forth in subsections (a),
(b) and (c), above.

     Section 8.4. TITLE TO ALTERATIONS. Title to Alterations shall without further act vest in Lessor and shall be deemed to constitute a part of the Property and be subject to this Lease in the following cases:

     (a) such Alteration shall be in replacement of or in substitution for a portion of the Improvements as of the date hereof,

     (b)  such Alteration shall be required to be made pursuant to the terms of
Section 8.2; or

     (c)  such Alteration shall be Nonseverable.

     If an Alteration is not within any of the categories set forth in Section 8.4(a) through Section 8.4(c), then title to such Alteration shall vest in Lessee and shall be removed by Lessee to the extent required in accordance with
Article 10 hereof. All Alterations to which title shall vest in Lessee as aforesaid, and all Lessee's Equipment and Personalty, so long as removal thereof shall not result in the violation of any Applicable Laws or this Lease, may be removed at any time by Lessee, PROVIDED that Lessee shall, at its expense, repair any damage to the Property caused by the removal of such Alteration. Lessee shall provide "AS-BUILT" plans to Lessor and Lender for any structural Alterations within a single scope of work (as reasonably determined by Lessee) costing in excess of $1,500,000,00.

     Section 8.5. COMPLIANCE WITH LAW; ENVIRONMENTAL COMPLIANCE. (a) Lessee, at Lessee's expense, shall comply, and shall cause its subtenants and other users of the Property to comply, in all material respects at all times with all Applicable Laws, including Environmental Laws. Such compliance includes, without limitation, Lessee's obligation, at its expense, to take Remedial Action when required by Applicable Laws (in accordance with Applicable Laws, and this Lease) whether such requirement is now or hereafter existing, currently known or unknown to Lessee and/or Lessor, as and when such requirements are known to Lessee. In the event that Lessee is required or elects to enter into any plan relating to a Material Remedial Action in connection with the Property with respect to any Environment Laws, Lessee shall periodically apprise Lessor and the Lender of the status of such remediation plan and, upon Lessor or Lender's request, provide copies of all correspondence, plans, proposals, contracts and other documents relating to such plan or proposed plan. Lessee may in good faith contest the applicability or alleged liability under any Environmental Law to the Property, provided (i) such contest will not result in a lien, encumbrance or judgment against the Property or Lessor, (ii) such contest satisfies the conditions set forth in subsections 8.6(i), (ii), (iii), (iv), (v), (vi) and
(vii), below, (iii) Lessee then has a Required Rating equal to or better than the Trigger Rating, and (iv) compliance with such Law will be satisfied as of the expiration date or earlier termination of the Lease, and if not completed by the expiration date, Lessee will continue to remain liable to comply with such Law and shall diligently prosecute such plan, and Lessor shall provide access to the Property to allow Lessee to finish its remediation plan. Lessee shall keep Lessor regularly apprised of the status of such contest. In all events Lessee must pay any cost, fine, penalty, assessment or other charge after the contest is either adversely decided or terminated voluntarily by Lessee or because it no longer has the right to contest pursuant to the terms of the Lease. In the event Lessee does not have a Required Rating equal to or in excess of the Trigger Rating, Lessee may nonetheless contest the applicability of any Environmental Law provided that Lessee and Lessor agree upon an Approved Environmental Consultant who shall, at Lessee's sole cost and expense, prepare a report within sixty (60) days of being retained, which report shall state the costs the Approved Environmental Consultant reasonably believes is likely to be incurred by Lessee to comply with the Environmental Law in the event Lessee loses its contest. If, within thirty (30) days of receipt of said report, Lessee deposits with the Proceeds Trustee an amount equal to 110% of the cost estimated by the Approved Environmental Consultant to comply with the Environmental Law, Lessee may continue the contest, provided the other terms of this Section 8.5 are met. In the event Lessee loses the contest and is forced to incur costs to comply with the Environmental Law, the Proceeds Trustee shall dispense the amount retained by it pursuant to this paragraph from time to time, in accordance with the provisions of Section 12.4 below, with any balance remaining thereafter to be disbursed to Lessee provided no Lease Event of Default then exists and is continuing. Lessor and Lessee shall reasonably cooperate in selecting the Approved Environmental Consultant.

     (b) Lessee shall notify Lessor and Lender promptly if (i) Lessee becomes aware of the presence or Release of any Hazardous Material at, on, under, emanating from, or migrating to, the Property in any quantity or manner, which could reasonably be expected to violate in any material respect any Environmental Law or give rise to any Material liability, or (ii) Lessee receives any written notice, claim, demand, request for information, or other communication from a Governmental Authority or a third party regarding the presence or Release of any Hazardous Material at, on, under, within, emanating from, or migrating to the Property or related to the Property which could reasonably be expected to violate in any material respect any Environmental Law or give rise to any Material liability. In connection with any actions undertaken pursuant to this Agreement, Lessee shall at all times comply with all applicable Environmental Laws and with all other Applicable Laws and shall use an Approved Environmental Consultant to perform any Remedial Action.

     Section 8.6. PAYMENT OF IMPOSITIONS. Lessee shall pay or cause to be paid all Impositions before any fine, penalty, premium, further interest (except as provided in the immediately succeeding sentence with respect to installments) or cost may be assessed or added for nonpayment, such payments to be made directly to the taxing authorities where feasible. If requested, Lessee shall deliver to Lessor and the Lender copies of receipts, canceled checks or other documentation reasonably satisfactory to Lessor and the Lender evidencing payment of Impositions to the extent Lessee maintains such documentation as part of its customary retention policy; PROVIDED, HOWEVER, that Lessee shall maintain in its records evidence of payment of real estate taxes for a period of no less than four (4) years. Lessee, at Lender's request and at Lessee's expense, shall also retain a tax service contract with a company reasonably acceptable to Lessor and Lender which shall provide notice to Lessor and Lender when Impositions are paid, or if they are not paid, when due. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (regardless whether interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same in installments, and in such event Lessee shall pay only those installments that become due and payable during the Lease Term or relate to the Lease Term, as the same become due and before any fine, penalty, premium, further interest or cost may be assessed or added thereto. Notwithstanding the foregoing, Lessee shall have the right to contest any Imposition, subject to the following: (i) such contest shall be at its sole cost and expense, (ii) if the Imposition being contested is in the amount of $2,000,000.00 or more (as such amount may be increased by increases in the CPI in the manner contemplated in Section 8.3(a), above) Lessee shall provide prompt notice to Lessor and Lender of such Imposition and contest and the grounds thereof, and either (A) have a Required Rating equal to the Trigger Rating or
(B) deposit cash with the Proceeds Trustee in an amount equal to 110% of the amount contested, as reasonably determined by the Lender, to the extent such contested Imposition is not paid to the applicable Governmental Authority, (iii) such contest shall be by appropriate legal proceedings conducted in good faith and with due diligence, (iv) such contest will operate to suspend the collection of, or other realization upon, such Imposition, from any Property or other interest of Lessor or Lender, or from any Rent (or otherwise affect Lessee's obligation to pay, and Lessor's right to receive, Rent), (v) such contest will not adversely affect the Lender's lien on any Property, or Lessor's right to any Property (for purposes hereof, "adversely affecting" being deemed to mean such lien or Lessor's right is subject to reasonable likelihood of extinguishment),
(vi) such contest will not materially and adversely interfere with the possession, use or occupancy or sale of any Property, (vii) such contest will not subject Lessor or the Lender to any civil (other than for the amounts being contested) or criminal liability, (viii) Lessee shall not postpone the payment of any Imposition for such length of time as shall permit the Property to become subject to a lien created by such item being contested that is prior to the lien of the Mortgage (other than a lien of real property taxes which are already a first lien) and (ix) no Lease Event of Default is existing. Lessee shall pay any Imposition (and related costs) promptly after forgoing any contest or after receipt of a final non-appealable adverse judgment.

     Section 8.7. ADJUSTMENT OF IMPOSITIONS. Impositions with respect to a Property for a billing period during which Lessee's obligation to indemnify Lessor pursuant to this Lease expires or terminates as to the Property shall be adjusted and prorated on a daily basis between Lessor and Lessee, whether or not such Imposition is imposed before or after such expiration or termination, and Lessee's and Lessor's obligation to pay its pro rata share thereof shall survive such expiration or termination (to the extent, with respect to Lessor, it is obligated to reimburse Lessee for Impositions paid by Lessee for periods after expiration of the Lease Term). Lessor acknowledges that Lessee may bring any tax certiorari or other actions for refunds of Impositions or adjustments of Impositions for which Lessee is liable under this Lease, or relating to periods prior to the commencement date of the Term and Lessee shall be entitled to all such refunds; provided Lessee shall take no such action which could increase any Imposition for a period after the expiration of the Lease. During the Term, Lessor agrees to cooperate with Lessee in such proceedings, at no cost to Lessor.

     Section 8.8. UTILITY CHARGES. Lessee shall pay or cause to be paid, directly to the party entitled, all charges for electricity, power, gas, oil, water, telephone, sanitary sewer services and all other utilities used in or on the Property prior to and during the Lease Term, and such obligation on the part of Lessee shall survive the expiration or earlier termination of this Lease until all such outstanding balances for services rendered prior to or during the term of this Lease have been paid. Any refunds of such charges attributable to the Term or the period prior to the commencement of the Term shall be the property of Lessee, and Lessor shall pay the same to Lessee promptly upon its receipt thereof. Lessee shall have the right to select all service providers for the Property. Lessor shall not be entitled to charge any fees associated with Lessee's acquisition and/or use of utilities.

     Section 8.9. LITIGATION; ZONING; JOINT ASSESSMENT. Lessee shall give prompt written notice to Lessor and the Lender of any litigation or governmental proceedings pending or threatened against Lessee or the Property of which Lessee has actual knowledge, which could reasonably be expected to materially adversely affect the condition or business of the Property. Lessee shall not initiate any zoning reclassification for the Property, or any portion thereof, or seek any variance under any existing zoning ordinances or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other Applicable Law. Lessee shall not initiate any proceeding to cause the Property to be jointly assessed with any other property or with any personal property of Lessee, or take any other action or initiate any proceeding which might cause the personal property of the Lessee to be taxed in a manner whereby such taxes or levies could be assessed against the Property.

                                    ARTICLE 9
                                    INSURANCE

     Section 9.1. COVERAGE. (a) Subject to Section 9.l(b), Lessee shall maintain insurance of the types and in the amounts set forth on Schedule 9.1 attached hereto and made a part hereof.

     (b) So long as (i) no Lease Event of Default has occurred and is continuing and (ii) Lessee has a Required Rating at least equal to the Trigger Rating, Lessee shall be entitled to self-insure against any and all risks it would otherwise be required to insure against under Section 9.1 (a), provided that such self-insurance program of this subsection (b) does not violate any Applicable Law. During any period that Lessee is self insuring, Lessee shall not be required to deliver any policies, certificates or other evidence of insurance other than a certificate of self-insurance acknowledging Lessee's insurance obligation under the Lease, and confirming Lessee's decision to self-insure (to the extent Lessee is in fact self insuring). If Lessee does not, or is not permitted to, self-insure, then (i) Lessee shall maintain a policy or policies of commercial general liability insurance with respect to the Property, and shall cause Lessor and the Lender to be named as an additional insured on such policy or policies and (ii) Lessee shall maintain a policy or policies of property insurance with respect to the Property, and Lessee shall cause Lessor and the Lender to be named loss payee as their interests may appear on such policy or policies, all in forms and amounts as set forth in Schedule 9.1.

     (c) Nothing in this Article 9 shall prohibit the Lessee from maintaining at its expense insurance on or with respect to the Property, naming the Lessee as insured and/or loss payee for an amount greater than the insurance required to be maintained under this Section 9.1, unless such insurance would conflict with or otherwise limit the availability of or coverage afforded by insurance required to be maintained under Section 9.1. Nothing in this Section 9.1 shall prohibit the Lessor from maintaining at its expense other insurance on or with respect to the Property or the operation, use and occupancy of the Property, naming the Lessor as insured and/or payee, unless such insurance would conflict with, cause the Lessor to be a coinsurer or otherwise limit or adversely affect the ability to obtain, or the cost of the insurance required to be maintained under Section 9.1.

     (d) Copies of any certificates required to be delivered under Schedule 9.1 shall be delivered to Lessor at the same time delivered to the Lender.

     (e) Irrespective of the cause thereof, Lessor shall not be liable for any loss or damage to any buildings or other portion of the Property resulting from fire, explosion or any other casualty. In the event of Lessee's failure to obtain or maintain the insurance called for under this Lease after notice and applicable grace, Lessor shall have the right, together with Lessor's remedies set forth herein, to obtain the policies of insurance required under this Lease and to bill Lessee for the premium payments therefor, together with interest at the Default Rate. Lessor shall have no obligation to maintain insurance of any nature or type whatsoever.

     (f) In the event Lessee elects to self-insure, it shall be obligated to use or pay to third parties, all amounts that Lessor, or such third party, would have received had Lessee not self-insured. The foregoing shall not, however, act as a limit on Lessee's liability. Sums due from Lessee in lieu of insurance proceeds because of Lessee's self-insurance program shall be treated as insurance proceeds for all purposes under this Lease.

     (g) Each policy required to be carried by Lessee under this Lease shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or omission of Lessor or Lessee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment.

     (h) Lessee shall comply with all insurance requirements applicable under any insurance policies required to be maintained under this Lease.

                                   ARTICLE 10
                          RETURN OF PROPERTY TO LESSOR

     Section 10.1. RETURN OF PROPERTY TO LESSOR. Lessee shall, upon the expiration or termination of this Lease, and at its own expense, return the Property to Lessor by surrendering the same into the possession of Lessor:

     (a) free and clear of all Liens (whether by payment or bonding), except that Lessee shall have no responsibility or liability in respect of (i) Lessor Liens, (ii) any Lien created by the Mortgage and related debt documents, and
(iii) Liens for taxes not yet due and payable; and

     (b) in compliance in all material respects with all Applicable Laws and in compliance with the maintenance conditions required by this Lease. All Alterations and Lessee's Equipment and Personalty not removed by Lessee by the last day of the Lease Term (but in the event of a termination other than upon the expiration of the Base Term or any Renewal Term, within thirty (30) days after said termination of this Lease), other than those Alterations as to which title shall vest in Lessor pursuant to Section 8.4, shall be deemed abandoned in place by Lessee and shall become the property of Lessor. Lessee shall pay or reimburse Lessor for any reasonable, actual, out-of-pocket costs incurred by Lessor in connection with the removal or disposal of such relinquished property, which obligation shall survive the expiration or termination of this Lease. In no event shall Lessee be required to remove or pay for the removal of any built in, permanent fixtures or improvements existing on, or within, the Property as of the date of this Lease or for any raised computer floors built during the Term or for any other Alterations made in compliance with the terms of this Agreement, or for any cabling or wiring (or similar property) now or hereafter located on or in the Property.

     Upon the return of the Property, Lessee shall deliver therewith:

          (i) all transferable licenses and permits pertaining to the Property by general assignment, without warranty or recourse;

          (ii) as built-drawings including plans for HVAC, mechanical and electrical systems, to the extent in Lessee's possession and not previously delivered to Lessor;

          (iii) keys to the Property; and

          (iv) assignment of all maintenance contracts (to the extent required by Lessor) and existing warranties applicable to the Property by general assignment, without warranty or recourse to the extent assignable.

     Lessee agrees to reasonably cooperate with Lessor and its representatives to effectuate a smooth transition of the operation and maintenance of the Property. Notwithstanding anything expressly to the contrary hereunder, providing Lessee surrenders the Property and all Alterations and Equipment upon the expiration or termination of this Lease in compliance with all

Applicable Laws, the failure to remove any of Lessee's Alterations or Equipment in accordance with the provisions hereof shall not result in Lessee being deemed a holdover tenant hereunder.

                                   ARTICLE 11
                              ASSIGNMENT BY LESSEE

     Section 11.1. ASSIGNMENT BY LESSEE. So long as no Lease Event of Default has occurred and is continuing, Lessee may, at Lessee's sole expense, without the consent of Lessor, assign this Lease for a period that does not extend beyond the Lease Term, to any Person, PROVIDED, HOWEVER, that any such Person or other Person is not (I) a tax-exempt entity (within the meaning of Section 168(h) of the Code) or (II) a debtor or debtor-in- possession in a voluntary or involuntary bankruptcy proceeding at the commencement of the assignment. For purposes hereof, an assignment shall include a merger or consolidation of Lessee. Any assignee shall assume in writing any obligations of Lessee arising from and after the effective date of the assignment, PROVIDED, HOWEVER, that no such assignment shall become effective until (i) a fully executed copy of an assignment and assumption agreement shall have been delivered to Lessor and the Lender, and (ii) such assignee shall have executed such instruments and other documents and provided such further assurances as the Lender shall reasonably request to ensure that such assignment is subject to the Mortgage and any related debt documents. Notwithstanding any such assignment, Lessee shall not be released from its primary liability hereunder and shall continue to be obligated for all obligations of "Lessee" in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor, as though no assignment had been made. Lessee will have the right, subsequent to any assignment (a) to receive a duplicate copy of each notice of default sent by Lessor to any assignee (but such notice shall be effective as against the Lessee, as well as any subsequent assignees, even if a copy has not been delivered to such requesting assignee), and (b) to cure any default by any assignee under the Lease within the cure period provided for hereunder. Lessee's liability hereunder shall continue notwithstanding the rejection of this Lease by an assignee or any sublease of this Lease pursuant to Section 365 of Title 11 of the United States Code, any other provision of the Bankruptcy Code, or any similar law relating to bankruptcy, insolvency, reorganization or the rights of creditors, which arises subsequent to such assignment. In the event Lessee assigns this Lease and it shall thereafter be rejected in a bankruptcy or similar proceeding, a new lease identical to this Lease shall be re-instituted as between Lessor and Lessee without further act of either party, provided Lessor shall not be obligated to deliver to Lessee possession of the Property free of any tenancy created or caused by Lessee or any entity holding by or through Lessee but Lessee may, in Lessor's name, but at Lessee's expense, take such action as it deems appropriate to have such assignee removed from the Property. Lessor shall reasonably cooperate with Lessee in such efforts. Nothing herein shall be construed to permit Lessee to mortgage, pledge, hypothecate or otherwise collaterally assign in any manner or nature whatsoever Lessee's interest under this Lease in whole or in part. Lessee shall provide written notice to Lessor and the Lender of any assignment of this Lease within thirty
(30) days after the effective date thereof and an executed copy of the approved agreement of assignment and assumption within thirty (30) days after the execution thereof. To the extent an assignee of this Lease fails to perform on behalf of Lessee the obligations of Lessee hereunder, and Lessee performs such obligations, then Lessee shall be subrogated to the rights of Lessor as against such assignee in respect of such performance.

                                   ARTICLE 12
                    LOSS; DESTRUCTION; CONDEMNATION OR DAMAGE

     Section 12.1. EVENT OF LOSS. If there shall occur an Event of Loss with respect to the Property (the "AFFECTED PROPERTY (for purposes of this Lease, the Affected Property being the entire Property)"), Lessee shall give Lessor and the Lender prompt written notice thereof and elect, within sixty (60) days after the occurrence of the Event of Loss, one of the following options:

          (i) Offer to purchase the Affected Property from Lessor, on a Rent Payment Date, which date shall be a date for which a value is set forth on Schedule 12.1 hereto (the "STIPULATED LOSS VALUE DATE"), and which Rent Payment Date shall be the first Rent Payment Date at least forty (40) days after Lessor accepts such offer, for a purchase price equal to the sum of (A) the Stipulated Loss Value for the Affected Property, determined as of such Stipulated Loss Value Date, plus (B) all unpaid Rent with respect to the Affected Property due but unpaid through such Stipulated Loss Value Date, plus (C) an amount equal to the reasonable out-of-pocket attorneys' fees of Lessor relating to the purchase by Lessee as a result of such Event of Loss. Lessor (subject to the consent of the Lender), shall have sixty
     (60) days from the date of receipt of Lessee's offer to decide whether to reject such offer. If Lessee has not received a response after forty (40) days, it may send, a second notice to the foregoing parties, stating clearly in boldface that LESSOR'S failure to reject such offer by the later of (i) the original sixty (60) day period, or (ii) ten (10) days after delivery of such second notice, shall be deemed Lessor's acceptance of such offer; or

          (ii) Restore and rebuild the Improvements damaged as a result of such Event of Loss (regardless of the availability of any insurance proceeds) so as to have a value, utility and remaining useful life as nearly as reasonably practicable equal to the value, utility and remaining useful life of the Affected Property immediately prior to such Event of Loss, and in all events as required by Section 8.2, such restoration to be done as expeditiously as is commercially reasonable and to be substantially completed, subject to FORCE MAJEURE, within twenty four months from the date of the Event of Loss, and in any event by the expiration of the Lease Term (and Lessee shall remain liable for the completion of such restoration beyond the expiration of the Lease Term to the extent not completed prior to such expiration but Lessee's obligation to complete the Improvements shall not constitute a holdover by Lessee, who shall be granted access to the Property for such completion). In the event, due to force majeure events, restoration cannot be completed by the expiration of the Term, Lessee shall diligently complete the restoration thereafter and shall be liable to pay Base Rent (based on the Base Rent in effect on the day prior to the expiration of the Term (on a per diem basis)) and Supplemental Rent, until such restoration, is complete.

     If Lessee makes an offer to purchase pursuant to clause (i) above of this
Section 12.1, and Lessor accepts such offer or is deemed to accept such offer within the sixty (60) day period referred to in the last sentence of clause (i) above, the conveyance shall occur, and Lessee shall pay to Lessor the Stipulated Loss Value and Rent described in said clause (i) on the Stipulated Loss Value Date; PROVIDED that any Net Proceeds related to the Affected Property then held by

Lessor or the Lender shall be credited against the portion of such purchase price payable to Lessor and the balance of Net Proceeds, if any, shall be paid to or retained by Lessee. Concurrently with the payment in full of the amounts payable pursuant to said clause (i), the terms of Article 22 shall be complied with.

     In the event Lessor rejects the offer of Lessee to purchase the Affected Property as provided in clause (i) of this Section 12.1 (which it may not do without the Lender's written consent unless it first pays to the Lender an amount sufficient to pay all amounts due Lender with respect to the Affected Property), the following amount shall be paid to or retained by Lessor on such Stipulated Loss Value Date: (A) all Net Proceeds related to the Affected Property, PROVIDED THAT, if Lessee is self-insured (as permitted above) by means of deductibles, retained risks or no insurance whatsoever, Lessee shall pay such amounts or additional amounts so that Lessor receives in total (including any Net Proceeds) an amount that would have been paid by a third-party insurer under a customary commercial all-risk full replacement-value insurance policy substantially similar to that described in Schedule 9.01(a)(ii) without deductibles or retained risks (but in any case amounts paid to Lessor will not be in excess of the replacement value of the Improvements immediately preceding the Event of Loss, which replacement value shall be as mutually agreed between Lessee and Lessor and, failing such agreement within fifteen (15) days of the request of either party to do so, by the Appraisal Procedure), plus (B) unpaid Rent due with respect to the Affected Property on and through such Stipulated Loss Value Date.

     Upon payment in full of the amounts set forth in clauses (A) and (B) of the preceding paragraph (in the event Lessor rejected Lessee's offer) or upon payment in full of the amounts set forth in clause (i) of the first sentence of this Section 12.1 and consummation of the sale to Lessee (or its designee) (in the event Lessor accepted Lessee's offer to purchase), (1) the Lease Term shall end, and (2) the obligations of Lessee hereunder (other than any obligations expressed herein as surviving termination of this Lease) shall terminate as of the date of such payment.

     If Lessor elects to reject the offer of Lessee hereunder to purchase the Property pursuant to this Section 12.1 while a Mortgage encumbers the Property, any notice of rejection shall only be effective, and Lessor shall only be entitled to reject such offer, if such notice is in writing and either such rejection is concurrently consented to in writing by the Lender or Lessor concurrently with delivery of its rejection notice pays to the Lender all amounts secured by the Mortgage with respect to the Affected Property, and reasonably evidences such payment to Lessee, and absent such repayment or consent by the Lender within the period referred to in the last sentence of clause (i) above, Lessor shall be deemed to have accepted Lessee's offer.

     Section 12.2. APPLICATION OF PAYMENTS UPON AN EVENT OF LOSS WHEN LEASE CONTINUES. Subject to Section 12.4, payments received at any time by Lessor or Lessee from any Governmental Authority or insurance carrier or other Person with respect to any Event of Loss in a case in which this Lease will not terminate (and there will occur no abatement or reduction of rent) because Lessee has elected to proceed, under clause (ii) of Section 12.1, shall be paid to Lessee to be applied, as necessary, to the repair or restoration of the Property as described in clause (ii) of Section 12.1. Any excess insurance proceeds remaining thereafter shall be retained by Lessee. In the event of a condemnation which does not result in a termination of the Lease, the proceeds of the condemnation award remaining after repair and restoration, to the extent the excess equals or exceeds $500,000.00, shall be paid to the Lessor. The first $500,000.00 of excess condemnation proceeds shall be allocated between Lessor and Lessee as set forth on Schedule 12.2 attached hereto. In no event shall Rent be adjusted.

     Section 12.3. APPLICATION OF PAYMENTS NOT RELATING TO AN EVENT OF LOSS. In case of a Condemnation or Casualty which is not an Event of Loss or which does not result in a termination of this Lease in accordance with the above provisions of Article 12, this Lease shall remain in full force and effect, without any abatement or reduction of Rent. Subject to Section 12.4, all Net Casualty Proceeds and all Net Condemnation Proceeds, as the case may be, shall be paid to Lessee to be applied, as necessary, to the repair or restoration of the Property so such Property shall have a value, utility and remaining useful life as close as reasonably practicable to the value, utility and remaining useful life existing immediately prior to such Casualty or Condemnation. Any excess insurance proceeds remaining thereafter shall be retained by Lessee and any excess condemnation award remaining thereafter in excess of $500,000.00 shall be paid to Lessor. The first $500,000.00 of excess condemnation proceeds shall be divided by Lessor and Lessee as set forth on Schedule 12.2.

     Section 12.4. OTHER DISPOSITIONS. (a) Net Casualty Proceeds or Net Condemnation Proceeds, as the case may be, in excess of the Threshold Amount (as such amount may be increased by increases in the CPI, as calculated in the manner set forth in Section 8.3(a)) (each, as applicable, the "RESTORATION FUND") in respect of such Casualty or Condemnation, as the case may be, shall be paid to the Proceeds Trustee for release to Lessee as restoration progresses, subject to and in accordance with Section 12.4(b). Lessor and Lessee hereby authorize and direct (i) any insurer, to make payment in excess of the Threshold Amount under policies of casualty insurance required to be maintained by Lessee pursuant to Section 9.1 (a) directly to the Proceeds Trustee instead of to Lessor and Lessee jointly, and (ii) any Governmental Agency to make payments of any Net Condemnation Proceeds in excess of the Threshold Amount directly to the Proceeds Trustee instead of to Lessor and/or Lessee; and each of Lessee and Lessor hereby appoints the Proceeds Trustee as its attorney-in-fact to endorse any draft therefor for the purposes set forth in this Lease after approval by Lessee of the Proceeds Trustee, if the Proceeds Trustee is other than the Lender. In the event that a Casualty shall occur at such time as Lessee shall not have maintained property or casualty insurance to the extent required by said Section 9.1 (a) (I.E., Lessee is self insuring in whole, or in part), Lessee shall be obligated to pay itself towards restoration the amount it self insures. Lessee shall be obligated to pay the Threshold Amount (or any amount it self-insured) towards restoration costs prior to the disbursement of any funds from the Restoration Fund.

     (b) The Restoration Fund, if any, shall be disbursed by the Proceeds Trustee by wire transfer of immediately available funds within five (5) Business Days of the last submission made pursuant to and in accordance with the following conditions (provided that there shall be no more than one disbursement during each month):

          (i) At the time of any disbursement, no Lease Event of Default shall exist and, subject to Article 7, no mechanics' or materialmen's liens shall have been filed and remain undischarged, unbonded or not insured over.

          (ii) Disbursements (subject to the holdback in Section 12.4(b)(iv) below) shall be made from time to time in an amount not exceeding the hard and soft cost of the work and costs incurred since the last disbursement upon receipt of (1) satisfactory evidence, including architects' certificates when required pursuant to Section 8.3, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (2) partial releases of liens from Lessee's general contractor in respect of the disbursement made pursuant to the immediately preceding request, and (3) other reasonable evidence of cost incurred (whether or not paid) so that the Proceeds Trustee is able to verify that the amounts disbursed from time to time are represented by work that is completed in place or delivered to the site and free and clear of (subject to Article 7), mechanics' and materialmen's lien claims.

          (iii) Each request for disbursement shall be accompanied by a certificate of Lessee (1) agreeing to use amounts disbursed for the costs described in Section 12.4(b)(ii), (2) describing the work, materials or other costs or expenses for which payment is requested, (3) stating the cost incurred in connection therewith, (4) stating that Lessee has paid costs and expenses for such work in an amount equal to the self insured and/or deductible amounts as permitted by Section 9.1(b) (and attaching thereto evidence thereof reasonable satisfactory to Lessor) and (5) stating that Lessee has not previously received payment for such work or expense and the certificate to be delivered by Lessee upon completion of the work shall, in addition, state that the work has been substantially completed and complies with the applicable requirements of this Lease.

          (iv) The Proceeds Trustee shall retain ten percent (10%) of the amounts otherwise disbursable until the restoration is at least fifty percent (50%) complete, and thereafter five percent (5%) until the restoration is substantially complete.

          (v) The Restoration Fund shall be kept by the Proceeds Trustee in a separate interest-bearing federally insured account or invested in Permitted Investments (as directed by, or on behalf of, Lessee).

          (vi) Prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as reasonably determined by the Proceeds Trustee, exceeds the then amount of the Restoration Fund, Lessee shall fund at its own expense the costs of such restoration until the remaining Restoration Fund is sufficient for the completion of the restoration. In the case of Casualty, any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of restoration shall be paid to Lessee. In the case of Condemnation, any sum in the Restoration Fund which remains in the Restoration Fund upon the completion of restoration shall be applied as set forth in Section 12.2.

     Section 12.5. NEGOTIATIONS. In the event the Property becomes subject to condemnation or requisition proceedings, Lessee shall control the negotiations with the relevant Governmental Authority, unless: (i) a Lease Event of Default shall be continuing, or (ii) the Net Condemnation Proceeds will likely be in excess of the Threshold Amount (as such amount may be increased by increases in the CPI, as calculated in the manner set forth in Section 8.3(a), above) (which determination shall be made in Lessor's reasonable discretion), in which case Lessor (or Lender, if there is one) may elect in writing to control such negotiations; PROVIDED that in any event Lessor may elect to participate in such negotiations, Lessee shall give to Lessor and the Lender such information, and copies of such documents, which relate to such proceedings and are in the possession of Lessee, as are reasonably requested by Lessor or the Lender. Lessor shall confer with Lessee as to any negotiations with Governmental Authorities material to Lessee's operations and shall not agree to any act that would have a material adverse effect on Lessee's business. Notwithstanding the foregoing, in jurisdictions where a separate award may be granted for Lessee's Equipment and Personalty, moving and relocation expenses, business loss, business damages, loss of goodwill, unamortized costs of any Alterations title for which has not vested in Lessor pursuant to the terms of this Lease, and Lessee's attorneys' fees, costs and expenses in the proceedings, Lessee may assert claims for and control the negotiations pertaining to such interests, PROVIDED that the Lessor's award in respect to the Property is not diminished by the award to Lessee. Lessee acknowledges that no payments shall be permitted hereunder other than on a Rent Payment Date.

                                   ARTICLE 13
                             INTENTIONALLY OMITTED

                                   ARTICLE 14
                                    SUBLEASE

     Section 14.1. SUBLEASING PERMITTED; LESSEE REMAINS OBLIGATED. Provided that no Lease Event of Default shall have occurred and be continuing at the time the sublease is entered into, upon fifteen (15) days' prior written notice to Lessor and the Lender (except for subleases to Affiliates, in which case no notice shall be required), Lessee may at any time and from time to time sublease the Property or any portion or portions thereof to any Person or permit the occupancy of the Property or any portion or portions thereof by any Person who is not a debtor or debtor-in-possession in a voluntary or involuntary bankruptcy proceeding at the commencement of the sublease term. Any such sublease, sub-sublease, license, occupancy agreement or similar agreement (each, a "SUBLEASE") shall not release Lessee from its primary liability for the performance of its duties and obligations hereunder, and Lessee shall continue to be obligated for all obligations of "Lessee" in this Lease, which obligations shall continue in full effect as obligations of a principal and not of a guarantor, as though no Sublease had been made. From time to time, but in no event more than once annually, upon Lessor's request, Lessee shall forward to Lessor the names, businesses and square footage leased (or location) of all subtenants (other than Subleases to Affiliates).

     Section 14.2. PROVISIONS OF SUBLEASES. Each Sublease will:

     (a) be expressly subject and subordinate to this Lease and any mortgage (including the Mortgage) encumbering the Property;

     (b)  not extend beyond the Lease Term minus one day; and

     (c) terminate upon any termination of this Lease, unless Lessor elects in writing (which election must be consented to by the Lender), to cause the sublessee to attorn to and recognize Lessor as the lessor under such Sublease, whereupon such Sublease shall continue as a direct lease between the sublessee and Lessor upon all the terms and conditions of such Sublease (it being agreed that all Subleases with Affiliates of Lessee shall automatically terminate upon termination of this Lease).

     Section 14.3. ASSIGNMENT OF SUBLEASE RENTS. To secure the prompt and full payment by Lessee of the Rent and the faithful performance by Lessee of all the other terms and conditions herein contained on its part to be kept and performed, Lessee hereby absolutely, presently assigns, transfers and sets over unto Lessor, subject to the conditions hereinafter set forth in this Section 14.3, all of Lessee's right, title and interest in and to all Subleases, and hereby confers upon Lessor, its agents and representatives, a right of entry in, and sufficient possession of, the Property to permit and ensure the collection by Lessor of the rentals and other sums payable under the Subleases, and further agrees that the exercise of the right of entry and qualified possession by Lessor shall not constitute an eviction of Lessee from the Property or any portion thereof; PROVIDED, HOWEVER, that Lessee shall continue to have the right to collect, use, enjoy and distribute all Sublease revenue (a) except during the continuance of a Lease Event of Default, or (b) until this Lease and the Lease Term shall be canceled or terminated pursuant to the terms, covenants and conditions hereof, or (c) until there occurs repossession under a dispossess warrant or other judgment, order or decree of a court of competent jurisdiction and then only as to such of the Subleases that Lessor may elect to take over and assume. Notwithstanding the foregoing, if the events described in Section 14.3(b) and Section 14.3(c) herein above have not occurred and if the Lease Event of Default which caused such collection of revenue by Lessor shall have been cured by Lessee or otherwise not continue to exist, upon the written demand of Lessee, Lessor shall cease to exercise the rights granted hereunder to Lessor with respect to the Subleases, and amounts collected under the Subleases and not applied to Lessee's obligations hereunder shall promptly be paid over to Lessee.

                                   ARTICLE 15
                                   INSPECTION

     Section 15.1. INSPECTION. Upon at least five (5) Business Days' prior written notice to Lessee (or immediately if a Lease Event of Default shall be continuing) Lessor or the Lender and their respective representatives and agents (each, an "INSPECTING PARTY"), may, in a commercially reasonable manner and at their own risk, inspect the Property, during normal business hours, to verify compliance with the provisions of this Lease. No Sublease shall contain any restrictions on inspection other than as set forth herein. The Inspecting Party shall repair any damage caused by any inspection performed pursuant to Section
15.1. Unless a Lease Event of Default is continuing, no intrusive tests are permitted. Lessee shall have the right during such inspection to have its representatives present at any such inspection, including security guards. In addition, Lessee may designate one or more reasonably sized "secure areas" to which Lessor or Lender shall have no access, except during the continuance of a Lease Event of Default. Each Inspecting Party agrees to hold in confidence all proprietary information and trade secrets of which it becomes aware during such inspection. All such inspections shall be at Lessor's expense, unless a Lease Event of Default occurs and is continuing. Further, upon fifteen (15) Business Days' prior notice to Lessee, but no more than once annually, the Inspecting Parties, at their expense, may inspect the books and records as they relate to the maintenance and care of the Property during the term of this Lease (other than Lessee's

Equipment and Personalty), that are in the possession of Lessee, which shall be made available at the Property or the headquarters of the Lessee. Such inspection shall be at the cost of the Inspecting Party unless a Lease Event of Default exists, in which event Lessee shall pay such costs.

                                   ARTICLE 16
                             LEASE EVENTS OF DEFAULT

     Section 16.1. LEASE EVENTS OF DEFAULT. The following events shall constitute a "Lease Events of Default":

     (a) Lessee shall fail to make any payment of Base Rent, a Termination Value Payment or a Stipulated Loss Value Payment within five (5) Business Days after notice that such amount is due and unpaid;

     (b) Lessee shall fail to make any late payment and/or Default Interest within ten (10) days after notice that such amount is due and unpaid;

     (c) Lessee shall fail to make any other payment of Supplemental Rent, other than any amount described in clause (a) or clause (b) of this Article 16, and such failure shall continue for a period of ten (10) days after notice of such failure to Lessee from Lessor or Lender;

     (d) Lessee shall fail to timely perform or observe any covenant or agreement (not otherwise specified in this Article 16) to be performed or observed by it hereunder and such failure shall continue for a period of thirty
(30) days after written notice thereof from Lessor or the Lender; PROVIDED that the continuation of such a failure for thirty (30) days or longer after such notice shall not constitute a Lease Event of Default if such failure can be cured, but cannot reasonably be cured within such thirty (30) day period, and Lessee shall commence to cure such failure within such thirty (30) day period and shall be diligently and continuously prosecuting the cure of such failure.

     (e) except to the extent the Lessee is permitted to self-insure pursuant to Section 9.1(b) and Schedule 9.1, Lessee shall fail to carry or maintain in full force any insurance required hereunder, and such failure shall continue for five (5) business days after such obligations arises, but not beyond the expiration date of any required policy of insurance;

     (f) any representation or warranty made by the Lessee herein shall prove to have been incorrect in any material respect when such representation or warranty was made and shall remain materially incorrect at the time in question, and is not cured in all material respects within thirty (30) days of notice to Lessee of such breach; PROVIDED that the continuation of such a failure for thirty (30) days or longer after such notice shall not constitute a Lease Event of Default if such failure can be cured, but cannot reasonably be cured within such thirty (30) day period, and Lessee shall commence to cure such failure within such thirty (30) day period and shall be diligently and continuously prosecuting the cure of such failure.

     (g) (A) Lessee makes any general arrangement or assignment for the benefit of creditors; (B) Lessee becomes a "debtor" as defined in 11 U.S.C. Section 101 or any successor statute thereto (unless, in the case of a petition filed against Lessee, the same is dismissed within ninety

(90) days); (C) the appointment of a trustee or receiver to take possession of substantially all of the assets of Lessee where possession is not restored to Lessee within ninety (90) days; (D) the attachment, execution or other judicial seizure of substantially all of the assets of Lessee where such seizure is not discharged within ninety (90) days; (E) Lessee admits in writing its inability to pay its debts generally as they become due; (F) Lessee files a petition or answer seeking reorganization or arrangement or other protection under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof; (G) Lessee is liquidated or dissolved, or placed under conservatorship or other protection under any applicable federal or state law; (H) any petition is filed by or against Lessee under Federal bankruptcy laws, or any other proceeding is instituted by or against Lessee seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Lessee, or for any substantial part of the property of Lessee, and such proceeding is not dismissed within ninety (90) days after institution thereof, or Lessee shall take any action to authorize or effect any of the actions set forth above in this subsection (g).

                                   ARTICLE 17
                                  ENFORCEMENT

     Section 17.1. REMEDIES. Upon the occurrence of any Lease Event of Default and at any time thereafter so long as the same shall be continuing, Lessor may, at its option, by notice to Lessee do one or more of the following as Lessor in its sole discretion shall determine:

     (a) Lessor may, by notice to Lessee, terminate this Lease as of the date specified in such notice; PROVIDED (i) no reletting, reentry or taking of possession of any or all of the Property by Lessor will be construed as an election on Lessor's part to terminate this Lease unless a written notice of such intention is given to Lessee, (ii) notwithstanding any reletting, reentry or taking of possession, Lessor may at any time thereafter elect to terminate this Lease with respect to any or all of the Property, and (iii) no act or thing done by Lessor or any of its agents, representatives or employees and no agreement accepting a surrender of any or all of the Property shall be valid unless the same be made in writing and executed by Lessor. If Lessor shall have terminated the Lease, Lessor may demand that Lessee pay to Lessor, and Lessee shall pay to Lessor, the amounts set forth in subparagraphs (c) or (e) below.

     (b) Lessor may whether or not the Lease is terminated (i) demand that Lessee, and Lessee shall upon the written demand of Lessor, return the Property promptly to Lessor in the manner and condition required by, and otherwise in accordance with all of the provisions of, Article 10 as if the Property were being returned at the end of the Lease Term, and Lessor shall not be liable for the reimbursement of Lessee for any costs and expenses incurred by Lessee in connection therewith, and (ii) without prejudice to any other remedy which Lessor may have for possession of the Property, enter upon the Property and take immediate possession of (to the exclusion of Lessee) the Property and expel or remove Lessee and any other person who may be occupying the same (subject to the terms of any nondisturbance agreements with Lessor in favor of any subtenants), by summary proceedings or otherwise, all without liability to Lessor for or by reason of such entry or taking of possession, whether for the restoration of damage to property caused by such taking or otherwise and, in addition to Lessor's other damages, Lessee shall be responsible for the reasonably necessary costs and expenses of reletting actually incurred.

     (c) Lessor may sell the Property at public or private sale, as Lessor may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or any proceeds with respect thereto (except to the extent required by the next succeeding sentence if Lessor shall elect to exercise its rights thereunder), in which event Lessee's obligation to pay Base Rent hereunder for periods commencing after the Stipulated Loss Date next succeeding the date of such sale shall be terminated. If Lessor shall have sold any of the Property pursuant to the above terms of this Section 17.1(c), Lessor may demand that Lessee pay to Lessor, and Lessee shall promptly pay to Lessor, on the date of such sale, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor's actual damages would be difficult to predict, but the liquidated damages described below represent a reasonable approximation of such amount), in lieu of Base Rent in respect of the Property due for the period commencing on the Stipulated Loss Date next succeeding the date of sale, an amount equal to the sum of:

          (1) all unpaid Rent with respect to the Property due but unpaid through such Stipulated Loss Date; plus

          (2) an amount equal to the present value of the amount of the Base Rent payments payable on the Business Day before the date preceding the remaining scheduled Rent Payment Dates, discounted monthly at the Reference Rate;

          (3) interest at the Default Rate on all of the foregoing amounts from the date due until the date of actual payment;

     to the extent such amount exceeds the net proceeds of such sale.

     (d) Except as Lessor may otherwise be required by Applicable Laws, Lessor may hold, keep idle or lease to others the Property as Lessor in its sole discretion may determine, free and clear of any rights of Lessee and without any duty to account to Lessee with respect to such action or inaction or for any proceeds with respect to such action or inaction, except that Lessee's obligation to pay Base Rent from and after the occurrence of a Lease Event of Default, but prior to the termination of the Lease or the foreclosure of the Lien of the Lender, shall be reduced by the net proceeds, if any, received by Lessor from leasing the Property to any Person, or allowing any Person to use the Property, other than Lessee for the same periods or any portion thereof,

     (e) Lessor may, whether or not Lessor shall have exercised or shall thereafter at any time exercise any of its rights under Section 17.1(b) or 17.1(d), but only if the Property shall not have been sold under Section 17.1(c), demand, by written notice to Lessee specifying a Stipulated Loss Date (the "FINAL PAYMENT DATE") not earlier than twenty (20) days after the date of such notice, that Lessee pay to Lessor, and Lessee shall pay to Lessor, on the Final Payment Date, as liquidated damages for loss of a bargain and not as a penalty (the parties agreeing that Lessor's actual damages would be difficult to predict, but the aforementioned liquidated damages represent a reasonable approximation of such amount), in lieu of Base Rent for periods commencing after the Final Payment Date, an amount equal to the sum of:

          (1) all unpaid Rent with respect to the Property due but unpaid through such Stipulated Loss Date; plus

          (2) an amount equal to the present value of the amount of the Base Rent payments payable on the Business Day before the dates preceding the remaining scheduled Rent Payment Dates, discounted monthly at the Reference Rate;

          (3) interest at the Default Rate on all of the foregoing amounts from the date due until the date of actual payment.

     (f) Lessor may retain and apply against Lessor's damages all sums which Lessor would, absent such Lease Event of Default, be required to pay to, or turn over to, Lessee pursuant to the terms of this Lease; or

     (g) Lessor may exercise any other right or remedy that may be available to it under Applicable Laws or in equity, or proceed by appropriate court action (legal or equitable) to enforce the terms hereof or to recover damages for the breach hereof. A single or separate suits may be brought to collect any such damages for any period or periods with respect to which Rent shall have accrued, and such suits shall not in any manner prejudice Lessor's right to collect any such damages for any subsequent period, or Lessor may defer any such suit until after the expiration of the Base Term or the then current Renewal Term, in which event such suit shall be deemed not to have accrued until the expiration of the Base Term, or the then current Renewal Term.

     Section 17.2. SURVIVAL OF LESSEE'S OBLIGATIONS. No repossession of any or all of the Property or exercise of any remedy under this Lease, including termination of this Lease, shall, except as specifically provided herein, relieve Lessee of any of its liabilities and obligations hereunder, including the obligation to pay Rent. In addition, except as specifically provided herein, Lessee shall be liable for any and all unpaid Rent due hereunder before, after or during the exercise of any of the foregoing remedies, including all reasonable legal fees and other costs and expenses incurred by Lessor and the Lender by reason of the occurrence of any Lease Event of Default or the exercise of Lessor's remedies with respect thereto, and including all costs and expenses incurred in connection with the return of the Property in the manner and condition required by, and otherwise in accordance with the provisions of,
Article 10 as if the Property were being returned at the end of the Lease Term. At any sale of any or all of the Property or any other rights pursuant to
Section 17.1, Lessor or the Lender may bid for and purchase the Property.

     Section 17.3. REMEDIES CUMULATIVE; NO WAIVER; CONSENTS; MITIGATION OF DAMAGES. To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws, each and every right, power and remedy herein specifically given to Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any right, power or remedy. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver of any default on the part of Lessee or to be an acquiescence therein. Lessor's consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor's consent, in the future, to all similar requests. No express or implied waiver by Lessor of any Lease Event of Default shall in any way be, or be construed to be, a waiver of any future or subsequent Lease Event of Default. Lessor shall use reasonable efforts to mitigate any damages suffered by Lessor that result from a Lease Event of Default.

                                   ARTICLE 18
                          RIGHT TO PERFORM FOR LESSEE

     Section 18.1. RIGHT TO PERFORM FOR LESSEE. If Lessee shall fail to perform or comply with any of its agreements contained herein, following applicable notice and cure periods, Lessor may perform or comply with such agreement, and Lessor shall not thereby be deemed to have waived any default caused by such failure, and the amount of payment required to be made by Lessee hereunder and made by Lessor on behalf of Lessee, and the reasonable out-of-pocket third-party costs and expenses of Lessor (including reasonable attorneys' fees and expenses) incurred in connection with the performance of or compliance with such agreement, as the case may be, together with interest thereon at the Default Rate, shall be deemed Supplemental Rent, payable by Lessee to Lessor upon demand. In addition, during the continuance of a Lease Event of Default in respect of Lessee's obligations under Section 8.2 and/or Section 8.5, then, in addition to the rights above and at the cost of Lessee, (a) Lessor shall have the right to hire Persons (as selected by Lessor in its reasonable discretion) to cure such Lease Event of Default, and to take any and all other actions necessary to cure such Lease Event of Default, and (b) Lessee shall cooperate with Lessor, and the Persons hired by Lessor, in the performance of such cure, including, without limitation, (i) providing access to the subject Property at reasonable times every day of the week, (ii) making available water, electricity and other utilities existing at or on the subject Property, and (iii) restricting or closing the Property, but only if such restriction or closure is reasonably necessary for the performance of such cure and provided that such closure shall be done for and during a time period and in such manner that balances the need for the maintenance or repair of the Property (and doing so in a safe manner) and the continuing operations of the Property.

                                   ARTICLE 19
                                  INDEMNITIES

     Section 19.1. GENERAL INDEMNIFICATION. (a) Lessee agrees to indemnify, defend, and keep harmless each Indemnitee, from and against any and all Claims arising out of acts, or failures to act, prior to the expiration or earlier termination of the Term (whether during the Lease Term, or prior to the Closing
Date), whenever they may be suffered, imposed on or asserted against any Indemnitee, arising out of (i) the ownership, leasing, subleasing, assignment, financing, refinancing, renewal, return, operation, possession, use, non-use, maintenance, modification, alteration, reconstruction, restoration, or replacement of the Property or the Lease, or from the granting by Lessor at Lessee's request of easements, licenses or any similar rights with respect to all or any part of the Property, or from the construction, design, purchase or condition of the Property (including any Claims (whether by Governmental Authority or other Person) arising, directly or indirectly, out of the actual or alleged presence, use, storage, generation, Release or threat of Release of any Hazardous Materials, and any Claims for patent, trademark or copyright infringement and latent or other defects, whether or not discoverable), including any liability under Applicable Laws (including, without limitation, any Claims arising directly or indirectly out of any actual or alleged violation, now or hereafter existing, of any Environmental Laws),
(ii) the Lease or any modification, amendment or supplement thereto to the extent arising out of the operation, maintenance, use or possession of the Property whether before or after the Closing Date, (iii) the non-compliance of the Property with Applicable Laws (including because of the existence of the Permitted Liens), (iv) without limiting any other indemnities herein, any other matters relating to the Property or any operations thereon, and not already covered by this Section 19.1(a), to the extent such matters arise out of the operation, maintenance, use or possession of the Property by Lessee, whether before or after the Closing Date, including matters relating to Environmental Laws or Hazardous Materials, the breach by Lessee of its representations, warranties, covenants and obligations in this Lease whether or not such Claim arises or accrues prior to the date of this Lease, (v) the business and activities of Lessee, except to the extent arising out of relationships not related to this transaction, (vi) the cost of any Remedial Action, assessment, containment, monitoring, treatment and/or removal of any and all Hazardous Materials from all or any portion of the Property or any surrounding areas over which Lessee has responsibility, the cost of any actions taken in response to a release or threat of release of any Hazardous Materials on, in, under, relating to or affecting any portion of the Property or any surrounding areas over which Lessee has responsibility to prevent or minimize such release or threat of release so that it does not migrate or otherwise cause or threaten danger to present or future public health, safety, welfare or the environment, and costs incurred to comply with Environmental Laws in connection with all or any portion of the Property or any surrounding areas over which Lessee has responsibility,
(vii) a Lease Default or a Lease Event of Default, (viii) any litigation, suit, cause of action, writ, decree, injunction, order, judgment, proceeding or Claim now or hereafter asserted against the Property, Lessor (by virtue of its ownership of, leasing or financing of the Property), or Lessee with respect to the Property or this Lease, and (ix) any defects in title caused, created or permitted by Lessee, or anyone acting by, through or under Lessee. Lessee acknowledges that the foregoing includes any costs incurred by Lessor, or the Lender in performing any inspections of any Property if such inspection reveals a violation by Lessee of Section 8.5. Lessee shall not be required to indemnify any Indemnitee under this Section 19.1 for any Claim to the extent resulting from (A) the willful misconduct or negligence or breach of representation or warranty of such Indemnitee or a member of such Indemnitee's Group, (B) any amounts payable to Lender unless such amounts are payable by Lessee under this Lease, (C) any acts or events to the extent first occurring after the expiration of the Lease Term and return of the Property to Lessor in the condition required in this Lease (but any indemnification first arising after the expiration of the Term (and not otherwise covered hereby) shall include only those matters relating to Lessee's failure to return the Property in the condition required),
(D) any taxes, except to the extent covered in Sections 8.6 of this Lease, (E) any voluntary transfers of the Property made by Lessor (other than arising out of a Lease Event of Default by Lessee), and (F) any voluntary transfer made by the Lender. Lessee shall be entitled to credit against any payments due under this

Section 19.1 any insurance recoveries or other reimbursements received by the Indemnitee to be indemnified in respect of the related Claim under or from insurance paid for, directly or indirectly, by Lessee or assigned to Lessor by Lessee, to the extent such insurance recoveries exceed such Indemnitee's costs and expenses incurred in recouping such insurance recovery.

     (b) In case any Claim shall be made or brought against any Indemnitee, such Indemnitees shall give prompt notice thereof to Lessee, PROVIDED that failure to so notify Lessee shall not reduce Lessee's obligations to indemnify any Indemnitee hereunder unless and only to the extent such failure results in additional liability on Lessee's part. Lessee shall be entitled, at its expense, acting through counsel selected by Lessee (and reasonably satisfactory to such Indemnitee), to participate in, and, to the extent that Lessee desires, to assume and control, the negotiation, litigation and/or settlement of any such Claim (subject to the provisions of the last sentence of subparagraph (c) of this Section 19.1). Such Indemnitee may (but shall not be obligated to) participate in a reasonable manner at its own expense (unless Lessee is not properly performing its obligations hereunder) and with its own counsel in any proceeding conducted by Lessee in accordance with the foregoing. If Lessee shall defend the Indemnitee in any such suit or proceeding, then, unless such Indemnitee shall determine (in its reasonable discretion) that a conflict of interest exists between Lessee and such Indemnitee, Lessee shall not be obligated to reimburse the Indemnitee for the cost of such Indemnitee's attorneys' fees or expenses incurred in connection with such suit or proceeding.

     (c) Each Indemnitee shall at Lessee's expense supply Lessee with such information and documents reasonably requested by Lessee in connection with any Claim for which Lessee may be required to indemnify any Indemnitee under this
Section 19.1. Unless a Lease Event of Default is continuing, no Indemnitee shall enter into any settlement or other compromise with respect to any Claim for which indemnification is required under this Section 19.1 without the prior written consent of Lessee. Lessee shall have the authority to settle or compromise any Claim against an Indemnitee hereunder, PROVIDED that no admission of wrongdoing shall be required of such Indemnitee and such Indemnitee shall be released of all liability in connection with any such Claim.

     (d)  Upon payment in full of any Claim by Lessee pursuant to this Section
19.1 to or on behalf of an Indemnitee, Lessee, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall execute such instruments of assignment and conveyance, evidence of claims and payment and such other documents, instruments and agreements as may be necessary to preserve any such claims and otherwise reasonably cooperate with Lessee to enable Lessee to pursue such claims.

     (e) Prior to paying any amount otherwise payable to an Indemnitee pursuant to this Section 19.1, Lessee shall be entitled to receive from such Indemnitee
(i) a written statement describing the amount so payable, (ii) a general release from Indemnitee upon such payment with respect to the claim made and (iii) such additional information as Lessee may reasonably request and which is reasonably available to such Indemnitee to properly substantiate the requested payment.

     (f) Subject to the penultimate sentence of Section 19.1(a) above, Lessee's liability hereunder shall in no way be limited or impaired by any act, including, without limitation, (i) any amendment or modification to the Lease, (ii) any waiver of any Lease Event of Default, default, or extension of time or any failure to enforce any remedies or rights of either Lessor or Lender, (iii) any sale or transfer of the Property, or (iv) any assignment of the Lease.

                                   ARTICLE 20
                      LESSEE REPRESENTATIONS AND COVENANTS

     Section 20.1. REPRESENTATIONS AND WARRANTIES. Lessee represents and warrants to Lessor that the following are true and correct as of the Closing
Date:

     (a) DUE ORGANIZATION. Lessee is a corporation duly organized, validly existing and in good standing in the State of New York and qualified to do business in, and in good standing, in the State of Illinois. Lessee has the corporate power and authority to conduct its business as now conducted, to lease the Property and to enter into and perform its obligations under the Lease. Lessee is duly qualified to do business and is in good standing as a foreign corporation in any jurisdiction where the failure to so qualify would have a material adverse effect on its ability to perform its obligations under the Lease.

     (b) DUE AUTHORIZATION; NO CONFLICT. The Lease has been duly authorized by all necessary corporate action on the part of Lessee and has been duly executed and delivered by Lessee, and the execution, delivery and performance thereof by Lessee will not, (i) require any approval of the stockholders of Lessee or any approval or consent of any trustee or holder of any indebtedness or obligation of Lessee, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law binding on Lessee or (iii) contravene or result in any breach of or constitute any default under Lessee's charter or by-laws or other organizational documents, or any indenture, judgment, order, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Lessee is a party or by which Lessee is bound, or result in the creation of any Lien upon any of the property of Lessee.

     (c) GOVERNMENTAL ACTIONS. All Governmental Action required in connection with the execution, delivery and performance by Lessee of the Lease, has been or will have been obtained, given or made.

     (d) ENFORCEABILITY. The Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, moratorium, fraudulent conveyance, insolvency, equitable principles or other similar laws affecting the enforcement of creditors' rights in general.

     (e) BANKRUPTCY. No bankruptcy, reorganization, arrangement or insolvency proceedings are pending, threatened or contemplated by Lessee, and Lessee has not made a general assignment for the benefit of creditors.

     (f) TAX FILINGS. All tax returns and reports of Lessee required by law to be filed with respect to the Property have been duly filed, and all taxes, interests and penalties assessed by any Governmental Authority upon the Property or Lessee (with respect to the Property), which are due and payable, have been paid, except to the extent being contested in good faith by the Lessee.

     (g) CONDITION OF PROPERTY; CONDEMNATION. The Property is, to the Lessee's knowledge, free and clear of any damage that would materially and adversely affect its value. The Lessee has not received notice of any proceeding pending for the total or partial condemnation of or affecting the Property, such that such proceeding would have a material adverse effect on the Property. To the Lessee's knowledge, as of the Closing Date, all of the material Improvements lie wholly within the boundaries and building restriction lines of such Property, except for encroachments that are insured against by the Title Policy or that do not materially and adversely affect the value or marketability of the Property, and no improvements on adjoining properties materially encroach upon the Property so as to materially and adversely affect the value or marketability of the Property.

     (h) ENVIRONMENTAL CONDITIONS. An environmental site assessment was performed with respect to the Property in connection with the closing, and a report of each such assessment (an "ENVIRONMENTAL REPORT") has been delivered to Lessor. To the Lessee's knowledge, there are no circumstances or conditions with respect to the Property not revealed in such Environmental Report that render the Property in violation (other than to a de minimis effect) of any applicable Environmental Laws.

     (i) LEGAL PROCEEDINGS. There are no pending or to the Lessee's knowledge, threatened actions, suits or proceedings by or before any court or governmental authority against or affecting the Lessee with respect to the Property that, if determined adversely to such Lessee or Property, would materially and adversely affect the value of the Property.

     (j) LICENSES AND PERMITS. To the Lessee's knowledge, (i) it possesses all material licenses, permits and authorizations required by applicable law for the operation of the Property and (ii) all such licenses, permits and authorizations are valid and in full force and effect.

The phrase "the Lessee's knowledge" and other words and phrases of like import shall mean the actual state of knowledge of Dusty Dastur. Lessee represents that the foregoing individuals are the people who are likely to know of any matters covered by these representations and warranties.

                                   ARTICLE 21
                            [Intentionally Omitted]

                                   ARTICLE 22
                               PURCHASE PROCEDURE

     Section 22.1. PURCHASE PROCEDURE. In the event of the purchase of Lessor's interest in the Property by Lessee pursuant to any provision of this Lease, the terms and conditions of this Section 22.1 shall apply.

     (a) On the closing date fixed for the purchase of Lessor's interest in the Property, which shall be a Rent Payment Date:

          (i) Lessee shall pay to Lessor, in lawful money of the United States, at Lessor's address hereinabove stated or at any other place in the United States which

     Lessor may designate, in immediately available funds, the applicable purchase price or Stipulated Loss Value, and all other costs due as of such Closing, including, without limitation, any applicable prepayment premium; and

          (ii) Lessor shall execute and deliver to Lessee a deed with covenants against grantor's acts, assignment and/or such other instrument or instruments as may be appropriate, which shall transfer Lessor's interest in the Property, subject to, (A) Permitted Liens (except for any mortgage indebtedness of Lessor if the sale is pursuant to Article 12), (B) all liens, encumbrances, charges, exceptions and restrictions attaching to the Property after the Closing Date which shall not have been created or caused by Lessor (unless consented to by Lessee), and (C) all applicable laws, rules, regulations, ordinances and governmental restrictions then in effect.

     (b) Lessee shall pay all costs, charges and expenses of incident to such transfer, including, without limitation, all recording fees, transfer taxes, title insurance premiums, fees for counsel to the Lender and federal, state and local taxes, except for any net income taxes, if the sale is pursuant to Section 12.1, otherwise, such costs shall be as set forth in the Terms.

     (c) In the event Lessor and Lessee enter into a purchase agreement for the sale of the Property, Lessor agrees to cause the entity that owns the Property to be sold to Lessee, in lieu of a sale of the Property to Lessee, in the event
(i) Lessee requests Lessor so to do; and (ii) the sale of the interests in Lessor (rather than the Property) to Lessee shall not impose any obligations on Lessor that would not be imposed had Lessor sold the property, will not decrease any rights Lessor would have had Lessor sold the property, and will not create any increased possibility of additional liability to Lessor (including without limitation, for ongoing corporate acts, taxes, etc.), all as shall be reasonably evidenced to Lessor by certificates, affidavits, opinions or otherwise. Lessor agrees to cooperate with Lessee in effectuating such a transfer of equity interests, subject to the terms hereof.

                                   ARTICLE 23
                         TRANSFER OF LESSOR'S INTEREST

     Section 23.1. PERMITTED TRANSFER. Subject to Article 4, Lessor may transfer all, or any part of, its right, title and interest in and to any Property and its rights under this Lease and the other documents relating thereto with respect to such Property other than to Prohibited Transferees, on the following terms and conditions, each of which shall be satisfied prior to the effective date of the transfer (other than a transfer by a deed-in-lieu of foreclosure or similar transfer made in connection with an exercise of remedies under the Mortgage):

     (a) such transfer shall be in compliance with the Mortgage and related documents,(if still in place), and with Applicable Laws and shall not create a relationship which would violate Applicable Laws;

     (b) the transferor shall have given or at closing give to Lessee, notice of such transfer, if of the entire Property, which notice shall contain such information and evidence as shall be reasonably necessary to establish compliance with this Article 23 and the name and address of the transferee for notices.

     (c) no transfer may be made of less than all of the legal parcels comprising the Property.

     (d) Lessor may not sell the Property, any interest therein, or permit the sale or other transfer of any direct or indirect interest of Lessor, to any Prohibited Transferee. Nothing herein shall, however be deemed a prohibition against Lessor's indirect or direct member, beneficiary or affiliate (to the extent such entities are REITs) selling shares of stock in such REIT.

     Section 23.2. EFFECTS OF TRANSFER. From and after any transfer effected in accordance with this Article 23, the transferor shall be released, to the extent of the interest transferred and the obligations assumed by the transferee, from its liability hereunder and under the other documents to which it is a party relating to the interests being transferred. Such release shall be in respect of obligations (that are assumed by the transferee) arising on or after the date of such transfer. Upon any transfer by Lessor of the Property as above provided, any such transferee shall be deemed the "Lessor" for all purposes of such documents and each reference herein to Lessor shall thereafter be deemed a reference to such transferee for all purposes, except as provided in the preceding sentence. Lessee agrees to execute any and all documents reasonably appropriate to effectuate the contemplated transfer by Lessor, including, without limitation, an amendment to this Lease providing that the new Lessor shall be Lessor and the existing Lessor shall be released from its liabilities.

                                   ARTICLE 24
                               PERMITTED FINANCING

     Section 24.1. FINANCING DURING TERM.

     Lessee hereby expressly consents to the Lien imposed in favor of any first mortgage indebtedness. With respect to any financing or refinancing during the Base Term and during any Renewal Term, Lessor shall be free to encumber the Property, PROVIDED that under no circumstances shall any such financing adversely affect the rights and privileges of Lessee under this Lease in any material respect, or increase in any material respect the nature, scope or amount of any obligations or liabilities (including any contingent liabilities) of Lessee in excess of those existing prior to any such further encumbrances by Lessor. Lessee and its Affiliates will have no obligation to amend this Lease to facilitate such financing; but shall execute and deliver a subordination and attornment agreement to any lender to Lessor permitted by the above terms of this Section 24.1 if such lender shall in turn deliver a nondisturbance agreement to Lessee, in each case with terms reasonably acceptable to the parties. Lessee agrees to cooperate with any refinancing by Lessor permitted hereunder. Such cooperation shall include, without limitation, (i) naming such new lender(s) as additional insureds; and (ii) making payments of Base Rent and/or Supplemental Rent to or at the direction of such lender(s).

     Section 24.2. LESSEE'S CONSENT TO ASSIGNMENT FOR INDEBTEDNESS. Lessee acknowledges that in order to secure Lessor's obligations to a Lender, Lessor may agree, among other things, to the assignment (to the extent provided therein) to the Lender of Lessor's right, title and interest to this Lease. While the Mortgage or any replacements thereof are in effect, Lessee hereby:

     (a)  consents to such assignment in this Lease;

     (b) covenants to make in full, in funds that are immediately available, to Lender or its designee in accordance with the terms of this Lease:

          (i) each payment of Base Rent and Supplemental Rent payable to Lessor (except under Article 19 hereof); and

          (ii) all purchase prices, termination amounts, and other sums payable to Lessor under this Lease;

     (c) agrees:

          (i)    [Intentionally Omitted]

          (ii) that (except as set forth in Section 12 with respect to Lessor's right to reject an offer and override the consent of the Lender) all consents, approvals, waivers and the like to be delivered by the Lessor pursuant to this Lease shall be given by Lessor and by the Lender, and no such consent, approval, waiver and the like delivered by Lessor shall be of any force or effect unless also delivered by the Lender;

          (iii) to deliver to the Lender duplicate originals of all notices and other communications delivered to Lessor pursuant to this Lease, in accordance with this Lease, of (A) the occurrence of any Lease Event of Default, (B) the making of any election, and (C) the exercise of any right to terminate all or any portion of this Lease;

          (iv) that it shall not, except as provided under Applicable Law, seek to recover from the Lender any moneys paid to the Lender by virtue of the foregoing provisions; PROVIDED, HOWEVER, that the foregoing provisions shall not limit Lessee's right to recover (A) any duplicate payment made to the Lender whether due to computational or administrative error or otherwise, if the Lender has received such payment, (B) all or any portion of a payment in excess of the amount then due under this Lease or otherwise owed by Lessor to Lessee under this Lease, and (C) any amounts that have been paid to or are actually held by the Lender that is required to be refunded to, repaid, or otherwise released to or for the benefit of Lessee under this Lease;

          (v) that no payment of Rents (other than Excepted Payments) or delivery of such notices or other communications by Lessee shall be of any force or effect unless paid to Lender or delivered to the Lender as provided above;

          (vi) that Lessee shall not pay any Rent more than thirty (30) days prior to such payment's scheduled due date except as provided in this Lease;

          (vii) that Lessee shall not enter into any agreement subordinating or (except as expressly permitted by the terms of this Lease as in effect on the date hereof) surrendering, canceling, or terminating this Lease without the prior written consent of the Lender, and any such attempted subordination or termination without such consent shall be void;

          (viii) that Lessee shall not enter into any amendment or modification of this Lease without the prior written consent of the Lender, and any such attempted amendment or modification without such consent shall be void;

          (ix) that if this Lease shall be amended, it shall continue to constitute collateral under the Mortgage without the necessity of any further act by Lessor, Lessee or the Lender; and

          (x) that except as expressly provided in this Lease, Lessee shall not take any action to terminate, rescind or avoid this Lease, notwithstanding, to the fullest extent permitted by law, the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or other proceeding affecting Lessor or any assignee of Lessor and notwithstanding any action with respect to the Lease which may be taken by an assignee, Lender or receiver of Lessor or of any such assignee or by any court in any such proceedings.

     Nothing herein shall be construed as Lessee's agreement to be bound and perform the obligations of Lessor under any Mortgage or other debt documents. If Lessee receives conflicting direction from Lessor and the Lender, or is in good faith uncertain as to whether it should comply with a direction from either Lessor or the Lender, Lessee shall be permitted to seek written confirmation from Lessor and the Lender, or if the matter in dispute regards the payment of money by Lessee, pay the same into a court and provide Lessor and the Lender with reasonably prompt notice of such payment.

                                   ARTICLE 25
                                  MISCELLANEOUS

     Section 25.1. BINDING EFFECT; SUCCESSORS AND ASSIGNS; SURVIVAL. The terms and provisions of this Lease, and the respective rights and obligations hereunder of Lessor and Lessee, shall be binding upon their respective successors, legal representatives and assigns (including, in the case of Lessor, any Person to whom Lessor may transfer the Property) and inure to the benefit of their respective permitted successors and assigns, and the rights hereunder of the Lender shall inure (subject to such conditions as are contained herein) to the benefit of its permitted successors and assigns.

     Section 25.2. QUIET ENJOYMENT. Lessee shall have the right to peaceably and quietly hold, possess and use any and all of the Property hereunder during the Lease Term, so long as no Lease Event of Default has occurred and is continuing.

     Section 25.3. NOTICES. Unless otherwise specifically provided herein, all notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms hereof to be given to any Person shall be in writing sent to either that Person's Address, and a copy thereof shall be sent to each Person to receive a copy pursuant to the definition of "Address", by (i) a prepaid nationally recognized overnight courier service, and any such notice shall be deemed received one (1) Business Day after delivery to a nationally recognized courier service specifying overnight delivery, or (ii) U.S. certified or registered mail, return receipt requested, postage prepaid, and such notice shall be deemed received when actually received, as evidenced by the return receipt, or when delivery is first refused. From time to time any party may designate a new Address for purposes of notice hereunder by giving fifteen (15) days' written notice thereof to each of the other parties hereto. All notices given hereunder shall be irrevocable unless expressly specified otherwise. When sending notices to Lessor, Lessee should refer to Section 24.3(c)(iii), above. Lessor shall endeavor to label any envelope which contains a notice of default with the legend; "Default Notice," but its failure to do so shall not invalidate or affect in any way such notice.

     Section 25.4. SEVERABILITY. Any provision of this Lease that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and each party hereto shall remain liable to perform its obligations hereunder except to the extent of such unenforceability. To the extent permitted by applicable law, Lessee hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

     Section 25.5. AMENDMENTS, COMPLETE AGREEMENTS. Neither this Lease nor any of the terms hereof may be terminated, amended, supplemented, waived or modified orally, but may be terminated, amended, supplemented, waived or modified only by an instrument in writing signed by the party against which the enforcement of the termination, amendment, supplement, waiver or modification shall be sought and, as required by the Mortgage or related documents, by the Lender. This Lease is intended by the parties as a final expression of their lease agreement and as a complete and exclusive statement of the terms thereof, all negotiations, considerations and representations between the parties having been incorporated herein. No representations, undertakings, or agreements have been made or relied upon in the making of this Lease other than those specifically set forth herein.

     Section 25.6. HEADINGS. The Table of Contents and headings of the various Articles and Sections of this Lease are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

     Section 25.7. COUNTERPARTS. This Lease may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument

     Section 25.8. GOVERNING LAW. This Lease shall be governed by, and construed in accordance with, the laws of the State in which the Property is situated.

     LESSOR AND LESSEE HEREBY SUBMIT TO NON-EXCLUSIVE PERSONAL JURISDICTION IN THE STATE AND CITY OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE AND CITY OF NEW YORK (AND ANY APPELLATE COURTS TAKING APPEALS THEREFROM) FOR THE ENFORCEMENT OF SUCH PERSON'S OBLIGATIONS HEREUNDER AND WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY OTHER STATE TO OBJECT TO JURISDICTION WITHIN SUCH STATE FOR THE PURPOSES OF SUCH ACTION, SUIT, PROCEEDING OR LITIGATION TO ENFORCE SUCH

OBLIGATIONS OF LESSEE OR LESSOR. LESSOR AND LESSEE HEREBY WAIVE AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS LEASE (A) THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THOSE COURTS OR THAT IT IS EXEMPT OR IMMUNE FROM EXECUTION, (B) THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (C) THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER. LESSEE AND LESSOR EACH HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATED TO THE ENFORCEMENT OF THIS LEASE.

     Section 25.9. MEMORANDUM. Lessee and lessor agree that a memorandum of this Lease (and any amendment hereof) shall be executed and recorded, at Lessee's expense, in the land records of the jurisdiction in which the Property is situate.

     Section 25.10. ESTOPPEL CERTIFICATES. Each party hereto agrees that at any time and from time to time during the Lease Term (but on no more than two occasions during each Lease Year), it will promptly, but in no event later than ten (10) days after request by the other party hereto, execute, acknowledge and deliver to such other party a certificate in the form of Exhibit B attached hereto. In addition, each party agrees to include in such certificate such other items as may be reasonably requested under the circumstances giving rise to the delivery of such certificate. Such certificate may be relied upon by any bona fide, permitted purchaser of, or mortgagee with respect to, Lessor's or Lessee's interest in the Property (direct or indirect), or any prospective sublessee of Lessee in respect of all or a portion of the Property.

     Section 25.11. EASEMENTS. So long as no Lease Event of Default has occurred and is then continuing, and provided that no such action could in either the Lender's or Lessor's reasonable judgment be expected to have a material adverse effect upon Lessee's ability to perform its obligations under the Lease, or on the Fair Market Rental Value or Fair Market Sales Value of the Property, Lessor will join with Lessee from time to time at the request of Lessee (and at Lessee's sole cost and expense) to:

     (a) subject to the terms of Article 12, sell, assign, convey or otherwise transfer an interest in any or all of the Property to any Person legally empowered to take such interest under the power of eminent domain, and dedicate or transfer unimproved portions of any or all of the Property for road, highway or other public purposes;

     (b) upon approval by Lessor, which approval may not be unreasonably withheld: (i) grant new (or release existing) easements, servitudes, licenses, rights of way and other rights and privileges in the nature of easements, with respect to the Property, and (ii) execute amendments to any covenants and restrictions affecting the Property; and

     (c) execute and deliver any instrument, in form and substance reasonably acceptable to Lessor, necessary or appropriate to make or confirm the grants, releases or other actions described above in Section 25.11(a) and Section 25.11
(b).

     Lessor agrees that it shall not grant any easements, licenses or other possessory interests in the Property to any party without Lessee's prior written consent, which shall not be unreasonably withheld or delayed, provided, however, Lessee's consent shall not be required (i) during the continuation of a Lease Event of Default, and (ii) to the extent such easement, license or other possessory interest is required by law.

     Section 25.12. NO JOINT VENTURE. Any intention to create a joint venture or partnership relation between Lessor and Lessee is hereby expressly disclaimed.

     Section 25.13. NO ACCORD AND SATISFACTION. The acceptance by Lessor of any sums from Lessee (whether as Rent or otherwise) in amounts which are less than the amounts due and payable by Lessee hereunder is not intended, nor shall be construed, to constitute an accord and satisfaction, or compromise, of any dispute between such parties regarding sums due and payable by Lessee hereunder, unless Lessor specifically deems it as such in writing.

     Section 25.14. NO MERGER. In no event shall the leasehold interests, estates or rights of Lessee hereunder, or of the Lender, merge with any interests, estates or rights of Lessor in or to any and all of the Property, it being understood that such leasehold interests, estates and rights of Lessee hereunder, and of the Lender, shall be deemed to be separate and distinct from Lessor's interests, estates and rights in or to the Property, notwithstanding that any such interests, estates or rights shall at any time or times be held by or vested in the same person, corporation or other entity.

     Section 25.15. LESSOR BANKRUPTCY. During the Lease Term the parties hereto agree that if Lessee elects to remain in possession of any and all of the Property after the rejection of the Lease by Lessor under Section 365(h) of the Bankruptcy Code, all of the terms and provisions of this Lease shall be effective during such period of possession by Lessee, including the Renewal Terms and Lessee's purchase rights hereunder, even if Lessor becomes subject to a case or proceeding under the Bankruptcy Code prior to the commencement of any such Renewal Term or the exercise by Lessee of such purchase rights.

     Section 25.16. NAMING AND SIGNAGE OF THE PROPERTY. Lessee shall have the sole and exclusive right, at any time and from time to time, to select the name or names of the Property and the Improvements, and the sole and exclusive right to determine not to use any name in connection with the Property, as well as all rights in respect of signage for or in connection with the Property. Lessor shall not have or acquire any right or interest with respect to any such name or names used at any time by Lessee, or any trade name, trademark service mark or other intellectual property of any type of Lessee. Lessor shall cooperate with Lessee to effectuate Lessee's sign rights hereunder, at no cost to Lessor. Lessee may install any sign or signs on the Property as it elects, at its sole cost and in compliance with Applicable Laws. Any signs installed by Lessee (other than those existing as of the Commencement of the Term) shall be removed by Lessee at the expiration or earlier termination of the Term, and Lessee shall repair any damage caused by such removal.

     Section 25.17. EXPENSES. Whenever this Lease provides for the reimbursement by Lessee of costs and expenses of Lessor or any other party, then such reimbursement obligation shall be limited to actual, out-of pocket third-party costs and expenses including, but not limited to, reasonable attorneys' fees. In addition to any other costs payable hereunder by Lessee, Lessee acknowledges and agrees that whenever (i) it seeks Lessor's consent to an Alteration, (ii) it makes a rejectable offer, (iii) Fair Market Sales Value, Fair Market Rental Value or Base Rent during a Renewal Term need to be calculated, (iv) Lessee assigns its lease, (v) Lessor is asked to sign a landlord waiver with respect to Lessee's personal property, or (vi) a casualty or condemnation (including, without limitation, an Event of Loss) occurs, Lessee shall pay all reasonable costs incurred by Lessor, and Lender arising out of the foregoing.

     Section 25.18. INVESTMENTS. Any moneys held by Lessor (or by the Lender or Proceeds Trustee) pursuant to this Lease, including Section 12.4, shall, until paid to Lessee, be Invested by Lessor or the Proceeds Trustee, or by the Lender (if there is one), in Permitted Investments as directed by or on behalf of Lessee. Any gain (including interest received) realized as a result of any such investment shall be retained with, and distributed and re-invested in the same manner, as the original principal amount. Lessor (and the Lender) shall have no liability for any losses arising from any such investments or reinvestments. At such time as there no longer exists a requirement under this Lease for the Proceeds Trustee to hold such amounts, such amounts, together with any income thereon, shall be disbursed to Lessee.

     Section 25.19. FURTHER ASSURANCES. Lessor and Lessee, at the cost and expense of the requesting party (except as otherwise set forth in this Lease to the contrary), will cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents and assurances as any of the others reasonably may request from time to time in order to carry out more effectively the intent and purposes of this Lease. Nothing herein shall obligate Lessee to provide to Lessor or the Lender any proprietary or confidential information relating to the manner, method and procedures of Lessee's business operations, or relating to Lessee's business plan. Lessee also agrees to cooperate with Lessor in determining how to allocate the purchase price paid for the property for purposes of depreciation, including review of the applicable portions of Lessee's books applicable to Lessee's depreciation of the Property, as prior owner and as Lessee.

     Section 25.20. [Intentionally omitted]

     Section 25.21. INDEPENDENT COVENANTS. The covenants of Lessor and Lessee herein are independent and several covenants and not dependent on the performance of any other covenant in this Lease.

     Section 25.22. LESSOR EXCULPATION. Anything to the contrary in this Lease notwithstanding, the covenants contained in this Lease to be performed by Lessor shall not be binding on any member of Lessor in its or his or her individual capacity, but instead said covenants are made for the purpose of binding only all of Lessor's right, title and interest in and to the Property, and none of Lessor or any of its Affiliate or any of its successors and assigns shall have any liability under this Lease in excess of, and Lessee shall have no recourse under this Lease against Lessor or any Affiliate of it except for Lessor's interest (to the extent not pledged or assigned), the Property, Net Proceeds and Rent.

     Section 25.23. REMEDIES CUMULATIVE. To the extent permitted by, and subject to the mandatory requirements of, Applicable Laws, each and every right, power and remedy herein specifically given to the Lessor or otherwise in this Lease shall be cumulative and shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by Lessor. No delay or omission by Lessor in the exercise of any right, power or remedy or in the pursuit of any remedy shall impair any such right, power or remedy or be construed to be a waiver or any default on the part of Lessee or to be an acquiescence therein. Lessor's consent to any request made by Lessee shall not be deemed to constitute or preclude the necessity for obtaining Lessor's consent, in the future, to all similar requests. No waiver by Lessor of any default shall in any way be, or be construed to be, a waiver of any future or subsequent default.

     Section 25.24. HOLDING OVER. Subject to Section 12.1 and the last sentence of Section 10.l(b) Lessee covenants that if for any reason Lessee or any subtenant of Lessee shall fail to vacate and surrender possession of a Property or any part thereof, in the condition required herein, on or before the expiration or earlier termination of this Lease and the Term, then Lessee's continued possession of the Property shall be as a tenant at sufferance, during which time, without prejudice and in addition to any other rights and remedies Lessor may have hereunder or at law, Lessee shall pay to Lessor an amount equal to: (a) one hundred twenty-five percent (125%) of the total monthly amount of Rent payable hereunder immediately prior to such termination (the "EXISTING RENT") for the first ninety (90) days during which Lessee holds over, and (b) one hundred fifty percent (150%) of the Existing Rent thereafter. The provisions of this Section shall not in any way be deemed to (i) permit Lessee to remain in possession of the Property after the expiration date or sooner termination of this Lease, or (ii) imply any right of Lessee to use or occupy the Property upon expiration or termination of this Lease and the Term and no acceptance by Lessor of payments from Lessee after the expiration date or sooner termination of the Term shall be deemed to be other than on account of the amount to be paid by Lessee in accordance with the provisions of this Section. Lessee's obligations under this Section shall survive the expiration or earlier termination of this Lease.

     Section 25.25. SURVIVAL. The following provisions shall survive the termination of this Lease: (i) Sections 3.5, 6.1, 8.4, 8.5, 8.6 (only with respect to Impositions arising during the Term) 8.7, 8.8, 17.2, 22.1, Articles 7, 10, 19 and 25 to the extent relating to unfulfilled obligations of Lessee arising or occurring prior to the date of termination of this Lease, and (ii) any provision of this Lease pursuant to which the Lessor or Lessee had an existing obligation which was unsatisfied at the time of termination of this Lease and remains unsatisfied, including, without limitation, to the extent there was any unsatisfied obligation under, Sections 12.1, and Article 3, PROVIDED, HOWEVER, that nothing in this Section 25.25 shall be deemed to extend any applicable statute of limitations.

     Section 25.26. [Intentionally Omitted]

     Section 25.27. LEASE SUBORDINATE. This Lease, the leasehold estate of Lessee created hereby and all rights of Lessee hereunder are and shall be subject and subordinate to the Mortgage and to all renewals, modifications, consolidations, replacements and extensions of the Mortgage, subject to the parties executing a commercially reasonable subordination, non-disturbance and attornment agreement. Such agreement shall provide that, so long as no Lease

Event of Default has occurred or is occurring, Lessee's occupancy and use of the Property pursuant to the terms of this Lease shall not be disturbed and Lessee's rights under this Lease are and shall always be subordinate to the Mortgage and to all renewals, modification, consolidation, replacements and extension of the Mortgage.

     Section 25.28. LESSOR REPRESENTATION. The Lease has been duly authorized by all necessary action on the part of Lessor and has been duly executed and delivered by Lessor, and the execution, delivery and performance thereof by Lessor will not, (i) require any consent or approval of any Person, other than such consents and approvals as have been obtained, (ii) contravene any Applicable Law binding on Lessor or the organizational documents of Lessor or
(iii) contravene or result in any breach of or constitute any default under Lessor's organizational documents, or any indenture, mortgage, loan agreement, contract, partnership or joint venture agreement, lease or other agreement or instrument to which Lessor is a party or by which Lessor is bound.

          IN WITNESS WHEREOF, Lessor and Lessee have duly authorized, executed and delivered this Lease as of the date first hereinabove set forth.

                             LESSOR:



                             ------------------------------------------

                             By:
                                  -------------------------------------

                             By:
                                  -------------------------------------

                             By:
                                  -------------------------------------

                             By:
                                  -------------------------------------


                             LESSEE:


                             ZURICH AMERICAN INSURANCE COMPANY,
                                  a New York corporation


                             By:
                                  --------------------------------------------
                                        Name:
                                               -------------------
                                        Title:
                                               -------------------


                             By:
                                  --------------------------------------------
                                        Name:
                                               -------------------
                                        Title:
                                               -------------------

                                                                      APPENDIX A

                                  [Definitions]

Unless otherwise specified or the context otherwise requires:

(a) any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(b) words which include a number of constituent parts, things or elements, shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all of such constituent parts, things or elements as a whole;

(c) references to any Person include such Person's successors and assigns and in the case of an individual, the word "successors" includes such Person's heirs, devisees, legatees, executors, administrators and personal representatives;

(d)  words importing the singular include the plural and vice versa;

(e)  words importing a gender include any gender;

(f) the words "consent", "approve", "agree" and "request", and derivations thereof or words of similar import, mean the prior written consent, approval, agreement or request of the Person in question;

(g) a reference to a part, clause, party, section, article, exhibit or schedule is a reference to a part and clause of, and a party, section, article, exhibit and schedule to, such Operative Document;

(h) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

(i) a reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

(j) a reference to a party to a document includes that parry's successors and permitted delegees and/or assigns,

(k) the words "including" and "includes," and words of similar import, shall be deemed to be followed by the phrase "without limitation";

(1) the words "hereof and "hereunder," and words of similar import, shall be deemed to refer to the Lease as a whole and not to the specific section or provision where such word appears;

(m) unless the context shall otherwise require, a reference to the "Property" or "Improvements" shall be deemed to be followed by the phrase "or a portion thereof;

(n) the Schedules and Exhibits of the Lease are incorporated herein by reference;

(o) the titles and headings of Articles, Sections, Schedules, Exhibits, subsections, paragraphs and clauses are inserted as a matter of convenience and shall not affect the construction of the Lease;

(p) all obligations of the Lessor under the Mortgage and any related documents shall be satisfied by the Lessor at Lessor's sole cost and expense;

     "ACTUAL KNOWLEDGE" with respect to any Person, shall mean the present, conscious, actual knowledge of, or receipt of notice by, (i) senior officers of such Person or the officers or employees of such Person charged with the oversight on its behalf of the Overall Transaction or (ii) with respect to a matter covered by a representation and warranty, the property or asset manager having responsibility for the matters covered by such representation and the person to whom such manager reports. Actual Knowledge of Lessee as of the Closing Date shall be as set forth in Section 20.1 of the Lease with respect to the matters represented in the Lease as of the Closing Date.

     "ADDITIONAL RENEWAL TERM" shall have the meaning specified in Section 5.1 of the Lease.

     "ADDRESS" shall mean, subject to the rights of the party in question to change its Address in accordance with the terms of the Lease:

(i)  with respect to Lessee: Zurich American Insurance Company
                             1400 East American Lane
                             Schaumburg, Illinois 60196-1056

                             Attention: T1-19 Treasury

     with a copy to:         Zurich American Insurance Company
                             1400 East American Lane
                             Schaumburg, Illinois 60196-1056
                             Attention: T1-20 Corporate Law

     with a copy to:         Kramer Levin Naftalis & Frankel LLP
                             919 Third Avenue
                             New York, NY 10022
                             Attention: Neil R. Tucker

(ii) with respect to Lessor:
                             ---------------------------------

                             ---------------------------------

                             ---------------------------------

     with a copy to:
                             ---------------------------------

                             ---------------------------------

                             ---------------------------------

     "AFFECTED PROPERTY" shall have the meaning specified in Section 12.1 of the Lease.

     "AFFILIATE" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such person and shall include, if such Person is an individual, members of the Family of such Person and trusts for the benefit of such individual or Family members. For purposes of this definition, the term, "CONTROL" (including the correlative meanings of the terms "CONTROLLING" "CONTROLLED BY" AND "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "ALTERATIONS" shall mean alterations, improvements, installations, demolitions, modifications, changes and additions to the Property, but shall not include Lessee's Equipment and Personalty.

     "APPLICABLE LAWS" shall mean (i) all existing and future applicable laws (including common laws), rules, regulations, statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi-judicial tribunal or agency of competent jurisdiction (including those pertaining to the environment and those pertaining to the construction, use or occupancy of the Property), and (ii) any reciprocal easement agreement, covenant, other agreement or deed restriction or easement of record affecting the Property as of the date hereof or subsequent hereto pursuant to the terms of the Lease (but excluding for purposes of this definition The Mortgage and related debt documents). Applicable Laws include Environmental Laws.

     "APPRAISAL PROCEDURE" shall mean the following procedure for determining any one or more of the Fair Market Sales Value of the Property, the Fair Market Rental Value of the Property or any other amount which may, pursuant to any provision of any Operative Document, be determined by the Appraisal Procedure: one Qualified Appraiser shall be chosen by the Lessor and one Qualified Appraiser shall be chosen by Lessee. If the Lessee or Lessor fails to choose a Qualified Appraiser within twenty (20) Business Days after written notice from the other party of the selection of its Qualified Appraiser followed by a second notice (which notice shall specifically state that failure to select a Qualified Appraiser within ten (10) Business Days shall prohibit appointment of a Qualified Appraiser by the addressed party) given at least ten (10) Business Days prior to the expiration of such twenty-day period, then the appraisal by such appointed Qualified Appraiser shall be binding on the parties. If the two Qualified Appraisers cannot agree on a value within twenty (20) Business Days after the appointment of the Second Qualified Appraiser, then a third Qualified Appraiser shall be selected by the two Qualified Appraisers or, failing agreement as to such third Qualified Appraiser within thirty (30) Business Days after the appointment of the Second Qualified Appraiser, by the American Arbitration Association office in Chicago, Illinois. The Appraisals of the three Qualified Appraisers shall be given within twenty (20) Business Days of the appointment of the third Qualified Appraiser and the Appraisal of the Qualified Appraiser most different from the average of the other two shall be discarded and such average of the remaining two Appraisers shall be binding on the parties; provided that if the highest appraisal and the lowest appraisal are equidistant from the third appraisal, the third appraisal shall be binding on the parties. The fees and expenses of the Qualified Appraiser appointed by a party shall be paid by such party (such fees and expenses not being indemnifiable by Lessee); the fees and expenses of the third Qualified Appraiser shall be divided equally between the two parties, except that all fees and expenses of all the Qualified Appraisers shall be paid by Lessee in the case of an appraisal or determination under Article 17 of the Lease.

     "APPROVED ENVIRONMENTAL CONSULTANT" shall mean any environmental consultant to Lessee of national standing and reasonably approved by Lessor and Lender.

     "AUTHORIZED OFFICER" shall mean with respect to a Person if the Person is not an individual, any officer or principal of the Person, any trustee of the Person (if the Person is a trust), any general partner or joint venturer of the Person (if the Person is a partnership or joint venture) or any manager or member that is a manager of the Person (if the Person is a limited liability company) who shall be duly authorized to execute the Lease.

     "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act of 1978 as amended and as may be further amended.

     "BASE RENT" shall mean, for the Base Term, the rent payable pursuant to
Section 3.1 of the Lease and, for any Renewal Term, the rent payable pursuant to
Article 5 of the Lease as such amounts may be adjusted from time to time.

     "BASE TERM" shall mean the period commencing on the Closing Date and ending on November 30, 2016, or such shorter period as may result from earlier termination of the Lease as provided therein.

     "BOARD OF DIRECTORS", with respect to a corporation, means either the Board of Directors or any duly authorized committee of that Board which pursuant to the by-laws of such corporation has the same authority as that Board as to the matter at issue.

     "BUSINESS DAY" shall mean any day other than a Saturday, Sunday or other day on which banks are authorized to be closed in the State of New York or the State of Illinois.

     "CASUALTY" shall mean any damage or destruction caused to the Property by any reason, whether or not constituting an Event of Loss.

     "CLAIMS" shall mean Liens (including, without limitation, lien removal and bonding costs) liabilities, obligations, damages, losses, demands, penalties, assessments, payments, fines, claims, actions, suits, judgments, settlements, costs, expenses and disbursements (including, without limitation, reasonable, actually-incurred legal fees and expenses and costs of investigation and Remedial Action) of any kind and nature whatsoever.

     "CLOSING DATE" shall mean November 30, 2004.

     "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     "CONDEMNATION" shall mean any condemnation, requisition or other taking or sale of the use, occupancy or title to any or all of the Property, by or on account of any eminent domain proceeding or other action by any Governmental Authority or other Person under the power of eminent domain or otherwise or any transfer in lieu of or in anticipation thereof.

     "CPI" shall mean the national Consumer Price Index, for all urban consumers (1982-84=100), all items, all cities, as published by the Bureau of Labor Statistics.

     "CPI INCREASE", when used with respect to a stated dollar amount as of a given date, shall mean that the stated dollar amount shall be increased by a percentage equal to the percentage increase, if any, in the CPI from the Closing Date (or the anniversary thereof, as applicable) to such date.

     "DEFAULT RATE" shall mean three percent (3%) above the annual rate of interest set by Citibank, N.A. (or any successor thereto) as its "PRIME RATE" from time to time.

     "ENVIRONMENTAL LAWS" shall mean all federal, state or local laws, ordinances, rules, orders, statutes, decrees, judgments, injunctions, codes, regulations and common law (a) relating to the environment, human health or natural resources; (b) regulating, controlling or imposing liability or standards of conduct concerning Hazardous Materials; (c) relating to the remediation of the mortgaged property, including investigation, response, clean-up, remediation, prevention, mitigation or removal of Hazardous Materials; or (d) requiring notification or disclosure of releases of Hazardous Materials or any other environmental conditions on the mortgaged property, as any of the foregoing may have been or may be amended, supplemented or supplanted from time to time, including the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Sections 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Sections 9601 et seq. ("CERCLA"), the Hazardous Materials Transportation Act of 1975,49 U.S.C. Sections 1801-1812, the Toxic Substances Control Act, 15 U.S.C. Sections 2601-2671, the Clean Air Act, 42 U.S.C. Sections 7041 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq., as any of the foregoing may have been or may be amended, supplemented or supplanted from time to time.

     "ENVIRONMENTAL REPORTS" shall mean the report and information covering the Property prepared by URS Corporation.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974.]

     "EVENT OF LOSS" shall mean (y) the damage, by fire or otherwise, and whether total or partial, that (A) the Lessee in its reasonable discretion shall determine that as a result of such damage the Property is no longer useful for its intended purpose, and (B) the cost of repair or restoration would exceed twenty-five percent (25%) of the Property Cost for the Property or (z) the permanent or material taking by Condemnation effecting (A) title to all or substantially all of the Property, or (B) the principal points of ingress or egress of the Property to public roadways, or (C) such a material part of the Land or the Improvement so as to have a material and adverse effect on the business of the Lessee as conducted from the Property. Any decision regarding whether the Property is no longer useful for its intended purpose shall be made by Lessee in good faith and evidenced by an Officer's Certificate of Lessee delivered to Lessor and the Lender.

     "EXCEPTED PAYMENTS" shall mean and include (i) the amount by which Base Rent exceeds all amounts then due and payable under any debt documents, any amount payable to Lessor as a reimbursement for losses suffered by Lessor pursuant to Section 12.1 above and any other amounts payable directly to Lessor under Article 18 or 19 as set forth in the Lease, (ii) proceeds of public liability or property damage insurance maintained under the Lease solely for the benefit of any Person other than the Lender, and (iii) any payment required under the Lease to be made directly by Lessee to a third party such as taxes, utility charges, ground rent, if any, and similar payments.

     "EXCEPTED RIGHTS" shall mean (i) all rights with respect to Excepted Payments of the Person entitled thereto and (ii) all rights and privileges expressly reserved to the Lessor pursuant to any debt documents.

     "EXISTING RENT" shall have the meaning specified in Section 25.24 of the Lease.

     "FAIR MARKET RENTAL VALUE" with respect to any Property shall mean the fair market monthly rental value that would be obtained in an arm's-length transaction between an informed and willing lessee and an informed and willing lessor, in either case under no compulsion to lease, and neither of which is related to Lessor or Lessee, for the lease of such Property on the terms set forth in the Lease, and taking into consideration the fact that no brokerage commission will be payable, and that Lessee will not be receiving any tenant improvement allowance, period of free rent, or other economic concession. Such fair market rental value shall be calculated as the value for the use of such Property assuming that such Property is in the condition and repair required to be maintained by the terms of the Lease, including, without limitation, in compliance with all Applicable Laws and assuming no Hazardous Materials present in, on, under or about the Property.

     "FAIR MARKET SALES VALUE" with respect to any Property shall mean the fair market sales value that would be obtained in an arm's-length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is related to Lessor or Lessee, for the purchase of the Property. Such Fair Market Sales Value shall be calculated as the value for such Property using the same methodology as used in the appraisal delivered on or before the Closing Date and assuming that the Property is in the condition and repair required to be maintained by the terms of the Lease, including, without limitation, in compliance with all Applicable Laws and assuming no Hazardous Materials present in, on, under or about the Property.

     "FAMILY" shall mean, as to any Person, such Person's grandparents, all lineal descendants of such Person's grandparents, Persons adopted by, or stepchildren of, any such grandparent or descendant and Persons currently married to, or who are widows or widowers of, any such grandparent, descendant, adoptee or stepchild.

     "FINAL PAYMENT DATE" shall have the meaning specified in Section 17.1(e) of the Lease.

     "FIRST REFUSAL NOTICE" shall have the meaning specified in Section 4.1 of the Lease.

     "FIXTURES" shall have the meaning specified in the term "Property".

     "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

     "GOVERNMENTAL ACTION" shall mean all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws, and shall include, without limitation, all citings, environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of the Property.

     "GOVERNMENTAL AUTHORITY" shall mean any federal, state, county, municipal or other governmental or regulatory authority, agency, board, body, commission, instrumentality, court or quasi governmental authority (or private entity in lieu thereof).

     "HAZARDOUS MATERIAL" shall mean any substance (whether solid, liquid or gas), pollutant, contaminant, waste or material (including those that are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous or considered pollutants including petroleum, its derivatives, by-products and other hydrocarbons and asbestos), in each case that is or becomes regulated by any Governmental Authority, including any agency, department, commission, board or instrumentality of the United States and/or each State in which the Property is situated, or that may form the basis of liability under any Environmental Law.

     "IMPOSITIONS" shall mean, collectively, all real estate taxes on the Property, all ad valorem, sales and use, gross receipts, transaction privilege, rent or similar taxes levied or incurred with respect to the Property, or the use, lease, ownership or operation thereof, personal property tax on any property covered by the Lease that is classified by government authorities as personal property, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed within the Lease
Term), water, sewer, utilities or other rents and charges, excises, levies, fees and all other governmental charges of any kind or nature whatsoever, general or special, foreseen or unforeseen, ordinary or extraordinary, with respect to the Property or any part thereof and/or the Rent, including all interest and penalties thereon, which at any time prior to, during or with respect to the Lease Term may be assessed or imposed on or with respect to or be a Lien upon Lessor or the Property or any part thereof or any rent therefrom or any estate, title or interest therein. Impositions shall exclude, however, and nothing contained in the Lease or any debt documents or related Mortgage shall be construed to require Lessee to pay, (i) any tax imposed on Lessor, or the Lender based on the net income of Lessor, or the Lender or any transfer tax imposed on Lessor, the Lender or any other Person, except to the extent that any tax described in this clause (i) is levied, assessed or imposed as a total or partial substitute for a tax, assessment, levy or charge upon the Property, the Rent or any part thereof or interest therein which Lessee would otherwise be required to pay thereunder; (ii) any tax imposed with respect to the sale, exchange or other disposition by (A) Lessor of the Property or (B) the Lender of its debt; or (iii) any gross receipts, transaction privilege, rent or similar tax, assessment, levy or charge upon Lessor, the Property, the Rent or any part of any thereof or interest therein, but solely to the extent that the same is levied, assessed or imposed as a total or partial substitute for a tax, assessment, levy or charge described in clause (i) or clause (ii) which Lessee would otherwise not be required to pay hereunder.

     "IMPROVEMENTS" shall have the meaning specified in the term "PROPERTY".

     "INDEMNITEE" shall mean the Lessor, its member, the Lender, any trustee under a Mortgage which is a deed of trust, and each of their Affiliates and their respective officers, directors, employees, shareholders, members or partners.

     "INDEMNITEE'S GROUP" shall mean, with respect to a particular Indemnitee, such Indemnitee (including its Affiliates and their respective officers, directors, employees, agents, shareholders, trustees, members or partners) and their successors and assigns.

     "INSPECTING PARTIES" shall have the meaning specified in Article 15 of the Lease.

     "INTENT TO RENEW DATE" shall have the meaning specified in Section 5.1(b)(i) of the Lease.

     "LAND" shall have the meaning specified in the term "Property".

     "LEASE" shall mean the Lease Agreement dated as of the Closing Date between Lessor, as lessor, and Lessee, as lessee.

     "LEASE DEFAULT" shall mean any event, condition or failure which, with notice or lapse of time or both, would become a Lease Event of Default.

     "LEASE EVENT OF DEFAULT" shall have the meaning specified in Article 16 of the Lease.

     "LEASE TERM" shall mean the full term of the Lease, including the Base Term and any Renewal Terms as to which Lessee exercises a renewal option pursuant to
Article 5 of the Lease, or such shorter period as may result from earlier termination of the Lease as provided therein.

     "LEASE YEAR" shall mean each consecutive period of twelve (12) full calendar months occurring after the Closing Date, provided, however, that, if the Closing Date shall not be the first day of a month, then the first Lease Year shall also include the partial month in which the Closing Date occurs.

     "LENDER" shall mean, from time to time, the holder of the first lien Mortgage on the Property. During periods when there is no Lender, references herein to Lender shall have no force or effect.

     "LESSEE" shall mean the Lessee named in the Lease to which this Appendix is attached.

     "LESSEE'S EQUIPMENT AND PERSONALTY" shall mean all furniture, equipment and personal property of Lessee, which includes, without limitation, inventory, racking, shelving, conveyer equipment, lifts, cabling, antennae, machinery, air compressors, battery chargers, communication equipment, data cabinets, automated teller machines, hoist equipment, lockers, plug-in light fixtures, propane tanks, storage racks, trash compactors, signs, desks, movable partitions, vending machines, computer software and hardware, movable storage and utility rooms and removable trade fixtures and equipment, even if bolted or otherwise affixed to the floors, including, without limitation, telecommunication switches, in each case, as now or may hereafter exist in or on any of the Improvements and any other personal property owned by Lessee or a sublessee of Lessee or other occupant of the Property. In no case shall Lessee's Equipment and Personalty include fixtures or built-in heating, ventilating, air-conditioning, and electrical equipment (including power panels) to be utilized in connection with the operation of the Property.

     "LESSOR" shall mean the Lessor named in the Lease to which this Appendix is attached.

     "LESSOR LIENS" shall mean Liens on or against the Property or the Lease or any payment of Rent (a) which result from any act of, or any Claim against, Lessor, or which result from any violation by Lessor of any of the terms of the Mortgage or any related debt documents, other than a violation due to a default by Lessee under the Lease, (b) which result from Liens in favor of any taxing authority by reason of any Tax owed and payable by Lessor, except that Lessor Liens shall not include any Lien resulting from any Tax for which Lessee is obligated to indemnify Lessor until such time as Lessee shall have already paid to or on behalf of Lessor the Tax or the required indemnity with respect to the same, or (c) which result from any expenses owed, caused or occasioned by Lessor or any of its employees or agents which are not indemnified by Lessee pursuant to Section 19.1 of the Lease, but shall exclude Permitted Liens and any Liens created by the Mortgage and any other debt documents, except to the extent any such Lien arises by the Lender's payment of any of the foregoing.

     "LIEN" shall mean any lien, mortgage, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, including, without limitation, any thereof arising under any conditional sale agreement, capital lease or other title retention agreement.

     "MATERIAL" as used to describe Lessee's compliance requirement in Section
8.5 of the Lease shall mean that the failure to so comply may reasonably be expected to result in material risk of (i) physical injury or illness to any individual, (ii) criminal liability, or (iii) fines or Remedial Action or compliance costs in excess of $500,000.00 (which shall be adjusted upward each January 1 by any CPI Increase).

     "MOODY'S" shall mean Moody's Investors Service, Inc. and its successors.

     "MORTGAGE" shall mean a first lien deed of trust or mortgage (together with any related assignment of rents) between the Lessor, as mortgagor or trustor, and the Lender, as mortgagee or beneficiary, and as the same may be renewed, amended, modified, consolidated, replaced or extended from time to time. During periods when there is no Mortgage, references in the Lease to the Mortgage shall have no force or effect.

     "MORTGAGED PROPERTY" shall mean the Mortgaged Property or Trust Property, as defined in the Mortgage.

     "NET CASUALTY PROCEEDS" shall mean the compensation and/or insurance payments (whether received from a third party insurance company or from Lessee because it has self-insured) net of the reasonable expenses of collecting such amounts incurred by the Lessor and Lender if a Lease Event of Default exists, and the Lessee, and received by the Lender, the Lessor or the Lessee in respect of the Property by reason of and on account of an Event of Loss described in clause (y) of the definition thereof or a casualty.

     "NET CONDEMNATION PROCEEDS" shall mean any award or compensation net of the reasonable expenses of collecting such amounts incurred by the Lessor and the Lender if a Lease Event of Default exists, and the Lessee, and received by the Lender, the Lessor or the Lessee in respect of the Property by reason of and on account of a Condemnation.

     "NET PROCEEDS" shall mean Net Casualty Proceeds and Net Condemnation Proceeds.

     "NONSEVERABLE" shall describe an Alteration or part of an Alteration which cannot be removed from the existing Improvements or the Land without causing material damage to the property; provided that Lessee's Equipment and Personalty shall not be construed as Nonseverable.

     "OFFICER'S CERTIFICATE" of a Person or any Person signing on behalf of a Person shall mean a certificate signed, in the case of a partnership, by a general partner of such partnership, or in the case of a corporation, by an Authorized Officer of such Person, or, in the case of a limited liability company, by the manager of such limited liability company.

     "OVERALL TRANSACTION" shall mean all the transactions and activities referred to in or contemplated by the Lease.

     "PERMITS" shall mean as to the Premises all licenses, authorizations, certificates, variances, concessions, grants, registrations, consents, permits and other approvals issued by a Governmental Authority now or hereafter pertaining to the ownership, management, occupancy, use or operation of such Premises, including certificates of occupancy.

     "PERMITTED ENCUMBRANCES" shall mean the easements, rights of way, reservations, servitudes and rights of others against the Property which are listed in the Title Policy issued to the Lessor or the Lender (as applicable).

     "PERMITTED INVESTMENTS" shall mean any one or more of the following obligations or securities having (a) a predetermined fixed dollar of principal due at maturity that cannot vary or change, (b) bearing interest that may either be fixed or variable but which is tied to a single interest rate index plus a single fixed rate spread (if any) and move proportionately with that index, and
(c) having the required ratings, if any, provided for in this definition:

     (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in thirty (30) days or less after the date of issuance and that does not have a "r" highlighter affixed to its rating;

     (ii) time deposits, unsecured certificates of deposit, or bankers' acceptances that mature in thirty (30) days or less after the date of issuance and are issued or held by any depository institution or trust company (including the Lender) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated at least "A-1" and "P-1" by Standard & Poor's and Moody's, respectively, or such other rating as would not result in the downgrading, withdrawal or qualification of the then current rating assigned by the Rating Agencies to the Pass-Through Certificates, as evidenced in writing and that does not have a "r" highlighter affixed to its rating;

     (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of thirty (30) days or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

     (iv) debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof which mature in thirty (30) days or less from the date of issuance, which debt obligations have ratings from Moody's and Standard & Poor's in the highest category possible, or such other rating as would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by the Rating Agencies to any Pass-Through Certificate as specified in writing by the Rating Agencies and that does not have a "r" highlighter affixed to its rating; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in the accounts established hereunder to exceed 10% of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such accounts; and

     (v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) payable on demand or on a specified date maturing in thirty (30) days or less after the date of issuance thereof and which is rated in the highest category possible by Moody's and Standard & Poor's and that does not have a "r" highlighter affixed to such rating.

     "PERMITTED LIENS" shall mean:

     (a) the respective rights and interests of the Lessee, the Lessor and the Lender under the Lease and any Mortgage,

     (b) Liens for Taxes either not yet due or being contested in good faith and by appropriate proceedings, so long as such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Property, title thereto or any interest therein (other than to a de minimis extent) and are undertaken in accordance with the terms of any documents securing the Lender's loan to Lessor, (including, without limitation, posting of any bonds or other collateral to the extent required by such documents),

     (c) materialmen's, mechanics', workers', repairmen's, employees or other like Liens for amounts either not yet due or being contested in good faith and by appropriate proceedings so long as such proceedings shall not involve any danger of the sale, forfeiture or loss of any part of the Property, title thereto or any interest therein (other than to a de minimis extent), provided

     Lessee agrees that it shall pay, discharge or record or bond any such lien within sixty (60) days after Lessee receives notice thereof, if Lessee does not have a Required Rating equal to or greater than the Trigger Rating, or if a Lease Event of Default under Section 16.1 (a), (b) or (c) exists,

     (d) Liens arising out of judgments or awards with respect to which at the time an appeal or proceeding for review is being prosecuted in good faith and either which have been bonded or for the payment of which adequate reserves shall have been provided to Lessor's reasonable satisfaction, provided that if the long-term unsecured debt of Lessee shall not have a Required Rating of at least the Trigger Rating, then any such amount in excess of $500,000.00 (as adjusted upward by the CPI every January 1) (unless Lessee is insured therefor), shall be bonded or discharged by Lessee within thirty (30) days after Lessee's knowledge thereof,

     (e) easements, rights of way, reservations, servitudes and rights of others against the Property which are granted pursuant to Section 25.11 of the Lease and which could not reasonably be expected to have a material adverse effect on the Property,

     (f)  Permitted Encumbrances, and

     (g)  assignments and subleases expressly permitted by the Lease.

     No lien, judgment, charge or other agreement shall be deemed to be Permitted Lien if such lien, judgment, charge or other agreement, individually or in the aggregate with other liens, judgments, charges or agreements, materially and adversely affect (i) the value of the Property, (ii) Lessee's ability to pay all Rent, as and when due hereunder, or (iii) Lessee's right to use and operate the Property.

     "PERMITTED USE" shall have the meaning given to such term in Section 8.1 of the Lease.

     "PERSON" shall mean individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, non-incorporated organization or government or any agency or political subdivision thereof.

     "PROCEEDS TRUSTEE" shall mean the Lender or, if the Property shall not at the time in question be encumbered by a Mortgage, a federally insured bank or other financial institution, selected by Lessor and reasonably satisfactory to Lessee.

     "PROHIBITED TRANSFEREES" shall mean any U.S. or international company (or Affiliate) which (i) has insurance or reinsurance as one of its principal business lines, and (ii) has a market capitalization or net assets at least equal to five percent (5%) of the market capitalization, or net assets, as applicable, of Zurich Financial Services, or (iii) is reasonably considered by Lessee to be one of the ten (10) largest competitors of Zurich Financial Services or Zurich North America in any of each of its major business lines. Lessee, acting reasonably, shall, within ten (10) days of Lessor's request, advise Lessor if whether a prospective purchaser whose name (and direct and indirect owners and Affiliates) have been furnished to Lessee is a Prohibited Transferee.

     "PROPERTY" shall mean the real property whose parcel or parcels of land are described on Exhibit A to the Lease (the "LAND"); together with all buildings, structures, and other improvements of every kind situated on the Land (collectively, the "IMPROVEMENTS"); together with all easements, rights and appurtenances relating to the Land or the Improvements; and together with all fixtures, including all components thereof, on and in respect to the Improvements, including, without limitation, all built-in refrigeration and freezer equipment used in the operation of the Property, together with all replacements, modifications, alterations and additions thereto (collectively, the "FIXTURES"), provided that in no event shall "Property" include Lessee's Equipment and Personalty.

     "QUALIFIED APPRAISER" means an independent nationally recognized appraiser who shall be a member of The Appraisal Institute (or its successor organization) with not less than five (5) years experience appraising properties similar to the Property in the market in which the Property is located.

     "RATING AGENCIES" shall mean Moody's and Standard & Poor's.

     "REFERENCE RATE" shall mean ______________________________.

     "RELEASE" shall mean the release or threatened release of any Hazardous Material into or upon or under any land or water or air, or otherwise into the environment, including, without limitation, by means of burial, disposal, discharge, emission, injection, spillage, leakage, seepage, leaching, dumping, pumping, pouring, escaping, emptying, placement and the like.

     "REMEDIAL ACTION" means the investigation, response, clean-up, remediation, prevention, mitigation or removal of contamination, environmental degradation or damage caused by, related to or arising from the existence, generation, use, handling, treatment, storage, transportation, disposal, discharge, Release (including a continuous Release), or emission of Hazardous Materials, including, without limitation, investigations, response, removal, monitoring and remedial actions under CERCLA; corrective action under the Resource Conservation and

Recovery Act of 1976, as amended, the investigation, removal or closure of any underground storage tanks, and any related soil or groundwater investigation, remediation or other action, and investigation, clean-up or other actions required under or necessary to comply with any Environmental Laws.

     "RENEWAL TERM" shall have the meaning specified in Section 5.1 of the Lease.

     "RENT" shall mean Base Rent and Supplemental Rent, collectively.

     "RENT COLLECTION ACCOUNT" shall mean the account established by the Lender from time to time, and to which Lessee is directed to make all payments of Rent due to the Lender.

     "RENT PAYMENT DATES" shall mean the 1st day of each month during the Lease Term, commencing December 1, 2004, provided, however, in the event such date is not a Business Day, the Rent Payment Date shall be the immediately following Business Day.

     "REQUIRED RATING" shall mean a rating of the Lessee at the level set forth in the Lease as required for Lessee to have the benefit conferred, issued by Standard & Poors and Moody's (or any replacement of either of them made by the Lender (in which case the rating shall be the equivalent)).

     "RESPONSIBLE OFFICER" shall mean an officer of Lender.

     "RESTORATION FUND" shall have the meaning specified in Section 12.4(a) of the Lease.

     "SALE AND PURCHASE AGREEMENT" shall mean the Purchase and Sale Agreement dated as of November 1, 2004 between Lessee's Affiliate as Seller and Lessor as Purchaser.

     "STANDARD & POOR'S" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

     "STIPULATED LOSS VALUE" shall mean 101% of the purchase set forth in the Sale and Purchaser Agreement.

     "STIPULATED LOSS VALUE DATE" shall have the meaning specified in Section 12.1(i) of the Lease, and after expiration of the Base Term shall mean the first day of each month during a Renewal Term.

     "SUBLEASE" shall have the meaning given such term in Section 14.1 of the Lease.

     "SUBSIDIARY" shall mean any corporation whose assets and liabilities are consolidated with that of Lessee.

     "SUPPLEMENTAL RENT" shall mean any and all amounts, fees, expenses, liabilities, obligations, late charges, Taxes and Impositions other than Base Rent which Lessee assumes or agrees or is otherwise obligated to pay under the Lease, including, without limitation, to the Lessor, the Lender or any other party, including Fair Market Sales Value payments, Stipulated Loss value payments, and indemnities and damages for breach of any covenants, representations, warranties or agreements; provided that, when Supplemental Rent is used with respect to the Property, then Supplemental Rent shall be such amounts determined in respect of the Property.

     "SURVIVING LESSEE" shall have the meaning given such term in Section 20.3 of the Lessee.

     "TERM" shall mean the Base Term and Renewal Term (if any).

     "TERMS" shall have the meaning specified in Section 4.1 of the Lease.

     "THRESHOLD AMOUNT" shall mean $5,000,000.00, but if the Lessee does not have a credit rating (as calculated under the definition of Trigger Rating) at least equal to the Trigger Rating, Threshold Amount shall mean $2,000,000.

     "TITLE INSURANCE COMPANY" shall mean Chicago Title Insurance Company.

     "TRIGGER RATING", with respect to any Person, shall mean that the senior unsecured obligations of such Person shall have a rating, (or if the senior unsecured obligations of such Person shall not be rated, such Person shall have a confidential debt rating) of BBB by Standard & Poor's, and by Baa2 by Moody's.

     "UCC" shall mean the Uniform Commercial Code as enacted by each state in which Property is located, as applicable.

     "UNAVOIDABLE DELAYS" shall mean delays caused by war, riot, civil commotion, strikes, labor action, acts of God, force majeure, shortages of supplies or labor, adverse weather condition not reasonably anticipatable given the location of a Property and the season of year, or any other cause not reasonably within the control of Lessee but excluding the financial condition of the Lessee.

                                                                    SCHEDULE 3.1

                                 Rental Payments

             YEARS                                        RENT PER ANNUM
             -----                                        --------------
              1-12                                        $ 8,883,864.00

      FIRST RENEWAL TERM                                  $ 9,105,961.00

      SECOND RENEWAL TERM                                 $ 9,333,610.00

    ADDITIONAL RENEWAL TERMS                       95% FAIR MARKET RENTAL VALUE

                                                                    SCHEDULE 9.1

                             Insurance Requirements

     (a) Lessee covenants and agrees that it will at all times keep in full force and effect the following insurance coverage:

          (i) A broad form commercial general liability insurance policy (unamended), including but not limited to premises, operations, automobile liability (which may be carried by separate policy) and products liability, personal injury liability, contractual liability, and property damage liability coverage at the Property and the business conducted by Lessee thereon. The policy shall provide coverage limits of not less than Two Million Dollars ($2,000,000) per occurrence. The commercial general liability policy shall also include a commercial excess or umbrella liability of Ten Million Dollars ($10,000,000) and shall name Lessor and the Lender as additional insureds, as their interest may appear. Lessor may reasonably require other types of general liability insurance, based upon
     (A) the loss history at the Property, and (B) industry standards, and taking into account Lessee's (or its parent's, if applicable) insurance program, and other types of coverage being obtained in similar transactions.

          (ii) A policy of standard full-replacement insurance against physical loss or damage by fire, lightning and other risks and supplementary perils from time to time included under all risk policies, with standard and extended coverage or all risk endorsement, including without limitation, vandalism and malicious mischief (with agreed amount endorsements) and also including against terrorist acts (to the extent commercially available at commercially reasonable rates) of all building and other facilities and improvements constructed on the Property and all tenant finish and leasehold improvements and fixtures. This policy shall name Lessor and the Lender as loss payees as their interest may appear. To the extent commercially available, such policy shall contain a deductible of not more than Two Hundred Fifty Thousand Dollars ($250,000.00) per occurrence unless Lessee has a Required Rating at least equal to the Trigger Rating, in which case the deductible may be no more than five percent (5%) of the replacement cost of the Improvements, excluding footings and foundation, as reasonably evidenced to Lessor and Lender upon request of Lessor on behalf of the Lender. Lessee shall be responsible for all deductibles.

          (iii) Workers' compensation or other such insurance in accordance with applicable state law requirements covering all of Lessee's employees.

     If Lessee is self-insuring, its obligations shall be that of an insurer under the form of policy delivered to Lessor as of the Closing.

     (b) If the Lessee fails to satisfy the condition necessary to maintain a program of self-insurance adequate to satisfy the requirements set forth herein, Lessee shall have a period of five (5) days in which to obtain the necessary insurance coverage and deliver to Lessor and the Lender a certificate of insurance evidencing compliance with the requirements set forth in Section 9.1.

     (c) All policies of insurance described in this Schedule which Lessee is required to procure and maintain shall be issued by one or more primary insurers having a Standard & Poor's rating equal to A- or better.

     (d) Unless Lessee elects (and is permitted) to self-insure as provided in Section 9.1(b), certificates of such insurance will be delivered to Lessor and the Lender, and any additional insureds upon execution of this Lease and any renewals or extensions of said policies or certificates of insurance shall be delivered to Lessor and the Lender at least ten (10) days prior to the expiration or termination of such policies. Upon request of Lessor or Lender, Lessee shall provide certified copies of those portions of any policy requested covering all aspects of how a claim can or may be made under such policy, within thirty (30) days of request. In the alternative, Lessee may provide a certificate from its insurance broker setting forth all of the foregoing, in form and substance reasonably satisfactory to Lessor and the Lender. Unless Lessee elects (and is permitted) to self-insure as provided in Section 9.1(b), all liability and property damage policies will contain the following provisions;

          (i) The company writing such policy will agree to give the insured and additionally named insured parties or loss payees not less than thirty
     (30) days notice in writing prior to any cancellation, reduction, or material modification of such insurance;

          (ii) Lessor and the Lender shall be named as additional insured or loss payees, as their interests may appear, for each insurance policy required to be maintained by Lessee (except (a)(iv) above), with all proceeds under any policy under (a)(ii) and (iii) to be paid in accordance with the provisions of the Lease.

     (e) Any insurance required by the Lease (excluding, however, the coverage identified in Section (a)(iv) above) may be brought within the coverage of a so-called blanket policy or policies of insurance carried by and maintained by the insuring party insuring the combined operations at the Property with other premises leased or owned by Lessee, so long as the insured party and the additional insureds required hereunder are named under such policies as their interest may appear with coverage at least as good as required herein.

     (f) If Lessee fails to acquire or maintain the insurance required pursuant to this Schedule and Article 9 or to pay the premiums for such insurance and deliver the required certificates, Lessor may, in addition to other rights and remedies available to Lessor, acquire such insurance and/or pay the requisite premiums therefor. Such premiums so paid by Lessor will be reimbursable and payable by Lessee immediately upon written demand therefor made to Lessee by Lessor, plus interest at the Default Rate from the date paid by Lessor until reimbursement by Lessee.

     (g) Except to the extent otherwise provided in the Lease, the parties hereto release each other, and their respective representatives, agents, contractors and employees from any claims for damage to the Property and all improvements located in the Property, and to the fixtures, personal property, improvements, and alteration of either Lessor or Lessee in or upon the Property, that are caused by or result from risks insured against under any property insurance policies carried by the parties (or which should have been carried by the parties pursuant to the terms hereof) or, in the case of Lessee's self-insurance, all risks that would otherwise be insured against under the property policies identified herein; provided, however, the foregoing shall not impair any claim against Lessee in its capacity as self insurer. Each party shall cause each property insurance policy obtained by it (recognizing that Lessor may not in fact obtain any insurance) to provide that the insurance company waives in writing all right of recovery by way of subrogation against the other party in connection with any damage covered by such policy. Neither party shall be liable to the other for any damage caused by fire or any of the risks insured against (or to be insured against) under any property insurance policy required by the Lease or self-insurance maintained in lieu of any such required insurance.

                                                                   SCHEDULE 12.2

The first $500,000.00 of any Condemnation shall be divided between the Lessor and Lessee as follows:

If the taking takes place in:        The Lessor receives:      The Lessee receives:
          2005                                8.3%                     91.7%

          2006                               16.7%                     83.3%

          2007                                 25%                       75%

          2008                               33.3%                     66.7%

          2009                               41.7%                     58.3%

          2010                                 50%                       50%

          2011                               58.3%                     41.7%

          2012                               66.7%                     33.3%

          2013                                 75%                       25%

          2014                               83.3%                     16.7%

          2015                               91.7%                      8.3%

          2016                                100%                        0%

          [  ]

DURING ANY RENEWAL TERM THE PROCEEDS SHALL BE ALLOCATED AS IF THE FIRST YEAR OF THE RENEWAL
                                       TERM WAS 2011, THE SECOND YEAR 2012, ETC.

                                                                       EXHIBIT A

                           Legal Description of Land

                                                                       EXHIBIT B

                           Form of Estoppel Agreement

     _________________, the_________________ of [Lessee][Lessor] hereby certifies that as of_________________(the "CERTIFICATION DATE"), the following is true and correct:

     (a) the Lease dated as of_____________________, 2004 is unmodified and in force and effect [(or if there have been modifications, that the Lease is in force and effect as modified, and identifying the modification agreements];

     (b) the date to which Base Rent has been paid is _________________________, ______;

     (c) there is no default by Lessee in the payment of Base Rent or any other Rent payable to Lessor hereunder, and there is no other existing default by either party with respect to which a notice of default or notice of termination (by Lessor) has been served, [and, if there is any such default, specifying the nature and extent thereof], and, to the actual knowledge of the property or asset manager of Lessee having responsibility for the Lease and Property, and the officer to which he or she reports, there are no acts under the Lease that have occurred that would constitute a Lease Event of Default with notice, and the passage of time;

     (d) to the knowledge of the signer, there are no setoffs, defenses or counterclaims against enforcement of the obligations to be performed hereunder existing in favor of the party executing such certificate.

     (e) the term of the Lease and the payment of rent commenced on_______________________________, 2004, and is scheduled to expire on
_______________, 20__, unless renewed or terminated in accordance with the terms of the Lease. Pursuant to the Lease, Lessee is entitled to renew the Lease for five (5) terms of five (5) years each.

     [(f) Lessee is not the subject of any filing for bankruptcy or reorganization under any applicable law,](1)

                                 [LESSOR/LESSEE]


                                   ----------

----------
(1)  Only if Lessee is delivering estoppel certificate.

                                        1